Exhibit 10.1*

Execution Version

Delayed-Draw BRIDGE CREDIT AGREEMENT

dated as of June 30, 2024

among

SPIRIT AEROSYSTEMS, INC.,

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Lead Arranger and Sole Bookrunner

*	The copy of the Delayed-Draw Bridge Credit Agreement (the “Agreement”) in this Exhibit 10.1 has been included as an exhibit to provide investors with information regarding the terms of the Agreement. It is not intended to provide any other factual information about Spirit AeroSystems Holdings, Inc. (“Spirit”) or any of its subsidiaries or affiliates. The representations, warranties and covenants of Spirit AeroSystems, Inc. contained in the Agreement were made only for purposes of the Agreement as of specified dates and solely for the benefit of the other parties to the Agreement; may be subject to qualifications and limitations agreed upon by such parties, including being qualified by confidential disclosures; were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Spirit or any of its subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected Spirit’s public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Spirit and its subsidiaries and affiliates in the reports and other documents that Spirit has filed or will file with the SEC.

i

Article IV

Conditions of Lending

Section 4.01	Closing Date	82
Section 4.02	Each Credit Event	84

Article V

Affirmative Covenants

Section 5.01	Existence; Business and Properties	84
Section 5.02	Insurance	85
Section 5.03	Taxes	86
Section 5.04	Financial Statements, Reports, Etc.	86
Section 5.05	Litigation and Other Notices	88
Section 5.06	Compliance with Laws	88

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Borrowing Request
Exhibit E	[Reserved]
Exhibit F	Form of Promissory Note
Exhibit G	[Reserved]
Exhibit H-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit H-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	Form of Collateral Agreement
Exhibit J	Form of Guarantee Agreement
Exhibit K	[Reserved]
Exhibit L	[Reserved]
Exhibit M	[Reserved]
Exhibit N	Form of Administrative Questionnaire
Exhibit O	Notice of Loan Prepayment
Schedule 1.01(B)	Mortgaged Property
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

DELAYED-DRAW BRIDGE CREDIT AGREEMENT, dated as of June 30, 2024 (this “Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (as defined below), and each Lender (as defined below) party hereto from time to time.

WHEREAS, the Borrower has requested that the Lenders extend credit as set forth herein;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2025 First Lien Notes” shall mean those certain 5.500% Senior Secured First Lien Notes due 2025 issued by the Borrower pursuant to the 2025 First Lien Notes Indenture.

“2025 First Lien Notes Agent” shall mean The Bank of New York Mellon Trust Company, N.A., as the trustee and collateral agent under the indenture governing the 2025 First Lien Notes or any successor thereto acting in such capacity.

“2025 First Lien Notes Indenture” shall mean that certain Indenture, dated as of October 5, 2020, by and among the Borrower, as issuer, the guarantors party thereto and the 2025 First Lien Notes Agent (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2025 First Lien Notes Documents” shall mean the 2025 First Lien Notes Indenture, any related supplemental indentures, notes, mortgages, guarantees, collateral or security documents, pledge agreements, and any other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (each as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2026 First Lien Noteholders” shall mean, collectively, as of any date of determination: (a) each person that is a registered holder of the 2026 First Lien Notes as of such date; and (b) the 2026 First Lien Notes Trustee.

“2026 First Lien Notes” shall mean those certain 3.850% Senior Notes due 2026, issued by the Borrower pursuant to the 2026 First Lien Notes Indenture, in an aggregate original principal amount of $300,000,000.

“2026 First Lien Notes Indenture” shall mean that certain Indenture, dated as of June 1, 2016, by and among the Borrower, as issuer, the guarantors party thereto, and the 2026 First Lien Notes Trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2026 First Lien Notes Trustee” shall mean The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee for the 2026 First Lien Notes.

“2026 First Lien Notes Documents” shall mean the 2026 First Lien Notes Indenture, any related supplemental indentures, notes, mortgages, guarantees, collateral or security documents, pledge agreements, and any other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (each as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2029 First Lien Notes” shall mean those certain 9.375% Senior Secured First Lien Notes due 2029 issued by the Borrower pursuant to the 2029 First Lien Notes Indenture in an aggregate original principal amount of $900,000,000.

“2029 First Lien Notes Indenture” shall mean that certain Indenture, dated as of November 23, 2022, by and among the Borrower, as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2029 First Lien Notes Documents” shall mean the 2029 First Lien Notes Indenture, any related supplemental indentures, notes, mortgages, guarantees, collateral or security documents, pledge agreements, and any other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (each as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2030 Second Lien Notes” shall mean those certain 9.750% Senior Secured Second Lien Notes due 2030 issued by the Borrower pursuant to the 2030 Second Lien Notes Indenture in an aggregate original principal amount of $1,200,000,000.

“2030 Second Lien Notes Indenture” shall mean that certain Indenture, dated as of November 21, 2023, by and among the Borrower, as issuer, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee and collateral agent (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“2030 Second Lien Notes Documents” shall mean the 2030 Second Lien Notes Indenture, any related supplemental indentures, notes, mortgages, guarantees, collateral or security documents, pledge agreements, and any other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (each as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Acquisition” shall mean the Merger and the other transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the date hereof, by and among, Buyer, Parent and Merger Sub, and any appendices, exhibits, annexes or schedules thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Additional Mortgage” shall have the meaning assigned that term in Section 5.10(c).

“Adjusted Consolidated EBITDA” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Parent and the Subsidiaries for such period plus

(a)            the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period (other than in the case of clauses (xvi) and (xvii) below):

(i)            provision for Taxes based on income, profits or capital (including state franchise Taxes and similar Taxes in the nature of income tax) of Parent and the Subsidiaries for such period, and foreign withholding Taxes; plus

(ii)           Fixed Charges of Parent and the Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iii)          the consolidated depreciation and amortization expense of Parent and its Subsidiaries for such period (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iv)          any other consolidated non-cash charges and expenses of Parent and its Subsidiaries for such period, to the extent that such consolidated non-cash charges or expenses were included in computing such Consolidated Net Income; provided that if any such non-cash charge or expense represents an accrual or reserve for anticipated cash charges or expenses in future period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v)           any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of Parent and its Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi)          losses in respect of post-retirement benefits of Parent and its Subsidiaries, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(vii)         any proceeds from business interruption insurance received by Parent or its Subsidiaries during such period; plus

(viii)        any fees and expenses related to a Qualified Securitization Transaction or a Qualified Receivables Facility, as applicable, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(ix)          earn-out obligation expense incurred in connection with any acquisition or other Investment (including any acquisition or other investment consummated prior to the Closing Date) and paid or accrued during the applicable period; plus

(x)           losses attributable to, and payments of, legal settlements, fines, judgments or orders; plus

(xi)          non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Equity Interests in non-wholly owned Subsidiaries; plus

(xii)         Parent and its Subsidiaries’ pro rata share, whether direct or indirect, of any dividends or distributions declared but not paid during such period by any joint venture entity in which Parent or any of its Subsidiaries has a direct or indirect interest (“Declared Dividends”); plus

(xiii)        the amount of loss on sales of Securitization Assets to a Securitization Entity in connection with a Qualified Securitization Transaction or Receivables Assets in connection with a Qualified Receivables Facility, as applicable, to the extent included in computing Consolidated Net Income; plus

(xiv)        any losses, charges or expenses related to any issuance of Equity Interests, any acquisition, investment, Asset Sale, or the incurrence or repayment of Indebtedness, including refinancing thereof (in each case, to the extent permitted hereunder and whether or not consummated); plus

(xv)         unusual, infrequent or non-recurring losses, charges or expenses; plus

(xvi)        restructuring and business optimization losses, charges, expenses, accruals or reserves, including any system implementation costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities, and costs to relocate employees, retention charges, severance, contract termination costs, transition and other duplicative running costs; provided, that, all amounts added back to “Adjusted Consolidated EBITDA” pursuant to this clause (a)(xvi) shall not exceed $150,000,000 for any period; plus

                (xvii)        “run-rate” cost savings in connection with a Permitted Acquisition, Investment permitted hereunder, Asset Sale permitted hereunder, or other cost-saving initiative projected by the Borrower in good faith to result from specified actions taken, committed to be taken, or expected in good faith to be taken, no later than eighteen (18) months after the end of such period, calculated on a Pro Forma Basis after giving effect thereto (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, or expected to be taken, in each case, net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period); provided that (A) such cost savings are reasonably identifiable and factually supportable and (B) all amounts added back to “Adjusted Consolidated EBITDA” pursuant to this clause (a)(xvii) shall not exceed $100,000,000 for any period; plus

(xviii)      forward loss charges in accordance with GAAP, in an aggregate amount not to exceed $750,000,000 for the period from the Closing Date through the Initial Term Facility Maturity Date; minus

(b)            the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i)            the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; plus

(ii)           any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of Parent and its Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; plus

(iii)           non-cash gains increasing such Consolidated Net Income for such period, other than accruals in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Adjusted Consolidated EBITDA in any prior period; plus

(iv)          on the last day of each fiscal year of Parent, the amount of Parent and its Subsidiaries’ pro rata share of Declared Dividends during such fiscal year that have not actually been received by Parent and its Subsidiaries, directly or indirectly, as of such date;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for Taxes based on the income or profits of, the Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders or shareholders.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit N or any other form approved by the Administrative Agent.

“Advance Payment” shall mean an advance payment, progress payment, or similar payment made to Parent or any Subsidiary (or any such payment made to any joint venture in which Parent or any Subsidiary is a participant where all, or a portion, of such payment is passed on or paid by the joint venture to Parent or any Subsidiary) in connection with a program under a commercial or government (including defense) contract with a customer in contemplation of the future performance of services, receipt of goods, incurrence of expenditures, or for other property to be provided by Parent or any Subsidiary where the amount of such payment is either applied to offset a portion of the purchase price for, or otherwise repaid in installments based on, future shipset (or similar unit) deliveries, the provision of services, goods or other property to the relevant customer (or through such joint venture) or incurrence of expenditures, generally over a fixed number or amount of shipsets (or similar units), services, goods or other property, or incurrence of expenditures.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.21.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to the United States Foreign Corrupt Practices Act of 1977.

“Applicable Margin” means 0.50%.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arranger” shall mean Morgan Stanley, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Asset Sale” shall mean (x) any Disposition (including any sale and lease-back of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than Parent or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)            $100,000,000, plus

(b)            50% of cumulative Consolidated Net Income of Parent since January 1, 2021 (which amount in this clause (b) may not be less than zero), plus

(b)            the cumulative amounts of all mandatory prepayments declined by Term Lenders, plus

(c)            the Cumulative Qualified Equity Proceeds Amount on such date of determination, minus

(d)            the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time (net of any return on such Investments not otherwise included in the Cumulative Qualified Equity Proceeds Amount), minus

(e)            the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“BEIS Agreement” shall mean the Agreement in relation to Repayable Investment in respect of the “Bombardier” CSeries Aircraft dated 23 April 2009 as amended on 13 July 2009 and as subsequently novated and amended and restated on 18 October 2020 among the Secretary of State for Business, Energy and Industrial Strategy, Short Brothers plc, and the Borrower.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning assigned to such term in Section 9.24(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person.

“Boeing” shall mean The Boeing Company.

“Boeing 737 MAX Program” shall mean, collectively, those certain contractual arrangements between the Borrower and Boeing (including, without limitation, (i) the Special Business Provisions MS–65530–0016 (Sustaining), dated as of June 16, 2005, by and between Boeing and the Borrower (as amended from time to time), and (ii) the General Terms Agreement (Sustaining and others), dated as of June 16, 2005, by and between Boeing and the Borrower (as amended from time to time)) regarding the production by the Borrower of components of the 737 MAX airplane.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Term Loans under a single Facility, and made on a single date.

“Borrowing Minimum” shall mean $1,000,000.

“Borrowing Multiple” shall mean $500,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Buyer” shall mean The Boeing Company, a Delaware corporation.

“Capitalized Lease Obligations” shall mean an obligation that is required to be accounted for as a finance or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Management Agreement” shall mean any agreement to provide to Parent or any Subsidiary treasury or cash management services, including deposit account and other accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, supply chain finance programs, cash pooling arrangements and other cash management services.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Closing Date, (b) any change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to international settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law” regardless of when adopted, enacted, issued or implemented but, for purposes of Section 2.15, only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests representing more than 50% of the aggregate ordinary voting power for the election of directors of Parent (determined on a fully diluted basis); (b) the sale, lease or transfer (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any person, other than Parent or any of its Subsidiaries; or (c) Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“China JVs” shall mean: (a) Huarui Spirit Aerospace Manufacturing Co., Ltd.; and (b) Xizi Spirit Aerospace Industry (Zhejiang) Ltd.

“Class” shall mean, (a) when used in respect of any Term Loan or Borrowing, whether such Term Loan or the Term Loans comprising such Borrowing are Initial Term Loans or Other Term Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term Loans or Other Term Loans. Other Term Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term Loans or from other Other Term Loans shall be construed to be in separate and distinct Classes.

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 were satisfied (or waived in accordance with Section 9.08).

“Closing Date Mortgaged Properties” shall have the meaning assigned to such term in the definition of the term “Mortgaged Properties.”

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent and security trustee for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” shall mean the Collateral Agreement substantially in the form of Exhibit I dated as of the Closing Date, among each Loan Party and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last two paragraphs of Section 5.10, and subject to Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)            on the Closing Date, the Collateral Agent shall have received:

(i)            from each Loan Party, a counterpart of the Collateral Agreement, and

(ii)           from Parent, the Borrower and the other Guarantors on the Closing Date, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person,

(b)            on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Controlling Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)            in the case of any person that becomes a Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement, (ii) a supplement to the applicable Security Document referred to in clause (a) above and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor and (iii) if requested by the Collateral Agent, such documents, certificates and opinions with respect to such person of the type described in clauses (g) and (m) of Section 4.01;

(d)            after the Closing Date (i)(x) all outstanding Equity Interests of any person that becomes a Guarantor after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party, and Indebtedness owing to a Loan Party after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Security Documents and (ii) the Controlling Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)            as of the Closing Date, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)            [reserved];

(g)            after the Closing Date, the Collateral Agent shall have received such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents;

(h)            (x) within 90 days after the date of the first Credit Event, with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(B) (or on such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to such Section 5.10, the Collateral Agent shall have received:

(1)            a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such Real Property,

(2)            customary legal opinions of local counsel to the Loan Party granting the Mortgage on such Real Property in the jurisdiction where such Real Property is located, addressed to the Collateral Agent and the Secured Parties, in form and substance reasonably acceptable to the Collateral Agent.

(3)            ALTA mortgagee title insurance policies, issued by a title insurance company reasonably acceptable to the Collateral Agent, with respect to such Real Property, assuring the Collateral Agent that the Mortgage covering such Real Property creates a valid and enforceable, first priority (subject to Permitted Liens) mortgage lien on such Real Property, free and clear of all Liens except Permitted Liens, which title insurance policies shall: (i) otherwise be in form and substance reasonably satisfactory to the Collateral Agent; and (ii) include such endorsements as are reasonably requested by the Collateral Agent and which are available at commercially reasonable rates in the jurisdiction where such Real Property is located,

(4)            if requested by the Collateral Agent, but only to the extent necessary to obtain customary “same as survey” endorsements (or survey endorsements based upon a ZipMap) to the ALTA mortgagee title insurance policies referred to in clause (h)(3) of this definition of “Collateral and Guarantee Requirement”, and to delete any standard printed survey (or ZipMap) exceptions contained in such title insurance policies, either: (i) maps or plats of an as-built survey of the sites of such Real Property certified to each of the Collateral Agent and the title insurance company issuing the title insurance policies referred to in clause (h)(3) of this definition of “Collateral and Guarantee Requirement” in a manner reasonably satisfactory to each of the Collateral Agent and such title insurance company, dated as of a date reasonably satisfactory to each of the Collateral Agent and such title insurance company, by an independent professional licensed land surveyor, which maps or plats, and the surveys on which they are based, shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors in 2016 with items 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 13, 14, 16, 17, and 19 on Table A thereof completed; or (ii) if acceptable to such title insurance company, so-called ZipMaps certified to each of the Collateral Agent and such title insurance company, in form and substance reasonably acceptable to the Collateral Agent and such title insurance company;

(5)            the Flood Documentation; and

(6)            evidence reasonably satisfactory to the Collateral Agent that all filing fees and all Taxes due and payable in connection with such Mortgage have been paid in full.

“Commitments” shall mean with respect to any Lender, such Lender’s Term Facility Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” shall mean this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Term Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender except to the extent such greater entitlement results from a Change in Law after the date on which the designation of such Conduit Lender is made or (b) be deemed to have any Commitment.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn; provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Debt unless such amount is still outstanding five (5) Business Days after such amount is drawn), (i), (j) and (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) of the definition of “Indebtedness” of Parent and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements; provided, further, that Consolidated Debt shall exclude obligations in respect of cash management services or that are otherwise removed in consolidation. For the avoidance of doubt, Consolidated Debt shall exclude Indebtedness in respect of any Qualified Receivables Facility or any Qualified Securitization Transaction.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its Subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, however, that, without duplication:

(a)            any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(b)            the net income (or loss) of any person that is not a Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such person will be included to the extent of the amount of dividends or similar distributions, equity redemptions or repurchases or reductions in share capital paid in cash (or converted to cash) to the specified person or a Subsidiary of the person;

(c)            the net income (or loss) of any person and its Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of the Equity Interests of such Subsidiary held by such third parties;

(d)            solely for purposes of calculating the Available Amount, the net income (but not loss) of any Subsidiary (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Subsidiary to such person in respect of such period, to the extent not already included therein;

(e)            the cumulative effect of any change in accounting principles will be excluded;

(f)            (i) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (ii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of the foregoing clause (ii), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Parent or a Subsidiary of Parent, will be excluded;

(f)            the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(g)            any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded (other than operations that are discontinued because they are held for sale);

(h)           unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from Hedging Agreements for currency exchange risk) will be excluded;

(i)            any net gain or loss from Hedging Agreements or in connection with the early extinguishment of Hedging Agreements (including of ASC 815, Derivatives and Hedging) or from the early extinguishment or cancellation of Indebtedness shall be excluded;

(j)            to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(k)           non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income); and

(l)            effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption. Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Debt” shall mean, as of any date of determination, Consolidated Debt to the extent secured by Liens on all or any portion of the assets of Parent or any of its Subsidiaries on such date (including, for the avoidance of doubt, all Capitalized Lease Obligations).

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of Parent or any of its Subsidiaries on such date (including, for the avoidance of doubt, all Capitalized Lease Obligations) less (ii) the Unrestricted Cash Amount on such date.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of Parent have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC). Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash Amount on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls,” “Controlled” and “Controlling” shall have meanings correlative thereto.

“Controlling Collateral Agent” shall have the meaning assigned to such in the Equal Priority Intercreditor Agreement; provided that if the Equal Priority Intercreditor Agreement is no longer outstanding, Controlling Collateral Agent shall mean the Collateral Agent.

“Covenant Transaction” shall have the meaning assigned to such term in Section 1.08(b).

“Covered Entity” shall have the meaning assigned to such term in Section 9.24(b).

“Credit Event” shall mean any Borrowing of Term Loans.

“Cumulative Qualified Equity Proceeds Amount” shall mean at any date of determination, an amount equal to, without duplication:

(a)            100% of the aggregate net proceeds (which shall be calculated net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with the applicable issuance or sale), including cash and the Fair Market Value of assets other than cash, received by Parent or the Borrower after the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests of Parent or the Borrower, including Qualified Equity Interests of Parent or the Borrower issued upon conversion of Indebtedness or Disqualified Stock to the extent Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

(b)            100% of the aggregate amount received by Parent or its Subsidiaries in cash and the Fair Market Value of assets other than cash received by Parent or its Subsidiaries after the Closing Date from (without duplication):

(i)            the sale or other disposition (other than to Parent or any Subsidiary) of any Investment made by Parent and its Subsidiaries and repurchases and redemptions of such Investment from Parent and its Subsidiaries by any person (other than Parent and its Subsidiaries) and from repayments of loans or advances which constituted Investments, to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b);

(ii)           the sale (other than to Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b); or

(iii)          to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to clause (Y) of Section 6.04(j).

“Debt Issuance” shall mean the incurrence after the Closing Date by Parent or any Subsidiary of Indebtedness of the type described in clause (a) or (b) of the definition thereof (other than Excluded Debt) in reliance on any Shut-Off Debt Basket(s).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declared Dividends” shall have the meaning assigned to such term in clause (xii) of the definition of “Adjusted Consolidated EBITDA”.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).

“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to such term in Section 9.24(b).

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country or territory itself is the subject of any Sanctions (on the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Region of Ukraine).

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by Parent or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Parent, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disclosed Transactions” shall mean the proposed transactions previously identified by the Borrower to the Arranger on or prior to the Closing Date, as updated from time to time by the Borrower with the Administrative Agent’s consent (not to be unreasonably withheld, delayed or conditioned).

“Discontinuance Event” shall mean, with respect to any contract with a commercial or government (including defense) customer providing for Advance Payments, the occurrence of either (a) a termination of the program specified in such contract in respect of which such Advance Payments were made, or (b) a termination of such contract, in each case of the foregoing clauses (a) and (b), which results in a requirement under such contract for Parent or any Subsidiary to repay the outstanding balance of any Advance Payments received thereunder.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) any property, business or asset by any person (including any issuance of Equity Interests by a Subsidiary of such person). The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Institutions” shall mean, collectively, (a) those entities identified by the Borrower to the Administrative Agent from time to time on 3 Business Days’ prior written notice, as competitors of Parent and its Subsidiaries and any Affiliates of such entities clearly identifiable solely by similarity of name to such entities other than bona fide debt funds and (b) those banks, financial institutions and other institutional lenders separately identified in writing by the Borrower to the Lenders and the Administrative Agent prior to the Closing Date and any Affiliates of such entities clearly identifiable solely by similarity of name to such entities; provided that in no event shall any update to the list of Disqualified Institutions apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest under this Agreement.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of Parent), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of Parent), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment (or offer to repay) in full of the Term Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” shall mean lawful money of the United States of America.

“DQ List” shall have the meaning assigned to such term in Section 9.04(i)(iv).

“Duration Fee” shall have the meaning assigned to such term in the Fee Letter.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning assigned to such term in Section 9.13.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Liability” shall mean any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to:  (a) violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall have the meaning assigned to such term in Section 3.15.

“Equal Priority Intercreditor Agreement” shall mean that certain Equal Priority Intercreditor Agreement, dated as of October 5, 2020, as amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time in accordance with the terms thereof, by and among the Existing Term Loan Agent, the other parties thereto from time to time, as joined by the Administrative Agent on the Closing Date.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent, the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by Parent, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Parent, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by Parent, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Parent, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Parent, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchangeable Notes” shall mean those certain 3.250% Exchangeable Senior Notes due 2028 issued by the Borrower pursuant to Exchangeable Notes Indenture in an aggregate original principal amount of $230,000,000.

“Exchangeable Notes Indenture” shall mean that certain Indenture, dated as of November 13, 2023, by and among the Borrower, as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee and collateral agent (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Exchangeable Notes Documents” shall mean the Exchangeable Notes Indenture, any related supplemental indentures, notes, mortgages, guarantees, collateral or security documents, pledge agreements, and any other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (each as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Excluded Accounts” shall mean: (a) (i) deposit and/or securities accounts of the Loan Parties used for payroll, (ii) accounts maintained in trust for the benefit of third parties and fiduciary purposes, (iii) escrow, defeasance, discharge and redemption accounts (including any relating to a satisfaction and discharge of Indebtedness), (iv) disbursement accounts as part of a zero balance system, (v) employee benefit accounts (including 401(k) accounts and pension fund accounts), and (vi) new market tax credit accounts, in each case of the foregoing clauses (a)(i) through (a)(v), so long as such account is used solely for such designated purpose; and (b) any deposit and/or securities account maintained in a jurisdiction outside of the United States.

“Excluded Debt” shall mean: (a) Indebtedness, liabilities or other payment or reimbursement obligations among Parent or any of its Subsidiaries (whether or not eliminated on the consolidated balance sheet of Parent and its Subsidiaries), (b) any Indebtedness under credit facilities or bank financings (other than the Existing Term Loans) of Parent or any of its Subsidiaries existing as of the Closing Date (including, in each case, any borrowings, issuances of letters of credit, bank guarantees and similar instruments and other extensions of credit provided thereunder; but excluding, in each case, any accordion, incremental or similar facility thereunder), (c) any Qualified Securitization Transactions, (d) any Qualified Receivables Facilities, (d) Indebtedness incurred in connection with a Permitted Incentive Program or Qualifying IRB Financing and any renewal, replacement, refunding, repayment, discharge, increase, extension or refinancing in respect of any such Indebtedness, (e) commercial paper issuances in the ordinary course of business, letter of credit facilities, ordinary course overdraft protection or short term working capital facilities, ordinary course foreign credit facilities, trade payables, customer related loans, advances and other financings, factoring arrangements, supply chain financings, capital leases, finance leases, insurance premiums financing arrangements, hedging and cash management, repurchase agreements and reverse repurchase agreements, ordinary course purchase money and equipment financings and similar obligations, (f) any obligations in respect of Advance Payments (whether or not a Discontinuance Event occurs in respect thereof) and (g) any renewal, replacement, refunding, repayment, discharge, increase, extension or refinancing in respect of any of the foregoing referred to or described in clauses (a), (b) (other than increases thereto), (e), (f) or (g).

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Securities” shall mean any of the following:

(a)           any Equity Interests or Indebtedness with respect to which the Collateral Agent and Parent reasonably agree that the cost or other consequences (including Tax consequences) of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)           any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and other applicable law);

(c)           any Equity Interests of any person that is not a Wholly Owned Subsidiary of Parent, other than any Subsidiary that (A) is a Wholly Owned Subsidiary as of the time that such Subsidiary’s Equity Interests become subject to a security interest in favor of the Collateral Agent, and (B) subsequently becomes a non-Wholly Owned Subsidiary;

(d)           any Equity Interests of any (A) Unrestricted Subsidiary or (B) any Receivables Entity (to the extent they are restricted from being pledged by the applicable Qualified Receivables Facility);

(e)           any Equity Interests of any Immaterial Subsidiary;

(f)            any Margin Stock;

(g)           the voting Equity Interests of any Foreign Subsidiary or FSHCO that is directly owned by a Loan Party in excess of sixty-five percent (65.0%) of the issued and outstanding voting Equity Interests of each such Foreign Subsidiary or FSHCO;

(h)           the Equity Interests of any Subsidiary solely to the extent that the pledge of such Equity Interests pursuant to the Security Documents would require Parent to file separate consolidated financial statements for such Subsidiary with the SEC (or other applicable federal Governmental Authority) pursuant to applicable securities laws; and

(i)            the Equity Interests of any Subsidiary, solely if, and to the extent that, such Subsidiary: (i) is a Restricted Subsidiary (as defined in the indenture governing the Senior Notes as in effect on the Closing Date); (ii) is an Immaterial Foreign Subsidiary; (iii) is an Insurance Subsidiary; (iv) is a special purpose entity; or (v) is a Not-for-Profit Subsidiary.

“Excluded Subsidiary” shall mean any of the following:

(a)           each Immaterial Subsidiary,

(b)           each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)           each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)           each Subsidiary that is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of the Transactions) from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09 (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)           any Receivables Entity,

(f)            any Foreign Subsidiary,

(g)           any U.S. Subsidiary (i) that is a FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary of Parent that is a CFC,

(h)           any other Subsidiary with respect to which the Administrative Agent and Parent reasonably agree that the cost or other consequences (including, without limitation, Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(i)            each Unrestricted Subsidiary,

(j)            each Insurance Subsidiary,

(k)           each Not-for-Profit Subsidiary, and

(l)            each Securitization Entity or other special purpose entity.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and Parent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (a “Recipient”), (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes) and branch profits Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than a Lender that is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to such Recipient’s failure to comply with Section 2.17(e) and (iv) any Tax imposed under FATCA.

“Existing Term Loan Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Existing Credit Term Loan Agreement, together with its successors and assigns.

“Existing Term Loans” means the Initial Term Loans as defined in the Existing Term Loan Credit Agreement.

“Existing Term Loan Credit Agreement” shall mean that certain Credit Agreement dated as of October 5, 2020, among the Borrower, the lenders party thereto from time to time and the Existing Term Loan Agent, as amended and modified by that certain First Refinancing, Incremental Assumption and Amendment Agreement, dated as of November 1, 2021, as further amended and modified by that certain Second Refinancing Amendment to Term Loan Credit Agreement, dated as of November 23, 2022 (as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Existing Term Loan Documents” shall mean the Existing Term Loan Credit Agreement, and all “Loan Documents” as defined therein, including all related notes, mortgages, guarantees, collateral or security documents, pledge agreements, and other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).

“Facility” shall mean the respective facility and commitments utilized in making Term Loans and credit extensions hereunder, it being understood that, as of the Closing Date there is one Facility (i.e., the Initial Term Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Borrower), including reliance on the most recent real property tax bill or assessment in the case of Real Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, such Code section as of the date of this Agreement (or any amended or successor version described above), or any intergovernmental agreements (or related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as of the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean that certain Fee Letter, dated as of June 30, 2024, by and between the Borrower and Morgan Stanley.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such person.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in the definition of “Consolidated Secured Net Debt” which are secured only by Junior Liens, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period; provided that each of Consolidated Secured Net Debt and Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary, all, or any portion, of the Equity Interests of which are owned or held directly by a Loan Party.

“Fixed Charge Coverage Ratio” shall mean, the ratio of (1) Adjusted Consolidated EBITDA of Parent and its Subsidiaries for the most recent period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC) immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of Parent and its Subsidiaries for such period calculated on a Pro Forma Basis.

“Fixed Charges” shall mean the sum of, without duplication,

(a)           the consolidated interest expense of Parent and its Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Agreements in respect of interest rates (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Agreements or other derivatives pursuant to GAAP) and excluding (i) penalties and interest relating to taxes, (ii) amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees, (iii) any additional cash interest owing pursuant to any registration rights agreement, (iv) the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of such person’s outstanding Indebtedness, (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction or Qualified Receivables Facility, (vi) annual agency fees paid to the administrative agents and collateral agents under this Agreement, (vii) costs associated with obtaining Hedging Agreements, (viii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the any acquisition, (ix) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty and (x) interest expense resulting from push-down accounting; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(b)           the consolidated interest expense of Parent and its Subsidiaries that was capitalized during such period; plus

(c)           all cash dividends, whether paid or accrued, on any series of Disqualified Stock of Parent or any of its Subsidiaries or preferred stock of any non-Guarantor Subsidiary, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(d)           the consolidated interest income of Parent and its Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Flood Documentation” shall mean with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower) and (ii) with respect to any Mortgaged Property located in a Special Flood Hazard Area, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies, along with a copy of the underlying policies (if requested by the Administrative Agent) required by Section 5.02(b) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and lender’s loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Collateral Agent and each of the Lenders, subject to the provisions of Sections 5.02(a) and 5.02(b).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“FSHCO” shall mean any U.S. Subsidiary that owns no material assets (directly or through subsidiaries) other than the Equity Interests of one or more Foreign Subsidiaries of the Parent that are CFCs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any applicable supranational bodies, such as the European Union or the European Central Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit J dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Guarantor and the Collateral Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean each of:

(i)           each Subsidiary of Parent (other than the Borrower) that is or becomes a Loan Party on the Closing Date or pursuant to Section 5.10(d), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as such Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof, and

(ii)           Parent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of the Subsidiaries shall be a Hedging Agreement.

“Historical Financial Statements” has the meaning given in Section 3.05.

“Immaterial Foreign Subsidiary” shall mean any Foreign Subsidiary that (a) did not, as of the last day of the fiscal quarter of Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC), have assets with a value in excess of 5.0% of the Consolidated Total Assets as of such date or revenues representing in excess of 5.0% of total revenues of Parent and the Subsidiaries on a consolidated basis for the most recent period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC), and (b) taken together with all such Subsidiaries that are First-Tier Foreign Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets as of such date or revenues representing in excess of 5.0% of total revenues of Parent and the Subsidiaries on a consolidated basis for the most recent period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC).

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC), have assets with a value in excess of 5.0% of the Consolidated Total Assets as of such date or revenues representing in excess of 5.0% of total revenues of Parent and the Subsidiaries on a consolidated basis for the most recent period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC), and (b) taken together with all such Subsidiaries (other than any such Subsidiary that is a Loan Party or Excluded Subsidiary described in clauses (b) through (l) of such definition) as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets as of such date or revenues representing in excess of 5.0% of total revenues of Parent and the Subsidiaries on a consolidated basis for the most recent period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to the date that financial statements are first required to be delivered pursuant to such sections, as of the last day of the most recently ended fiscal quarter for which financial statements have been filed by Parent with the SEC).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional indebtedness or in the form of common stock of Parent, the accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing indebtedness.

“Incremental Amount” shall mean, at any time,

(I)            in the case of any Permitted Debt secured equally and ratably with the existing Term Loans, the greater of:

(a)           the excess (if any) of (i) $450,000,000 over (ii) the sum of (x) the aggregate amount of all Permitted Debt secured equally and ratably with the existing Term Loans established after Closing Date and prior to such time and outstanding pursuant to this clause (I)(a) and (y) the aggregate principal amount of Indebtedness incurred after the Closing Date secured equally and ratably with the existing Term Loans outstanding pursuant to Section 6.01(v) at such time; and

(b)           any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio is not greater than 4.00 to 1.00 tested on a Pro Forma Basis (which, for the avoidance of doubt, will give effect to any Permitted Acquisition consummated concurrently therewith) only on the date of the initial incurrence of the applicable Permitted Debt (except as set forth in clause (C) of the second paragraph under Section 6.01); provided that, in calculating the First Lien Secured Net Leverage Ratio for purposes of this clause (b), the net cash proceeds of any Indebtedness incurred in reliance on this clause (b) at such time shall not be considered Unrestricted Cash; and

(II)           in the case of any Permitted Debt secured on a junior basis to the existing Term Loans, the greater of:

(a)           the excess (if any) of (i) $500,000,000 over (ii) the sum of (x) the aggregate amount of all Permitted Debt secured on a junior basis to the existing Term Loans established after the Closing Date and prior to such time and outstanding pursuant to this clause (II)(a) and (y) the aggregate principal amount of Indebtedness incurred after the Closing Date secured on a junior basis to the existing Term Loans outstanding pursuant to Section 6.01(v) at such time; and

(b)           any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof and the use of proceeds of the loans thereunder, the Secured Net Leverage Ratio is not greater than 5.00 to 1.00 tested on a Pro Forma Basis (which, for the avoidance of doubt, will give effect to any Permitted Acquisition consummated concurrently therewith) only on the date of the initial incurrence of the applicable Permitted Debt (except as set forth in clause (C) of the second paragraph under Section 6.01); provided that, in calculating the Secured Net Leverage Ratio for purposes of this clause (b), the net cash proceeds of any Indebtedness incurred in reliance on this clause (b) at such time shall not be considered Unrestricted Cash.

“Indebtedness” of any person shall mean, without duplication,

(a)           all obligations of such person for borrowed money,

(b)           all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business),

(c)           all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business),

(d)           all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business; it being understood that, for the avoidance of doubt, obligations owed to banks and other financial institutions in connection with any arrangement whereby a bank or other institution purchases payables described in clause (i) above owed by Parent or its Subsidiaries shall not constitute Indebtedness) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,

(e)            all Guarantees by such person of Indebtedness of others,

(f)            all Capitalized Lease Obligations of such person,

(g)            net obligations under any Hedging Agreements,

(h)            the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit that have been drawn,

(i)            the principal component of all obligations of such person in respect of bankers’ acceptances,

(j)            the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock),

(k)            all Indebtedness of others secured by any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed, and

(l)            all Attributable Receivables Indebtedness with respect to Qualified Receivables Facilities and obligations in respect of Qualified Securitization Transactions,

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP; provided that (i) contingent obligations incurred in the ordinary course of business or consistent with past practice, (ii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business, (iii) intercompany liabilities that would be eliminated on the consolidated balance sheet of Parent and its Subsidiaries, (iv) prepaid or deferred revenue arising in the ordinary course of business, (v) in connection with the purchase by Parent or any Subsidiary of any business, assets, Equity Interests or person, any postclosing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (vi) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement, (vii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (viii) obligations or liabilities in respect of any Permitted Bond Hedge Transactions, (ix) any obligations in respect of Advance Payments, except following a Discontinuance Event with respect to the applicable contract, in which case, “Indebtedness” shall include an amount equal to the lesser of (A) the aggregate amount of Advance Payments made by the applicable customer under the applicable contract, less the sum of (I) the aggregate amount of Advance Payments under the applicable contract theretofore repaid to the applicable customer or otherwise satisfied or forgiven, plus (II) any Advance Payments that are not required to be repaid under the applicable contract as a result of such Discontinuance Event, and (B) the amount agreed in writing between Parent or the applicable Subsidiary, on one hand, and the applicable customer, on the other hand, in settlement of any repayment obligations owing to the applicable customer in respect of Advance Payments under the applicable contract as a result of such Discontinuance Event, (x) obligations and/or liabilities under any Permitted Incentive Program, to the extent that such obligations and/or liabilities satisfy both of the following two (2) requirements, (A) such obligations and/or liabilities do not constitute indebtedness on the balance sheet of such person in accordance with GAAP, and (B) such obligations and/or liabilities are not secured by a Lien on any property of Parent or any Subsidiary (regardless of whether such obligations and/or liabilities constitute indebtedness on the balance sheet of such person in accordance with GAAP) or (xi) obligations and/or liabilities under any Qualifying IRB Financing, in each case, shall be deemed not to constitute Indebtedness. The amount of Indebtedness of any person for purposes of clause (g) above on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

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“Indemnified Person” shall have the meaning assigned to such term in Section 9.05(b).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Initial Term Borrowing” shall mean any Borrowing comprised of Initial Term Loans.

“Initial Term Facility” shall mean the Initial Term Loan Commitments and the Initial Term Loans made hereunder.

“Initial Term Facility Availability Period” shall mean the period commencing on the Closing Date and ending on the earliest of (a) the date on which the Borrower provides written notice to the Administrative Agent that the Acquisition Agreement has been validly terminated in accordance with its terms, (b) the date on which the Borrower has publicly announced that the Acquisition Agreement has been validly terminated in accordance with its terms and (c) the Initial Term Facility Maturity Date.

“Initial Term Facility Maturity Date” shall mean the earlier to occur of (i) the date on which the Borrower provides written notice to the Administrative Agent that the Acquisition has been consummated and (ii) March 31, 2025 (as such date may be extended for up to three (3) months in connection with any extension pursuant to Section 7.2(a) of the Acquisition Agreement as in effect on the Closing Date).

“Initial Term Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder. The amount of each Term Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $350,000,000.

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“Initial Term Loans” shall mean the term loans made by Term Lenders to the Borrower pursuant to Section 2.01(a).

“Insurance Subsidiary” shall have the meaning assigned to such term in Section 6.04(y).

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.10.

“Interest Payment Date” shall mean, as to any Borrowing, the fifth Business Day after the last day of each Interest Period therefor and the applicable Term Facility Maturity Date.

“Interest Period” means, as to the Term Loans in any Borrowing, initially, the period commencing on the date of such Borrowing and ending on the last Business Day of the same calendar month, and thereafter, the period commencing on the last day of the preceding Interest Period and ending on the last Business Day of the next calendar month; provided that no Interest Period will extend beyond the applicable Term Facility Maturity Date.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the U.S. Internal Revenue Service.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.21.

“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by Parent or any if its Subsidiaries, of or in respect of principal on (x) any Senior Notes or Exchangeable Notes (or, in each case, any Indebtedness incurred as Permitted Refinancing Indebtedness in respect thereof), (y) Indebtedness (other than intercompany Indebtedness) that is by its terms subordinated in right of payment to the Loan Obligations or (z) any Indebtedness secured on a junior lien basis to the Loan Obligations (each of the foregoing, a “Junior Financing”); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a)            Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(b)            payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

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(c)            payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by Parent of Qualified Equity Interests within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Available Amount; or

(d)            the conversion of any Junior Financing to Qualified Equity Interests of Parent.

“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Junior Lien Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of November 21, 2023, as amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time in accordance with the terms thereof, by and among the Existing Term Loan Agent, The Bank of New York Mellon Trust Company, N.A., as second lien collateral agent, and the other parties thereto from time to time, as joined by the Administrative Agent on the Closing Date.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Loan Obligations pursuant to a Permitted Junior Lien Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens, or the applicable agent or representative for the Indebtedness secured by such Liens shall accede to or join a Permitted Junior Lien Intercreditor Agreement (unless a Permitted Junior Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.22 or Section 2.23.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

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“Limited Condition Transaction” shall mean any acquisition, including by means of a merger, amalgamation or consolidation, or other investment by Parent or one or more of its subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing or in connection with which any fee or expense would be payable by Parent or its subsidiaries to the seller or target in the event financing to consummate the acquisition or other investment is not obtained as contemplated by the definitive acquisition or investment agreement.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) the Fee Letter, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) each Intercreditor Agreement and (viii) any Note issued under Section 2.09(e).

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of Parent and its Subsidiaries, taken as a whole, the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Term Loans) of any one or more of Parent or any Subsidiary in an aggregate principal amount exceeding $100,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Real Property” shall mean any parcel of Real Property located in the United States that is a Material Real Property (as defined in the Existing Term Loan Credit Agreement); provided, that “Material Real Property” shall exclude all leasehold interests in Real Property.

“Material Subsidiary” shall mean any Subsidiary, other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall mean the merger of Parent with and into Merger Sub in accordance with the terms of the acquisition agreement, with Parent as the survivor of the Merger.

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“Merger Sub” shall mean Sphere Acquisition Corp., a Delaware corporation and wholly owned direct subsidiary of Buyer.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Mortgaged Properties” shall mean the Material Real Properties that are identified on Schedule 1.01(B) on the Closing Date (the “Closing Date Mortgaged Properties”) and each additional Material Real Property encumbered by a Mortgage after the Closing Date pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, debentures, and other security documents (including amendments to any of the foregoing) executed and delivered with respect to Mortgaged Properties (either as stand-alone documents or forming part of other Security Documents), each in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)            100% of the cash proceeds actually received by Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(g) or (k) after the Closing Date, net of:

(i)            attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii)            required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien),

(iii)            repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt),

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(iv)           Taxes paid or payable (in the good faith determination of Parent) as a result thereof, and

(v)            the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date);

provided that no net cash proceeds of any Asset Sale under Section 6.05(g) or (k) after the Closing Date calculated in accordance with the foregoing shall constitute Net Proceeds under this clause (a) unless (i) the net cash proceeds of any such Asset Sale after the Closing Date realized in any single transaction or series of related transactions shall exceed $5,000,000 individually or (ii) the net cash proceeds of all such Asset Sales after the Closing Date (whether in a single transaction or series of transactions) shall exceed $10,000,000 in the aggregate (and thereafter only net cash proceeds in excess of the foregoing amounts, as applicable shall constitute Net Proceeds).

(b)            [reserved].

(c)            100% of the cash proceeds from any Debt Issuance actually received by Parent or any Subsidiary in respect of such Debt Issuance incurred after the Closing Date (including any Qualifying Loan Facility) (for purposes of Section 2.08, including such proceeds received into escrow, provided that the conditions precedent to release from escrow are the same as (or are less onerous than) the conditions set forth in Section 4.02), net of all fees (including investment banking fees), discounts and commissions, costs, Taxes and other expenses, in each case incurred in connection with such issuance or sale.

(d)            100% of the cash proceeds actually received by Parent or any Subsidiary from the issuance or sale after the Closing Date by Parent or any Subsidiary of any of its Equity Interests (including, to the extent not duplicative of clause (c) above and not constituting Excluded Debt, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans), (ii) issuances by any Subsidiary of the Parent to Parent or any of its other Subsidiaries, (iii) constituting directors’ qualifying shares and/or other nominal amounts required to be held by persons other than Parent or its subsidiaries under applicable law, (iv) issuances in connection with steps taken to consummate the Acquisition, and (v) Equity Interests issued or transferred directly (and not constituting cash proceeds of any issuance of such Equity Interests) as consideration in connection with any acquisition, net of all fees (including investment banking fees), discounts and commissions, costs, Taxes and other expenses, in each case incurred in connection with such issuance or sale.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

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“Non-Loan Party Investment Cap” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”

“North Hangar Lease” shall mean, collectively, the Building Lease, dated as of October 14, 2016, by and between Air Capital Flight Line, LLC, as landlord, and the Borrower, as tenant, as amended and supplemented from time to time (including any supplemental or similar leases with respect to related buildings or property).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Not-for-Profit Subsidiary” shall mean an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.

“Notice of Loan Prepayment” shall mean a notice of prepayment with respect to a Term Loan,

which shall be substantially in the form of Exhibit O or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” shall mean the Loan Obligations.

“Other First Lien Debt” shall mean the Existing Term Loans, the 2029 First Lien Notes, the 2026 First Lien Notes and other obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on all or substantially all of the Collateral that are equal and ratable with the Liens thereon securing the Loan Obligations pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19) as a result of any present or former connection between the Recipient and the jurisdiction imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, become party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean, collectively, commitments to make (a) Refinancing Term Loans and (b) Extended Term Loans.

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“Other Term Loans” shall mean, collectively, (a) Extended Term Loans and (b) Refinancing Term Loans.

“Parent” shall mean Spirit AeroSystems Holdings, Inc., a Delaware corporation, and any permitted successor thereof.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean (i) the Shorts Acquisition and (ii) any other acquisition by Parent or a Subsidiary of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Acquisition), if, in each case of this clause (ii):

i.             no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom, provided, however, that with respect to a proposed Limited Condition Transaction pursuant to an executed acquisition agreement, at the option of Parent, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition;

ii.            any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01;

iii.           to the extent required by Section 5.10, any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Guarantor; and

iv.            the aggregate cash consideration in respect of all such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Guarantors or do not become Guarantors, in each case upon consummation of such acquisition (together with Investments by Loan Parties in Subsidiaries that are not Loan Parties pursuant to Section 6.04(b)(iv)(A)), shall not exceed $500,000,000 (the “Non-Loan Party Investment Cap”), plus (Y) (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned directly by Loan Parties or Equity Interests in persons that are not Guarantors or do not become Guarantors that were acquired in such Permitted Acquisitions in reliance on the basket in clause (X) above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 6.04 (other than clause (k) thereof).

“Permitted Bond Hedge Transaction” shall mean any bond hedge, capped call or similar option transaction entered into in connection with the issuance of Permitted Convertible Indebtedness.

“Permitted Business” shall mean any business, service or activity that is the same as, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which Parent and its Subsidiaries are engaged on the Closing Date.

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“Permitted Convertible Indebtedness” shall mean any notes, bonds, debentures or similar instruments issued by Parent, the Borrower or one of their Subsidiaries that are convertible into or exchangeable for (x) cash, (y) shares of Parent’s common stock or preferred stock or other Equity Interests other than Disqualified Stock or (z) a combination thereof.

Notwithstanding any other provision contained herein, in the case of any Permitted Convertible Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, Parent, the Borrower or a Subsidiary enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.

“Permitted Debt” shall mean Indebtedness for borrowed money incurred by any Loan Party, provided that (i) any such Permitted Debt, if guaranteed, shall not be guaranteed by any Subsidiary other than a Guarantor and, if secured (as permitted by Sections 6.01 and 6.02), shall be secured solely by all or some portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by Parent in good faith), than the Security Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent and (iii) such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Term Loans existing at the time of such incurrence (or in the case of Junior Financing, until the date that is 91 days thereafter), and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the latest final maturity at the time of such incurrence.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Loan Obligations, the Equal Priority Intercreditor Agreement or one or more customary intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Incentive Programs” shall mean any incentive, employment, development or other similar programs or agreements with any governmental, quasi-governmental, economic development authority, non-profit or similar entity or an affiliated organization, including, without limitation: (a) any Permitted State Bond Financing; (b) industrial revenue bonds; (c) new market tax credits; (d) research and development arrangements; and (e) other similar arrangements.

“Permitted Investments” shall mean:

(a)            Dollars (including such Dollars as are held as overnight bank deposits and demand deposits with banks);

(b)            marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case, maturing within one (1) year from the date of acquisition thereof;

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(c)            marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, maturing within one (1) year from the date of acquisition thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” of Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(d)            commercial paper maturing no more than one (1) year from the date of creation thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(e)            time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts, or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than Five-Hundred Million Dollars ($500,000,000);

(f)            repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above, entered into with any bank meeting the qualifications specified in clause (e) above;

(g)            investments in money market funds which invest all, or substantially all, of their assets in assets of the types described in clauses (a) through (f) above; and

(h)            in the case of Foreign Subsidiaries, Investments of a type comparable to those described in clauses (a) through (g) above, which may include investments in the relevant foreign currency.

“Permitted Junior Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, the Junior Lien Intercreditor Agreement or one or more customary intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of Parent and any Subsidiary which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to Parent or any of its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of Parent and any Subsidiary which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

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“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, redeem, repurchase, retire, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that:

(a)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness incurred pursuant to this definition does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses),

(b)            except with respect to Section 6.01(m), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity,

(c)            if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced (as determined by Parent in good faith),

(d)            no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been required to become) obligors with respect to the Indebtedness being so Refinanced (except that (i) one or more Loan Parties (or entities that become Loan Parties) may be added as additional guarantors and (ii) to the extent the Indebtedness being so Refinanced was Indebtedness of a Subsidiary which was not the Borrower or a Guarantor, Permitted Refinancing Indebtedness incurred in respect thereof may be incurred or guaranteed by any Subsidiary which is not the Borrower or a Guarantor),

(e)            such Permitted Refinancing Indebtedness may be secured (i) in the case of any Indebtedness being so Refinanced that is secured, by Liens having the same (or junior) priority on the same (or any subset of the) assets (plus improvements and accessions to, such property or proceeds or distributions thereof), as secured (or would have been required to secure) the Indebtedness being Refinanced, or (ii) in the case of any Indebtedness being so Refinanced that is unsecured, by Junior Liens, and

(f)            if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Lien Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement and/or a Permitted Junior Lien Intercreditor Agreement, as applicable.

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“Permitted State Bond Financing” shall mean bond financings entered into for the purpose of obtaining a credit against state or local payroll taxes paid with respect to wages of employees of Parent or its Subsidiaries (including any such financings entered into with the State of Kansas).

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Parent, the Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Parent, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” shall have the meaning assigned to such term in Section 9.04(i)(iii).

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Equity” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Principal Property” shall have the meaning specified in the indenture governing the Senior Notes (as in effect on the Closing Date).

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):

(i)             the Transactions, any Asset Sale, any asset acquisition or Investment (or series of related Investments), in each case, in excess of $5,000,000, merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment,

(ii)            “run-rate” cost savings and other cost-saving initiatives that are reasonably identifiable and factually supportable and that are projected by the Borrower in good faith to result from specified actions taken, committed to be taken, or expected in good faith to be taken, no later than eighteen (18) months after the end of such period, as described in clause (a)(xvii) of the definition of “Adjusted Consolidated EBITDA” above and subject to the limit in such clause;

(iii)           the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary, and

(iv)           any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business that do not result from a transaction as described in clause (i) above.

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Pro forma calculations made pursuant to this definition shall be determined in good faith by a Responsible Officer of the Borrower.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such applicable optional rate as Parent may designate.

In the event that any financial ratio is being calculated for purposes of determining whether Indebtedness or any lien relating thereto may be incurred, Parent may elect, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (consistently applied for all purposes under this Agreement), in which case Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Proceeding” shall have the meaning assigned to such term in Section 9.05(b).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Parent or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Purchase Money Note” shall mean a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Parent or any of its Subsidiaries to a Securitization Entity in connection with a Qualified Securitization Transaction, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“QFC” shall have the meaning assigned to such term in Section 9.24(b).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.24.

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“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Receivables Facility” shall mean any receivables or factoring facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge Parent, any Subsidiary and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to Parent, such Subsidiary and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from Parent, such Subsidiary and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates Parent or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of Parent or any Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1)            the Board of Directors of the Borrower shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Entity;

(2)            all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Borrower, and which may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings; and

(3)            the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

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“Qualifying IRB Financing” shall mean: (a) those certain bond financings entered into with the City of Wichita, Kansas in effect on the Closing Date, and refinancings, replacements or extensions thereof satisfying the conditions of clauses (b)(i) through (b)(iv) immediately below; and (b) other bond financings entered into from time to time, provided, that, in each case of this clause (b), (i) such bonds are entered into for the sole purpose of abating personal, sales or real property taxes of Parent and its Subsidiaries, (ii) such bonds are issued pursuant to state Law, (iii) such bonds are purchased by Parent or its Subsidiaries pursuant to a bond purchase agreement, (iv) Parent or its Subsidiaries maintain ownership of such bonds, (v) there are no Liens on the property of any Parent or any Subsidiary in respect of obligations under, or in connection with, such bonds, or any related guaranty or lease obligations (except to the extent that the terms of the bond financing, including the lease arrangements, are deemed to result in a Lien in favor of the bond trustee (for itself, or on behalf of Parent or any Subsidiary as holder of the bonds) or any Governmental Authority on the property that is the subject of the transaction), (vi) such bonds do not require cash payments by Parent or any Subsidiary (after giving effect to the rights of setoff and netting provided for in such bonds), and (vii) Parent is entitled under GAAP to offset any indebtedness relating to the obligations with related property in the same amount, and the effect of such netting is that the obligations are not reflected as “debt” on the face of Parent’s consolidated balance sheet.

“Qualifying Loan Facility” means any loan, credit facility or other debt facility (other than Excluded Debt or a commitment therefor) that is entered into after the Closing Date by the Borrower or any of its Subsidiaries that is incurred in reliance on any Shut-Off Debt Basket(s).

“Qualifying Trade Date” shall have the meaning assigned that term in Section 2.13(a).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Parent (as determined by Parent in good faith) and (b) to which neither Parent nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” shall mean any Loan Party or any Subsidiary of Parent that is a party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

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“Reference Yield” shall have the meaning assigned that term in Section 2.13(a).

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(c).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by any Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that

(a)            100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Term Loans substantially simultaneously with the issuance thereof;

(b)            the principal amount (or accreted value, if applicable) of such Refinancing Notes incurred pursuant to this definition does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Term Loans so reduced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(c)            the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date of the Term Loans so reduced;

(d)            the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid;

(e)            the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale, event of loss or change in applicable Tax law and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole (as determined by Parent in good faith) not materially more restrictive to Parent and the Subsidiaries than, the terms, when taken as a whole, applicable to the Initial Term Loans (except to the extent such amortization and mandatory and voluntary prepayment provisions apply solely to any period after the Latest Maturity Date or are applied for the benefit of the Term Loans then outstanding) with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales or events of loss, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Initial Term Loans);

(f)            there shall be no obligor with respect thereto that is not a Loan Party (or entity that becomes a Loan Party);

(g)            if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of Parent or its subsidiaries other than the Collateral;

(h)            Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement and/or a Permitted Junior Lien Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Lien Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations) and

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(i)            the covenants and events of default applicable to such Refinancing Notes taken as a whole shall (as determined by Parent in good faith) be not materially more restrictive to Parent and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans so reduced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are applied for the benefit of the Term Loans then outstanding).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Refund” shall have the meaning assigned such term in Section 2.17(g).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any person, such person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and of such person’s controlled and controlling Affiliates.

“Related Person” shall have the meaning assigned to such term in Section 9.05(b).

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders; provided that, the Term Loan Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

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“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Rescindable Amount” has the meaning as defined in Section 2.18(d)(ii)

“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any manager, executive officer, director or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctions” shall mean any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the governmental institutions and agencies of the United Kingdom, including without limitation, His Majesty’s Treasury (UK) or (e) any other relevant sanctions authority with jurisdiction over any Loan Party.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period; provided that each of Consolidated Secured Net Debt and Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Subagent appointed pursuant to Section 8.05 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document and each 2026 First Lien Noteholder.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Securitization Assets” shall mean (a) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof subject to a Qualified Securitization Transaction and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such accounts and all records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Qualified Securitization Transaction.

“Securitization Entity” shall mean a Wholly Owned Subsidiary of Parent (or another person formed for the purposes of engaging in a Qualified Securitization Transaction with Parent in which Parent or any of its Subsidiaries makes an Investment and to which Parent or any Restricted Subsidiary of Parent transfers accounts receivable and related assets) which is designated by the Board of Directors of the Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable and other Securitization Assets of Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(1)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Borrower or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Borrower or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Borrower or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; and

(2)            to which neither the Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering a certified copy of the resolutions of the Board of Directors of the Borrower giving effect to such designation and an officer’s certificate executed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not a Subsidiary of the Borrower or any of its Subsidiaries in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

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“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by Parent, the Borrower, any of their Subsidiaries or a Securitization Entity pursuant to which Parent, the Borrower, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Parent, the Borrower, any of their Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Parent, the Borrower or such Subsidiary) and (2) any other person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Parent, the Borrower, any of their Subsidiaries which arose in the ordinary course of business of Parent, the Borrower or such Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Security Documents” shall mean the Equal Priority Intercreditor Agreement, the Junior Lien Intercreditor Agreement, each Mortgage, the Collateral Agreement, each Notice of Grant of Security Interest in Copyrights (as defined in the Collateral Agreement), each Notice of Grant of Security Interest in Patents (as defined in the Collateral Agreement), each Notice of Grant of Security Interest in Trademarks (as defined in the Collateral Agreement) and each other security agreement, pledge agreement or other instruments or documents that pledge, grant or perfect a security interest in any property or assets to secure any Obligations and that are executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Senior Notes” shall mean those certain 4.600% Senior Notes due 2028 issued by the Borrower pursuant to the Senior Notes Indenture in an aggregate original principal amount of $700,000,000.

“Senior Notes Indenture” shall mean that certain Indenture, dated as of May 30, 2018, by and among the Borrower, as issuer, Parent, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity, as trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Senior Notes Documents” shall mean the Senior Notes Indenture, any related supplemental indentures, notes, mortgages, guarantees, collateral or security documents, pledge agreements, and any other instruments, documents and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (each as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Shorts Acquisition” shall mean the acquisition of the outstanding equity of Short Brothers plc and Bombardier Aerospace North Africa SAS, and certain other assets, pursuant to that certain Agreement, dated as of October 31, 2019, by and among Bombardier, Inc., Bombardier Aerospace UK Limited, Bombardier Finance Inc., Bombardier Services Corporation, Spirit AeroSystems Global Holdings Limited, and the Borrower, as such agreement may be amended, modified or replaced (with substantially the same counterparties) from time to time.

“Shut-Off Baskets” shall mean, collectively, the Shut-Off Debt Baskets, the Shut-Off Investments Baskets, the Shut-Off Liens Baskets and the Shut-Off RP Baskets.

“Shut-Off Debt Baskets” shall have the meaning assigned that term in Section 6.01.

“Shut-Off Investments Baskets” shall have the meaning assigned that term in Section 6.04.

“Shut-Off Liens Baskets” shall have the meaning assigned that term in Section 6.02.

“Shut-Off RP Baskets” shall have the meaning assigned that term in Section 6.06.

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“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by Parent and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Parent and its Subsidiaries.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(b).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by Parent or any Subsidiary thereof in connection with a Securitization Transaction or Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Subagent” shall mean each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, as applicable, from time to time pursuant to Section 8.05.

“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. In addition, any joint venture owned by any person which is consolidated with such person pursuant to GAAP shall be a “subsidiary” of such person. Notwithstanding the foregoing, so long as (i) it is managed as a tenancy-in-common, (ii) it is engaged solely in the purchase of natural gas on behalf of the Borrower and the other partners and activities incidental thereto, and (iii) it does not amend its organizational documents in a manner materially adverse to the Administrative Agent, the Collateral Agent or the Lenders (as determined in good faith by the Borrower), Kansas Industrial Energy Supply Company shall be deemed not to be a subsidiary of Parent for purposes of Article III, Article V and Article VI.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Parent or any of its Subsidiaries for all purposes of this Agreement (including, without limitation, Section 2.08) and the other Loan Documents.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successful Syndication” shall have the meaning assigned to such term in the Fee Letter.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(n).

“Supported QFC” shall have the meaning assigned to such term in Section 9.24.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“Swap Termination Value” shall mean, in respect of any one (1) or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements: (a) for any date on or after the date on which such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or an Affiliate of a Lender).

“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholdings), value added taxes, or any other goods and services, use or sales taxes, or other similar fees or charges, imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean the Initial Term Borrowing or any Borrowing of Other Term Loans.

“Term Facility” shall mean the Initial Term Facility and/or any or all of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including Initial Term Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term Facility, the Initial Term Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean a Lender (including an Extended Term Loan Lender and a Refinancing Term Loan Lender) with a Term Facility Commitment or with outstanding Term Loans.

“Term Loan Exposure” shall mean, with respect to any Lender as of any date of determination, the sum of (a) that Lender’s outstanding Term Facility Commitment plus (b) the aggregate principal balance of all Term Loans of such Lender then outstanding.

“Term Loans” shall mean the Initial Term Loans and/or the Other Term Loans.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated or have expired and (b) the principal of and interest on each Term Loan, all fees and all other expenses or amounts outstanding, in each case, to the extent then owing, due and payable under any Loan Document (other than (i) contingent indemnification or expense reimbursement obligations for which no claim or demand has been made, and (ii) obligations set forth in the provisions of any Loan Document that by their express terms survive the termination of this Agreement) shall have been paid in full in cash.

“Termination Fee” shall have the meaning assigned to such term in the Fee Letter.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements have been filed by Parent with the SEC.

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“Third-Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of Subsidiaries to collect and remit those funds to such third parties.

“TLB Bid” means, for any Interest Period, the arithmetic average for last five Business Days of the bid price for the Existing Term Loans, as published on Markit, determined as of the date that is two Business Days prior to the first day of such Interest Period.

“TLB Interest Rate” means, for any Interest Period, the interest rate on the Existing Term Loans as in effect on the date that is two Business Days prior to the first day of such Interest Period.

“TLB Remaining Life” means, for any Interest Period, the remaining life to maturity of the Existing Term Loan, expressed in years, determined as of the date that is two Business Days prior to the first day of such Interest Period.

“TLB Spread Adjustment” means, for any Interest Period, the quotient of (x) the difference of 1 minus the TLB Bid for such Interest Period, divided by (y) the TLB Remaining Life for such Interest Period.

“TLB Yield” means, for any Interest Period, the rate per annum equal to the TLB Interest Rate for such Interest Period plus the TLB Spread Adjustment for such Interest Period.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period; provided that each of Consolidated Total Net Debt and Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Date” has the meaning given in Section 9.04.

“Transactions” shall mean, collectively, (i) the entering into of the Loan Documents on the Closing Date and (ii) the payment of fees and expenses and other costs incurred in connection with the foregoing and in connection with each Credit Event.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean cash or Permitted Investments of Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of Parent or any of its Subsidiaries; provided that cash or Permitted Investments that would appear as “restricted” on a consolidated balance sheet of Parent or any of its Subsidiaries solely as a result of Liens thereon under this Agreement, any other Loan Document or Liens to secure obligations under Other First Lien Debt shall be considered Unrestricted Cash.

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“Unrestricted Cash Amount” shall mean, on any date, the lesser of $1,400,000,000 and the aggregate amount of Unrestricted Cash of Parent and its Subsidiaries on such date.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of Parent (other than the Borrower), whether now owned or acquired or created after the Closing Date, that is designated on or after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, and (c) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Closing Date; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by Parent or one or more of its Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with the preceding clause (1)); provided that, after the Closing Date, the Borrower may not designate any Subsidiary as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary). The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.K. Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.24.

“U.S. Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

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“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(e)(ii)(3).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Parent that is a Wholly Owned Subsidiary of Parent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Terms Generally; GAAP. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Unless the context requires otherwise (a) other than as provided in the immediately preceding sentence with respect to this Agreement or any other Loan Document, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) the words neither,” “nor,” “any,” “either” and “or” are not exclusive, and (g) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”. All references to “knowledge” of Parent or any of its Subsidiaries means the actual knowledge of a Responsible Officer. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall, at no cost to the Borrower, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, and such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

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Section 1.03            Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) and applicable on the Closing Date and thereafter, are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04            Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05            Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).

Section 1.06            Classification of Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Borrowing”).

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Section 1.07            [Reserved].

Section 1.08            Exchange Rates; Currency Equivalents; Basket Calculations.

(a)            [Reserved].

(b)            Notwithstanding the foregoing, for purposes of determining compliance with any covenant in Article VI, (i) with respect to any amount of cash on deposit, Indebtedness, Investment, Restricted Payment, Lien, Disposition or Attributable Receivables Indebtedness (each, a “Covenant Transaction”) in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is incurred or made, and (ii) with respect to any Covenant Transaction incurred or made in reliance on a provision that makes reference to a percentage of Consolidated Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Total Assets occurring after the time such Covenant Transaction is incurred or made in reliance on such provision.

(c)            For purposes of determining compliance with any covenant in Article VI, with respect to the amount of any Covenant Transaction in a currency other than Dollars, such amount (i) if incurred or made in reliance on a fixed Dollar basket, will be converted into Dollars based on the relevant currency exchange rate in effect on the Closing Date, and (ii) if incurred in reliance on a percentage or ratio basket, will be converted into Dollars based on the relevant currency exchange rate in effect on the date such Covenant Transaction is incurred or made and such percentage or ratio basket will be measured at the time such Covenant Transaction is incurred or made.

Article II

The Credits

Section 2.01            Commitments. Subject to the terms and conditions set forth herein:

(a)            each Lender agrees, severally and not jointly, to make Initial Term Loans in Dollars to the Borrower on up to three (3) occasions during the Initial Term Facility Availability Period in an aggregate principal amount not to exceed such Lender’s Initial Term Loan Commitment, and

(b)            amounts of Term Loans borrowed under Section 2.01(a) that are repaid or prepaid may not be reborrowed.

Section 2.02            Term Loans and Borrowings.

(a)            Each Term Loan shall be made as part of a Borrowing consisting of Term Loans under the same Facility made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.

(b)            Each Lender at its option may make any Term Loan by causing any U.S. or non-U.S. branch or Affiliate of such Lender to make such Term Loan (and in the case of an Affiliate, the provisions of Sections 2.15 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

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Section 2.03            Requests for Borrowings.

(a)            To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request not later than 12:00 noon, New York City time, two Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)             whether such Borrowing is to be a Borrowing of Initial Term Loans or Other Term Loans of a particular Class;

(ii)            the aggregate amount of the requested Borrowing;

(iii)           the date of such Borrowing, which shall be a Business Day;; and

(iv)           the location and number of the Borrower’s account to which funds are to be disbursed.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.04            [Reserved].

Section 2.05            [Reserved].

Section 2.06            Funding of Borrowings.

(a)            Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to the Initial Term Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing. The foregoing shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.07           [Reserved].

Section 2.08           Termination and Reduction of Commitments.

(a)            The Initial Term Loan Commitments (if any) of the Term Lenders shall be automatically and permanently reduced:

(i)             to $0 upon the expiration of the Initial Term Facility Availability Period;

(ii)            by 100% of the committed amount of any Qualifying Loan Facility entered into after the Closing Date; and

(iii)           by 100% of any Net Proceeds received on or after the Closing Date (other than Net Proceeds of a Qualifying Loan Facility to the extent that the Initial Term Loan Commitments have been reduced by the committed amount thereof in accordance with clause (ii) above).

(b)            Any required reduction of the Initial Term Loan Commitments under paragraph (a) of this Section 2.08 shall be effective on the same day as such Net Proceeds are received or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. The Borrower shall provide the Administrative Agent with written notice promptly following the occurrence of any event giving rise to a requirement for a reduction of the Initial Term Loan Commitments under paragraph (a) of this Section 2.08. Notwithstanding the foregoing, the Borrower shall not be required to provide the written notice referred to in the immediately preceding sentence if no Initial Term Loan Commitments are in effect at the time of the occurrence of an event giving rise to a requirement for a reduction of the Initial Term Loan Commitments under paragraph (a) of this Section 2.08.

(c)            The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Commitments of such Class).

(d)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph(c) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

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(e)            Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09            Repayment of Term Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan to the Borrower of such Lender as provided in Section 2.10.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Facility and Class thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded (absent manifest error) therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement; provided, further, that, in the event of any inconsistency between the Register and any other accounts or records maintained by the Administrative Agent or the Lender pursuant to clause (d) or (e) of this Section 2.09, the Register shall govern.

(e)            Any Lender may request that Term Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit F, or in another form approved by such Lender, the Administrative Agent and the Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.10            Repayment of Term Loans.

(a)            Subject to the other clauses of this Section 2.10 and to Section 9.08(e), to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)            [Reserved].

(c)            Any mandatory prepayment of Term Loans pursuant to Section 2.11(b)shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Initial Term Loans and Other Term Loans, if any,; provided, that, subject to the pro rata application to Term Loans outstanding within any respective Class of Term Loans, the Borrower shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes being refinanced, as provided in said Section 2.11(b)(2).

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Prior to any prepayment of any Term Loan under any Facility hereunder, except as set forth in Section 2.10(d), the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by electronic means or by telephone (confirmed by delivery of a Notice of Loan Prepayment) of such selection not later than 12:00 p.m. noon, New York City time, two Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent). Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing shall be applied ratably to the Term Loans included in the repaid Borrowing. All repayments of Term Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

(d)            The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b) at least two (2) Business Days prior to the date of such prepayment. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender”) may elect, by delivering notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of delivery by the Administrative Agent of such notification to such Term Lender of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Prepayment Amount shall be retained by the Borrower. For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) below.

Section 2.11            Prepayment of Term Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Term Loan in whole or in part, without premium or penalty (but subject to prior notice pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment and in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d). At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11(a), such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

(b)            The Borrower shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes and Refinancing Term Loans (other than solely by means of extending or renewing then existing Refinancing Notes and Refinancing Term Loans without resulting in any Net Proceeds), no later than three (3) Business Days after the date on which such Refinancing Notes and Refinancing Term Loans are issued or incurred, to prepay Term Loans in accordance with Section 2.10(c), Section 2.23 and the definition of “Refinancing Notes” (as applicable). Notwithstanding the foregoing, the Borrower shall not be required to apply Net Proceeds to prepay Term Loans to the extent the Initial Term Loan Commitments are reduced by such Net Proceeds (or the commitments in respect thereof).

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(c)            Prepayments of any Term Loans hereunder will be (x) net of any additional Taxes paid, or estimated by the Borrower in good faith to be payable, as a result of the repatriation of such Net Proceeds and (y) limited, in the case of prepayments attributable to Net Proceeds of Foreign Subsidiaries, to the extent that the Borrower determines in good faith that repatriation of such Net Proceeds would result in material adverse Tax consequences or that such prepayments would be prohibited or restricted by applicable Requirement of Law; provided that, (i) Parent and its Subsidiaries shall use commercially reasonable efforts to eliminate such Tax consequences of repatriation and (ii) once the repatriation of any such funds is permitted under the applicable Requirement of Law and no longer results in material adverse Tax consequences, an amount equal to such funds will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts) to the prepayment of the Term Loans in accordance with this Section 2.11.

Section 2.12            Fees. The Borrower agrees to pay the fees as set forth in the Fee Letter, to the persons, in the amounts and at the times specified therein. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13            Interest.

(a)            Each Term Loan will bear interest at a rate per annum equal to the TLB Yield for the Interest Period therefor plus the Applicable Margin.

(b)            [Reserved]

(c)            Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fees or other amounts payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding clauses of this Section 2.13; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)            Accrued interest on each Term Loan shall be payable in arrears (i) on each Interest Payment Date for such Term Loan and (ii) on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand and (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days , and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14            [Reserved].

Section 2.15            Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

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(ii)            subject the Administrative Agent or any Lender to any Taxes (other than (i) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or

(iii)            impose on any Lender any other condition affecting this Agreement or Term Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan or to reduce the amount of any sum received or receivable by such Lender under any Loan Document, whether of principal, interest or otherwise, then the Borrower will pay to the Administrative Agent or such Lender, as applicable, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans or Commitments made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that it is the general policy of such Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of this Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16            [Reserved].

Section 2.17            Taxes.

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(a)            All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by such applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. As soon as reasonably practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)            The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, where applicable, timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c)            Without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii) or any amounts paid pursuant to Section 2.17(b), the Borrower shall indemnify and hold harmless each Recipient within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)            The Borrower shall promptly upon becoming aware that a Loan Party must make any deduction or withholding in respect of Taxes (or that there is any change in the rate or the basis of any deduction or withholding in respect of Taxes) notify the Administrative Agent accordingly.

(e)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time(s) and in the manner(s) reasonably requested by the Borrower or the Administrative Agent, such information and/or properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as may permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.17(e), the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so.

Without limiting the foregoing:

(i)           Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from United States backup withholding Tax.

(ii)           Each Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed originals of whichever of the following is applicable:

(1)            in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to such treaty;

(2)            IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the person treated as its owner for U.S. federal income tax purposes);

(3)            in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment made under any Loan Document is effectively connected with the conduct of a U.S. trade or business by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) is not the beneficial owner of such payments, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-3 or Exhibit H-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 on behalf of such direct and indirect partner(s).

(iii)         Any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)         If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)          Each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction, and (B) if any documentation it previously delivered pursuant to this Section 2.17(e) expires or becomes inaccurate in any respect, shall promptly (x) update such documentation or (y) notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(vi)         Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f)            [Reserved].

(g)           If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund or repayment (for the avoidance of doubt, whether such refund or repayment is received in cash or applied as a reduction or offset of other cash Taxes due to the taxing authority granting such refund or repayment) of an Indemnified Tax or Other Tax (each, a “Refund”) for which it has received a payment from a Loan Party pursuant to this Section 2.17, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such Refund) as the Lender or Administrative Agent, as the case may be, determines in good faith to be the portion of the Refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses (including Taxes) imposed on the Refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such Refund had not been imposed in the first instance and no amounts had been paid in respect thereof pursuant to this Section 2.17; provided, that the Loan Party, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period after such funds were paid over to any Loan Party pursuant to this Section 2.17(g), except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such Refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it reasonably deems confidential). No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to any Loan Party in connection with this clause (g) or any other provision of this Section 2.17.

(h)           The agreements in this Section 2.17 shall survive any assignment by a Lender, the termination of this Agreement and the payment of the Term Loans and all other amounts payable under any Loan Document.

Section 2.18     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.15, 2.17, 2.21 or otherwise) prior to 2:00 p.m., New York City time (unless otherwise specified herein), on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account located in New York City designated to the Borrower by the Administrative Agent, except that payments pursuant to Section 2.15, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           Any proceeds of Collateral received by the Administrative Agent on account of the Obligations (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Term Loans being prepaid as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent or Collateral Agent so elects or the Required Lenders so direct, shall be applied, subject to the provisions of any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent (and any agent appointed by it under a Security Document), including all costs and expenses incurred by the Collateral Agent in connection with the collection or sale of the Collateral, second, to pay any fees or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrower, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans ratably, fourth to repay principal on the Term Loans, fifth, to the payment of any other Obligation due to any Secured Party and sixth to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant and (iii) nothing in this Section 2.18(c) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms. The Borrower consents to the foregoing and agree, to the extent each may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”), (i) the Borrower has not in fact made such payment, (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed) or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Term Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f)            The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.05(f) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 9.05(f) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 9.05(f).

(g)            If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.19     Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.19 or any event that gives rise to the operation of Section 2.19, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15 (in a material amount in excess of that being charged by other Lenders) or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 9.04(b)(ii)(C), (ii) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent would be required under Section 9.04(b) for an assignment of Term Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.19, such assignment will result in a reduction in such compensation or payments and (v) such assignment does not conflict with any applicable Requirement of Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment by the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)           If any Lender (i) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent (such Lender, a “Non-Consenting Lender”), (ii) becomes a Defaulting Lender, or (iii) is affected in the manner described in Section 2.19(a) and as a result thereof any of the actions described in such Section is required to be taken (such Lender, an “Affected Lender”), then, in each case, the Borrower shall have the right (unless, in the case of any Non-Consenting Lender, such Non-Consenting Lender grants such consent) at their sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C) to replace such Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, by requiring such Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, to (and any such Non-Consenting Lender, Defaulting Lender and Affected Lender, in each case, agrees that it shall, upon the Borrower’s request) assign its Term Loans and its Commitments (or, at the Borrower’s option, the Term Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (i) all Loan Obligations of the Borrower owing to such Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, being replaced shall be paid in full in same day funds to such Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) such assignment does not conflict with any applicable Requirement of Law. No action by or consent of the Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment by the Borrower, the Administrative Agent, such Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable, and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender, Defaulting Lender or Affected Lender, as applicable) shall not be required to effect such assignment.

Section 2.20     [Reserved].

Section 2.21     Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Requirement of Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Section 9.08(b) and Section 9.08(d).

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22     Extensions of Term Loans and Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans or any Class of Commitments, as applicable, on a pro rata basis (based, (x) in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class, and (y) in the case of an offer to the Lenders under any Class of Commitments, on the aggregate remaining amount of Commitments of such Class), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Term Loans of such Class, extend the termination date of such Lender’s Commitment of such Class, and to otherwise modify the terms of such Lender’s Term Loans of such Class or such Lender’s Commitments of such Class, in each case and as applicable, pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Term Loans, such Lender’s Commitments and/or modifying the amortization schedule in respect of such Lender’s Term Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Class of Term Loans or any Class of Commitments, as applicable, that all of the Term Loans or Commitments of such Class, as applicable, are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”), or by implementing an Other Term Loan Commitment for such Lender if such Lender is extending an existing Commitment. Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the Other Term Loan Commitment be made available, as applicable, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)           The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans or Other Term Loan Commitments, as applicable, of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans or Other Term Loan Commitments, as applicable; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans and the Other Term Loan Commitments, as applicable, shall have (x) the same terms as the existing Class of Term Loans or existing Class of Commitments, as applicable, from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) (I) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, and (II) the final termination date of any Other Term Loan Commitments shall be no earlier than the latest Termination Date in effect on the date of establishment and availability, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) [reserved], and (v) (I) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder, and (II) any Other Term Loan Commitments may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loan Commitments in any mandatory commitment reductions hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans or the Other Term Loan Commitments, as applicable, evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)            Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan or Other Term Loan Commitment, as applicable, will be automatically designated an Extended Term Loan or Other Term Loan Commitment, as applicable. For purposes of this Agreement and the other Loan Documents, if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan.

(d)            Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) the aggregate amount of Extended Term Loans or the Other Term Loan Commitments, as applicable, will not be included in the calculation of clause (I)(a) or (II)(a) of the definition of “Incremental Amount”, (ii) no Extended Term Loan or Other Term Loan Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans or its Commitments pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan or any Other Term Loan Commitment), (iv) there shall be no condition to any Extension of any Term Loan or any Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Other Term Loan Commitment, as applicable, implemented thereby, (v) all Extended Term Loans and all Other Term Loan Commitments and, in each case, all obligations in respect thereof, shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by Other First Liens), (vi) [reserved] and (vii) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Other Term Loan Commitments.

(e)            Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.23     Refinancing Amendments.

(a)            Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent); provided, that:

(i)            before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)          the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)         the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)         the aggregate principal amount of the Refinancing Term Loans incurred pursuant to this Section 2.23 shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)          the covenants and events of default applicable to such Refinancing Term Loans taken as a whole shall (as determined by Parent in good faith) be not materially more restrictive to Parent and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are applied for the benefit of the Term Loans then outstanding);

(vi)         [reserved];

(vii)        there shall be no borrower (other than the Borrower) and no guarantors (other than the Loan Parties or entities that become Loan Parties) in respect of such Refinancing Term Loans;

(viii)       Refinancing Term Loans shall not be secured by any asset of Parent or any of its subsidiaries other than the Collateral; and

(ix)          Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder, as specified in the applicable Refinancing Amendment.

(b)           The Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)           The Borrower and each Lender providing the applicable Refinancing Term Loans shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans. For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) the aggregate amount of Refinancing Term Loans will not be included in the calculation of clause (I)(a) or (II)(a) of the definition of “Incremental Amount”, (ii) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clause (a) above and (iv) all Refinancing Term Loans and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Initial Term Loans and other Loan Obligations.

Article III

Representations and Warranties

On the Closing Date and the date of each Credit Event thereafter, as provided in Section 4.02, the Borrower represents and warrants to the Lenders that:

Section 3.01     Organization; Powers. Parent and each of the Subsidiaries which is a Loan Party or a Material Subsidiary (a) is a limited liability company, corporation or other entity duly organized/incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization/incorporation (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to Parent and the Borrower), clause (b) (other than with respect to Parent and the Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder and (e) has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in its constitutive documents.

Section 3.02     Authorization. The execution, delivery and performance by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, limited liability company or other organizational action required to be obtained by the Borrower and such Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any such Guarantor, (B) the certificate or articles of incorporation or other constitutional documents (including any limited liability company or operating agreements) or by-laws or articles of association of the Borrower, or any such Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Guarantor or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03     Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower and each such Guarantor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04     Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04, recordation of the Mortgages and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05     Financial Statements. Parent has heretofore furnished to the Lenders or filed with or furnished to the SEC (a) the audited consolidated balance sheets as of December 31, 2023 and the related statements of income, stockholders’ or shareholders’ equity, and cash flow for Parent and its consolidated subsidiaries for the fiscal years ended on December 31, 2023 and (b) the unaudited consolidated balance sheet as of March 31, 2024 and related statements of income, stockholders’ or shareholders’ equity and cash flow for Parent and its consolidated subsidiaries for the fiscal quarter ended on March 31, 2024, in each case, including the notes thereto (collectively, the “Historical Financial Statements”). The Historical Financial Statements present fairly in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06     No Material Adverse Effect. Except as disclosed in filings with the SEC, since December 31, 2023, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect; provided, that, (i) no events or circumstances relating to the Boeing 737 MAX Program shall be deemed to constitute a Material Adverse Effect for purposes of this Section 3.06, and (ii) the impacts of the COVID-19 pandemic on the business, operations and/or financial condition of Parent and/or its Subsidiaries that have been disclosed in writing to the Administrative Agent and the Lenders prior to the Amendment No. 2 Effective Date will be disregarded (including through documents filed with or furnished to the SEC).

Section 3.07     Title to Properties; Possession Under Leases; Flood Documentation.

(a)            Each of Parent and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, or otherwise has the right to use, all its real property and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law, subject to the provisions of the immediately preceding sentence.

(b)            As to all improved Material Real Property which is subject to a Mortgage, (i) the Collateral Agent has received the Flood Documentation with respect to such Material Real Property on or prior to the granting of such Mortgage thereon, (ii) all flood hazard insurance policies required pursuant to Section 5.02(b) with respect to any such Material Real Property have been obtained and remain in full force and effect to the extent required by such Section, and (iii) except to the extent that the Borrower has previously given written notice thereof to the Collateral Agent, there has been, to the Borrower’s knowledge, no redesignation of any Material Real Property subject to a Mortgage into Special Flood Hazard Area.

(c)            Schedule 1.01(B) hereto sets forth a complete list of Material Real Properties (other than any Material Real Property that constitutes Excluded Property) as of the Closing Date.

Section 3.08     Subsidiaries.

(a)            Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Parent or by any such subsidiary.

(b)            As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Parent or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09     Litigation; Compliance with Law.

(a)            There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Parent or the Borrower, threatened in writing against Parent, the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed on Form 10-K or Form 10-Q.

(b)            None of Parent, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.15) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10     Investment Company Act. None of the Borrower and the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11     Use of Proceeds. The Borrower will use the proceeds of the Initial Term Loans to solely for (a) general corporate purposes (which, for the avoidance of doubt, shall not include the purchase, repayment or redemption of Indebtedness) and (b) the payment of fees and expenses in connection with the Transactions.

Section 3.12     Tax. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect,

(a)            Parent and each of the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)            Parent and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which Parent or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and the amount thereof is being contested in good faith by appropriate proceedings; and

(c)            as of the Closing Date, with respect to Parent and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.13     No Material Misstatements.

(a)            All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Parent, the Borrower, the Subsidiaries, the Transactions or any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)            The Projections and other forward looking information prepared by or on behalf of Parent, the Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by Parent and the Borrower to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized).

Section 3.14     Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which Parent, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) none of Parent, the Borrower, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.

Section 3.15     Federal Reserve Regulations. No part of the proceeds of any Term Loans will be used by Parent, the Borrower and their Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.16     Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by Parent or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent or the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Parent or any of its Subsidiaries, (b) each of Parent and its Subsidiaries has all environmental permits, licenses, concessions, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to Parent or the Borrower’s knowledge, formerly owned, operated or leased by Parent or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which Parent or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of Parent or any of the Subsidiaries of any property currently or, to Parent or the Borrower’s knowledge, formerly owned, operated or leased by Parent or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17     Security Documents.

(a)            Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Equity described in the Collateral Agreement, when certificates representing such Pledged Equity and required to be delivered under the Collateral Agreement are delivered in accordance with the terms thereof to the Controlling Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property), when financing statements are filed in the proper filing offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or, in the case of the Pledged Equity, possession.

(b)            When the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)            The Mortgages executed and delivered after the Closing Date pursuant to Section 5.10, shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Collateral Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are validly filed, registered or recorded in the proper real estate filing, registration or recording offices and any other required registrations have been validly completed by or on behalf of the Collateral Agent, and all relevant mortgage Taxes and recording and registration charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record or registered notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof.

(d)            Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18     Solvency. Immediately after giving effect to the Transactions on the Closing Date and the making of each Term Loan on the Closing Date and the application of the proceeds of such Term Loans, (i) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.19     Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Parent and its Subsidiaries, threatened against Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Parent or any of the Subsidiaries or for which any claim may be made against Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Parent or any of the Subsidiaries (or any predecessor) is a party or by which Parent or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20     Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of Parent or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21     Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) Parent and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use or is otherwise reasonably necessary in the operation of their respective businesses (provided that this representation and warranty shall not be construed as a representation and warranty that the operation of Parent’s, and each of its Subsidiaries’, businesses do not infringe, misappropriate or violate the Intellectual Property of any person, the sole representation and warranty in respect of which is set out in the following clause (b)), (b) to the knowledge of the Borrower, the operation of Parent’s, and each of its Subsidiaries’, businesses is not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any other person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by Parent and its Subsidiaries is pending or, to the knowledge of the Borrower, threatened against Parent or any of its Subsidiaries and (ii) to the knowledge of the Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened against Parent or any of its Subsidiaries.

Section 3.22     USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, Parent and each of its Subsidiaries is in compliance with the USA PATRIOT Act.

Section 3.23     Anti-Corruption Laws and Sanctions. Parent has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. Neither Parent nor any Subsidiary of Parent or, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent or any of its Subsidiaries that, in each such case, is acting or benefitting in any capacity in connection with the Term Loans, (i) is currently the subject of any Sanctions or (ii) is located, organized/incorporated or residing in any Designated Jurisdiction. Neither Parent nor any Subsidiary of Parent will, directly or, to its knowledge, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any extension of credit made pursuant to the terms of this Agreement to any Subsidiary, joint venture partner, or other person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (b) to fund any activity or business in, of or with, any Designated Jurisdiction or to fund any activity or business of or with any person located, organized/incorporated or residing in any Designated Jurisdiction or who is 50% or more owned by one or more persons who are, listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury, or (c) in a manner that will result in any violation by Parent or any Subsidiary of Parent or such Subsidiary of Sanctions.

Section 3.24     Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.25     Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Article IV

Conditions of Lending

Section 4.01     Closing Date. The effectiveness of this Agreement and each Lender’s Initial Term Loan Commitment is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a)            The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto a counterpart duly executed on behalf of such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may be delivered by electronic transmission, including as “pdf” files transmitted by electronic mail) that such party has executed a counterpart) of (i) this Agreement, (ii) the Security Agreement, and (iii) the Guarantee Agreement;

(b)            The Administrative Agent (or its counsel) shall have received (i) a joinder to the Equal Priority Intercreditor Agreement, duly executed by the Collateral Agent and acknowledged by the Controlling Collateral Agent and each of the Loan Parties and (ii) a joinder to the Junior Lien Intercreditor Agreement, duly executed by the Collateral Agent;

(c)            [reserved];

(d)            The representations and warranties of the Loan Parties set forth in (i) Article III of this Agreement or (ii) any other Loan Document specified in Section 4.01(a) and executed and delivered by a Loan Party on the Closing Date shall be true and correct in all material respects on and as of the Closing Date (after giving effect to the Transactions that occur on the Closing Date); provided, that to the extent such representations and warranties specifically relate to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on the Closing Date or such earlier date, as applicable;

(e)            No Default or Event of Default shall have occurred or be continuing, or would result from the consummation of the Transactions that occur, on the Closing Date;

(f)            The Administrative Agent (or its counsel) shall have received a certificate (or certificates) of the Secretary or Assistant Secretary or similar officer of each Loan Party, dated the Closing Date, and certifying, to the extent applicable:

(i)            that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of formation or other equivalent constituent or constitutional and governing documents, including all amendments thereto, of such Loan Party certified as of a recent date by the applicable Secretary of State (or other relevant or similar official or Governmental Authority) of the jurisdiction of its organization or incorporation or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent or constitutional documents of such Loan Party;

(ii)            that attached thereto is a true and complete copy of a certificate as to the good standing (or similar certification) of the Borrower or such Guarantor, as applicable (to the extent that such concept exists in such jurisdiction), as of a recent date from the applicable Secretary of State (or other relevant similar official or Governmental Authority);

(iii)            that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or other equivalent constituent or constitutional and governing documents, if any, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv);

(iv)            that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of each of the Loan Documents to which such person is a party on the Closing Date and that such resolutions or meeting minutes have not been modified, rescinded or amended and are in full force and effect on the Closing Date; and

(v)            as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on the Closing Date on behalf of such Loan Party;

(g)            The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders, customary written opinions in form and substance reasonably satisfactory to the Administrative Agent of (i) Skadden, Arps, Slate, Meagher & Flom LLP, as special New York counsel for Parent, the Borrower and the Guarantors and (ii) McGuireWoods LLP, as special North Carolina counsel for Spirit AeroSystems North Carolina, Inc., in each case (A) dated the Closing Date, and (B) addressed to the Administrative Agent and the Lenders on the Closing Date;

(h)            The Administrative Agent (or its counsel) shall have received a solvency certificate, dated the Closing Date, substantially in the form of Exhibit C and signed by a Financial Officer, relating to Parent and its Subsidiaries on a consolidated basis after giving effect to the Transactions to occur on the Closing Date;

(i)            Subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement, Section 5.12 and the last two paragraphs of this Section 5.10, any applicable limitation in any Security Document, and the terms and provisions of any Intercreditor Agreement, and in all cases solely to the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) on and as of the Closing Date;

(j)            the Administrative Agent and the Lenders (as requested through the Administrative Agent) shall have received at least three (3) Business Days prior to the Closing Date (i) all documentation and other information required with respect to the Borrower by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date;

(k)            The Administrative Agent (or its counsel) shall have received a certificate of a Responsible Officer of Parent, dated the Closing Date, certifying compliance with the conditions in clauses (d) and (e) above;

(l)            The Administrative Agent shall have received, as to each Loan Party, the results of customary lien searches including a search of the Uniform Commercial Code and Tax and judgment searches; and

(m)           Substantially concurrently with the occurrence of the Closing Date, the Acquisition Agreement shall become effective.

Section 4.02     Each Credit Event. Each Credit Event and any credit extension pursuant to Sections 2.22 or 2.23 is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of such Credit Event:

(a)            The Administrative Agent shall have received a Borrowing Request as required by Section 2.03;

(b)            The applicable representations and warranties of each Loan Party which is a party to any Loan Document on the date of such Credit Event which are contained in (i) Article III of this Agreement or (ii) any other Loan Document in effect on the date of such Credit Event shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date of such Credit Event or such earlier date, as applicable;

(c)            At the time of and immediately after such Credit Event no Event of Default or Default shall have occurred and be continuing;

(d)            After the Closing Date, (i) no Subsidiary shall have been designated as an Unrestricted Subsidiary, and (ii) no Indebtedness, Liens, Investments or Restricted Payments shall have been incurred or made after the Closing Date in reliance on any of the Shut-Off Baskets (other than Indebtedness (and Liens securing such Indebtedness) the Net Proceeds of which are used to reduce the Term Loan Commitments or prepay Term Loans in accordance with Sections 2.08(a) and 2.11(b), as applicable); and

(e)            The Agents and Arranger, as applicable, shall have received all fees due and payable thereto or to any Lender on or prior to the date of such Credit Event and, to the extent invoiced at least three (3) Business Days prior to the date of such Credit Event, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and the Arranger), in each case, required to be reimbursed or paid by the Loan Parties hereunder under this Agreement on or prior to the date of such Credit Event.

Article V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Parent and the Borrower will, and will cause each of the Subsidiaries, as applicable, to:

Section 5.01     Existence; Business and Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of Parent (other than the Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries (other than the Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Parent or a Wholly Owned Subsidiary of Parent in such liquidation or dissolution; provided, that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties, and (y) U.S. Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).

(b)            Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to except with respect to Intellectual Property, which is addressed in clause (c) below, (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

(c)            Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, take all steps necessary to preserve, prosecute, maintain, renew, extend, protect, enforce and keep in full force and effect the Intellectual Property which is owned by Parent or its Subsidiaries, to the extent used or held for use in the conduct of its business.

Section 5.02     Insurance.

(a)            Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and, subject in all respects to the proviso at the end of this sentence, use commercially reasonable efforts to cause the Collateral Agent to be listed as a co-insured or co-loss payee, on property and casualty policies with respect to material tangible personal property and assets constituting Collateral and as an additional or co-insured on all material general liability policies (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy or any representation and warranty insurance policy)); provided that the compliance with the foregoing sentence on the Closing Date shall be determined in accordance with Section 5.12 (including with respect to the time periods set forth therein or on Schedule 5.12). Notwithstanding the foregoing, Parent and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)            Prior to the delivery of the applicable Mortgage, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each, a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(c)            In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)            the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and each of Parent and the Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of Parent and their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)           the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Parent and the Subsidiaries or the protection of their properties; and

(iii)          the amount and type of insurance that Parent and its Subsidiaries have in effect as of the Closing Date and the certificates and endorsements, if any, listing the Collateral Agent as a co-insured, co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.02.

Section 5.03     Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) Parent or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and the amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04     Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            within 90 days after the end of each fiscal year, commencing with the first fiscal year ending after the Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, (x) an upcoming maturity date under any material Indebtedness occurring within one year from the time such opinion is delivered or (y) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of Parent or any Subsidiary on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Parent of annual reports on Form 10-K of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal quarter, and consolidated statement of operations of the Parent and its Subsidiaries for such fiscal quarter and the then-elapsed portion of the fiscal year, and consolidated statements of owners’ equity and cash flows for the then-elapsed portion of the fiscal year, in each case setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Parent on behalf of Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Parent of quarterly reports on Form 10-Q of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above);

(c)            concurrently with any delivery of financial statements under clause (a) and (b) above, a certificate of a Financial Officer of Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Available Amount has been used for any purpose during such fiscal period;

(d)            promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent or any of the Subsidiaries with the SEC, or distributed to its stockholders or shareholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Parent or the Borrower or the website of the SEC;

(e)            within 90 days after the beginning of each fiscal year that commences after the Closing Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Parent to the effect that the Budget is based on assumptions believed by Parent to be reasonable as of the date of delivery thereof;

(f)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(g)           promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Notwithstanding anything in this Agreement (including, but not limited to, this Section 5.04, and Sections 5.05, 5.07 and 5.14) to the contrary, no Secured Party shall be entitled to receive, and neither Parent nor any of its Subsidiaries shall be required to disclose, provide or deliver, any documents or information (i) that would result in a loss by Parent or any of its Subsidiaries of attorney-client privilege or claim of attorney work product, (ii) that would result in disclosure of any information related to the equityholders of Parent or the arrangements among such equityholders or other sensitive or proprietary information (including non-financial trade secrets and non-financial proprietary information) related to the business of Parent or any of its Subsidiaries or (iii) to the extent the disclosure thereof would violate any laws, rules or regulations applicable to, or any confidentiality obligation binding on, Parent or its Subsidiaries.

Section 5.05     Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)            any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)            any other development specific to Parent or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)            the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06     Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. Parent will implement and maintain in effect and enforce policies and procedures reasonably designed to promote compliance by Parent, its Subsidiaries and their respect directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.07     Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Parent, and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Parent to discuss the affairs, finances and condition of Parent or any of the Subsidiaries with the officers thereof and independent accountants therefor, in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided, however, (i) representatives of Parent may be present during any such visits, discussions and inspections, and (ii) any visit or inspection permitted by this Section 5.07 shall be limited to once per twelve (12) month period in the absence of the occurrence and continuance of an Event of Default.

Section 5.08     Use of Proceeds. Use the proceeds of the Term Loans made in the manner contemplated by Section 3.11.

Section 5.09     Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10     Further Assurances; Additional Guarantors; Additional Security. Subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement, Section 5.12 and the last two paragraphs of this Section 5.10, any applicable limitation in any Security Document, and the terms and provisions of any Intercreditor Agreement:

(a)            Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required by the Security Documents or that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection of the Liens created or intended to be created by the Security Documents.

(b)            If any asset (other than Real Property) is acquired by any Loan Party (including, without limitation, any acquisition pursuant to a Division) after the Closing Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets (other than Equity Interests) owned thereby and located outside of the United States), such Loan Party will cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the penultimate paragraph of this Section 5.10.

(c)            Grant and cause each of the Guarantors to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property (other than Excluded Property) of such Loan Parties, as applicable, that are not Mortgaged Property as of the Closing Date, to the extent acquired after the Closing Date or to the extent a new Guarantor owns Material Real Property after the Closing Date, within ninety (90) days after the later of (x) the date of the first Credit Event, and (y) such acquisition or such new Guarantor becoming a Guarantor, as applicable, or in each case, such later date as the Collateral Agent may agree in its reasonable discretion, pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Borrower (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and record, register or file, and cause each such Subsidiary to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing, in each case subject to the penultimate paragraph of this Section 5.10. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall cause the requirements set forth in clause (h) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(d)            If any additional direct or indirect U.S. Subsidiary of Parent (i) is formed (including, without limitation, the formation of any Subsidiary of Parent that is a Division Successor), acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Wholly Owned Subsidiary which is a U.S. Subsidiary and not an Excluded Subsidiary or (2) any other U.S. Subsidiary that may be designated by Parent in its sole discretion or (ii) that is not the Borrower or a Guarantor guarantees or incurs the Existing Term Loans or any other Indebtedness under the indenture governing the 2029 First Lien Notes or guarantees or incurs any capital markets Indebtedness of Parent, the Borrower or any Subsidiary of Parent with an aggregate principal amount in excess of $400,000,000, in each case, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree, cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 5.10. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by Parent in its sole discretion.

(e)            Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate, registered or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification or registered number (to the extent relevant in the applicable jurisdiction of organization or incorporation) and (D) in any Loan Party’s jurisdiction of organization or incorporation; provided, that the Loan Parties shall not effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(f)            If any additional Subsidiary of Parent is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Subsidiary of a Loan Party, within sixty (60) days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 5.10.

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(a)           any leased Real Property;

(b)            any owned Real Property with a fair market value (as reasonably determined by the Borrower) of less than Ten Million Dollars ($10,000,000) as of the Closing Date, or, with respect to any Real Property acquired by any Loan Party after the Closing Date, at the time of such acquisition, or with respect to any Real Property owned by a new Guarantor after the Closing Date, at the time of such new Guarantor becoming a Guarantor;

(c)           any owned Real Property which is located in a jurisdiction outside of the United States;

(d)           any Principal Properties (whether owned or leased);

(e)           any Real Property that is or becomes subject to: (i) restrictions relating to a classified program; or (ii) contractual or governmental limitations on the grant of security (or for which the recording of a mortgage would trigger a purchase or other preferential right in favor of a third-party);

(f)            any Intellectual Property for which a perfected Lien thereon is not effected either by: (i) the filing of a UCC financing statement; or (ii) notice of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(g)           any personal property (other than (i) personal property described in clause (f) above, and (ii) personal property consisting of deposit accounts, securities accounts and commodities accounts) for which the attachment or perfection of a Lien thereon is not governed by the UCC;

(h)           any personal property which is located in a jurisdiction outside of the United States, including, without limitation, any intellectual property registered with, or pending before, any Governmental Authority or registrar of any jurisdiction outside of the United States;

(i)            Excluded Securities;

(j)            any property which is subject to a Capitalized Lease Obligation permitted hereunder, pursuant to documents which prohibit such Loan Party from granting Liens on such property pursuant to the Security Documents;

(k)           Excluded Accounts;

(l)            motor vehicles and other personal property subject to certificates of title, solely if, and to the extent that, a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(m)           letter of credit rights with an individual value of less than Ten Million Dollars ($10,000,000), solely if, and to the extent that, a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(n)           commercial tort claims with an individual value of less than Ten Million Dollars ($10,000,000), solely if, and to the extent that, a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(o)            any personal property for which, solely if, and for so long as, a pledge thereof, or the granting of a security interest therein, (i) is prohibited by, or would violate, any applicable Laws, or would require the consent or approval of any Governmental Authority, or (ii) would require the consent or approval of a third party (other than a Governmental Authority), so long as such consent or approval right arises under an agreement in effect (A) on the Closing Date, or (B) on the date on which such personal property is acquired, in each case, unless such prohibition or requirement would be rendered ineffective with respect to the creation of a security interest pursuant to Sections 9–406, 9–407 or 9–409 of the UCC; provided, that, such property (or any portion thereof) shall cease to constitute “Excluded Property” at such time as such prohibition or requirement shall no longer be applicable;

(p)           any lease, license or other agreements, or any property subject to a purchase money security interest, capital lease or similar arrangements (in each case, to the extent permitted under the Loan Documents), solely if, and for so long as, a pledge thereof, or the granting of a security interest therein, would violate or invalidate such lease, license or agreement, purchase money, capital lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than Parent or any Subsidiary), in each case, after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition; provided, that, such property (or any portion thereof) shall cease to constitute “Excluded Property” at such time as such prohibition or limitation shall no longer be applicable;

(q)           any intent-to-use trademark or service mark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely to the extent, if any, that, and solely at all times during the period, if any, during which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application, or any trademark or service mark issuing therefrom, in each case, under applicable federal Laws;

(r)            any personal property for which a pledge thereof, or the granting of a security interest therein, would result in material adverse tax consequences to Parent and its Subsidiaries, in each case, as reasonably determined in good faith by the Borrower;

(s)            any property for which the Collateral Agent and the Borrower have determined, in their reasonable judgment, that the cost or burden (including, without limitation, regulatory burdens) of creating or perfecting such pledges or security interests therein are likely to be excessive in light of the benefits to be obtained therefrom by the Secured Parties; and

(t)            any property to the extent the grant of a security interest therein would violate or be inconsistent with restrictions applicable under a classified program, any national security Law, policy, guideline or program or is otherwise not permitted by applicable Governmental Authorities or officials on the basis of national security policy or concerns; provided, that, notwithstanding anything to the contrary in the foregoing, “Excluded Property” shall not include, and the Collateral shall include, and the security interest granted in the Collateral shall attach to: (A) all proceeds, substitutions or replacements of any such excluded items referred to in clauses (a) through (t) above, unless such proceeds, substitutions or replacements would constitute any of such excluded items; and (B) all rights to payment due, or to become due, under any such excluded items referred to in clauses (a) through (t) above, unless such rights to payment would constitute any of such excluded items referred to in clauses (a) through (t) above. In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (2) landlord, mortgagee and bailee waivers or subordination agreements (other than any subordination agreement expressly contemplated by Sections 6.01(a), (e) or (s) or the proviso to Section 6.04 of this Agreement) be required, (3) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (4) foreign-law governed security documents or perfection under foreign law be required.

Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (C) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar Tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the Fair Market Value of such Mortgaged Property as determined in good faith by the Borrower (subject to such lesser amount agreed to by the Collateral Agent).

Section 5.11     Restricted and Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

Section 5.12     Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may, in its sole discretion, agree).

Section 5.13     [Reserved].

Section 5.14     Syndication Assistance.

(a)           Promptly upon the occurrence of the Closing Date, upon the written request of the Arranger, the Borrower shall use commercially reasonable efforts to assist the Arranger in completing a syndication reasonably satisfactory to the Borrower and the Arranger until the earlier to occur of (i) the date that a Successful Syndication occurs and (ii) the date that is 60 days after the date of such written request (the period until such earlier date, the “Syndication Period”). Such assistance of the Borrower during the Syndication Period shall include (i) using commercially reasonable efforts to ensure that the syndication efforts benefit from the Borrower's existing material lending relationships, (ii) facilitating direct contact between appropriate members of senior management and certain appropriate legal and non-legal advisors and representatives of the Borrower, on the one hand, and the proposed Lenders, on the other hand, in each case upon reasonable advance written notice and at times during regular business hours and locations (which may, at the Borrower’s option, be by teleconference or videoconference) to be mutually agreed upon, (iii) the Borrower’s assistance in the Arranger’s preparation of customary confidential information memoranda (collectively, the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the primary syndication of the Initial Term Facility, (iv) the hosting, with the Arranger, of up to one meeting (or, at the Borrower's option, a conference call or videoconference in lieu of such meeting) of prospective Lenders (as well as additional one-on-one conference calls with prospective Lenders as deemed reasonably necessary) in each case at such time during regular business hours and a location to be reasonably agreed upon, and (v) using commercially reasonable efforts to ensure that, until the expiration of the Syndication Period, without the prior written consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned), there is no competing offering, placement or arrangement of any syndicated term loan or revolving credit facility or debt securities (other than the Initial Term Facility or any Take-Out Financing), by or on behalf of Parent or its Subsidiaries that would materially and adversely impair the primary syndication of the Initial Term Facility (it being agreed that Excluded Debt is not restricted by the foregoing). In addition to the foregoing, the Borrower agrees that the Arranger may use any logos of Parent (or those of its subsidiaries) in connection with such syndication, such usage to be reasonable and customary and not undertaken in a manner that would cause reputational harm to the Borrower, and the Borrower shall have a reasonable period of time to review and approve of all materials on which such logos appear prior to the distribution thereof.

(b)            The Borrower hereby agrees that if at any time prior to the expiration of the Syndication Period, any of the representations set forth in Section 3.14 would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then Borrower shall promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations will be correct in all material respects at such time.

(c)            Notwithstanding anything to the contrary contained herein, in connection with the foregoing syndication cooperation, the only Projections, financial statements and other financial information that shall be required to be provided by the Borrower and its Affiliates to the Arranger shall be the Projections, financial statements and other financial information already provided as of the date hereof, or required to be delivered pursuant to Section 3.05 or 5.04, and an updated Budget.

Section 5.15     Financing Demand.

(a)           Upon written notice (such notice, a "Financing Demand") by the Arranger at any time and from time to time (but on no more than three occasions) (it being understood and agreed that any Financing Demand that results in a Demand Failure shall not be included in such limitation), so long as any Term Loans are then-outstanding, commencing on the date that is ten (10) Business Days after the public announcement by the Borrower of the termination of the Acquisition Agreement and ending on the Financing Demand Termination Date (as defined below), the Borrower shall either (x) issue and sell, to the Investment Bank debt securities that are secured on a pari passu basis with the Collateral, secured on a Junior Lien basis or are unsecured (“Take-out Debt Securities”), (y) issue and sell, or cause Parent to issue and sell, equity securities or other equity-linked securities, hybrid debt equity securities or similar securities (“Take-out Equity Securities” and, together with Take-out Debt Securities, “Take-out Securities”) or (z) borrow under credit facilities or bank financings (including term loan B, term loan A or revolving credit facilities) (“Take-out Bank Financings” and, together with Take-out Debt Securities and Take-out Equity Securities, each a “Take-out Financing”), the Net Proceeds of which will be used to refinance all or a portion of the Term Loans or other amounts outstanding under this Agreement. The aggregate amount of all Take-out Financings, taken as a whole, shall not exceed $500,000,000. The Borrower agrees to engage on the Closing Date an investment bank reasonably satisfactory to the Lender holding the Commitments on the Closing Date (the “Investment Bank”) in connection with any Take-out Financing.

(b)           Any Take-out Financing shall have such form, term, yield, guarantees, collateral, covenants, call protection, default provisions and other terms which are market terms for financings of the type and which are consistent with the other provisions of this Section 5.15.

(c)           Secured Take-out Debt Securities will only be issued in one or more “Rule 144A-for-life” or other private placement transactions and will not have registration rights.

(d)           No Take-out Financing pursuant to a registered public offering shall require the preparation of standalone financial statements of any direct or indirect subsidiary of the Parent.

(e)           Neither the Borrower nor the Parent shall be required to issue any Take-out Equity Securities if the issuance of such Take-out Equity Securities would require a stockholder vote under applicable stock exchange rules, the Borrower’s or the Parent’s governing documents, or otherwise.

(f)            The terms of any Take-out Financing shall not violate the terms of the Existing Term Loan Documents, the 2026 First Lien Notes Documents, the Senior Notes Documents, the 2025 First Lien Notes Documents, the 2029 First Lien Notes Documents, the Exchangeable Notes Documents, the 2030 Second Lien Notes Documents, this Agreement and the other Loan Documents (to the extent this Agreement would remain outstanding after giving effect to such Take-out Financing) or any credit agreement or indenture governing Permitted Refinancing Indebtedness in respect of the foregoing (in each case, as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time).

(g)            A customary AHYDO savings clause will be included at the election of the Borrower if the Take-out Debt Securities are issued with significant original issue discount or pay-in-kind interest.

(h)            The Take-out Financings will be made pursuant to one or more credit agreements, purchase agreements, underwriting agreements, indentures or related documents which shall contain such terms, conditions and covenants not to be inconsistent with the terms specified in this Section 5.15.

(i)            The Borrower will use commercially reasonable best efforts to, within 5 Business Days of receipt of written notice of a Financing Demand, do the following:

(i)            in the case of Take-out Securities, provide, or cause the Parent to provide, to the Investment Bank either (a) a customary offering memorandum, prospectus or private placement memorandum, or (b) at the Borrower's option, (x) a registration statement under the Securities Act with respect to any portion of the Securities to be publicly offered (the "Registration Statement"), and if such Registration Statement is filed, the Borrower or Parent will cause such Registration Statement to comply as to form in all material respects with applicable rules and regulations and contain all legally required disclosures, and to become effective as soon as practicable thereafter or (y) a prospectus supplement to the Borrower's or Parent’s existing registration statement (in either case, such documents referenced in (a) or (b) above, the "Offering Document") for the offer and sale of the Take-out Securities pursuant to registered public offering or private placement (including, but not limited to, a resale pursuant to Rule 144A under the Securities Act), containing such disclosures as are customary and appropriate for offerings of securities pursuant to such an offering, including, without limitation, (a) audited consolidated financial statements of Parent as of and for the three most recently completed fiscal years ending at least 90 days before the offering of such Take-out Securities, unaudited consolidated financial statements of Parent as of and for each subsequent fiscal quarter ended at least 45 days before the offering of such Take-out Securities (other than any fiscal fourth quarter) after the most recent fiscal period for which audited consolidated financial statements have been provided and (b) customary "comfort" (including "negative assurance" comfort) from Parent’s independent accountants;

(ii)           in the case of a Take-out Bank Financing, provide to the Investment Bank a customary confidential information memorandum or other customary marketing materials for facilities of the type including the financial information referred to in clause (i) above as customarily modified for a bank financing marketing process (collectively, the "Bank Marketing Document");

(iii)          assist in the preparation of rating agency presentations and "road show" materials consistent with the information contained in the Offering Document or investor presentation which the Investment Bank may reasonably request in connection with the Take-out Financing, unless the Investment Bank, in consultation with the Borrower or Parent, determines in good faith that conducting a roadshow would be commercially futile;

(iv)         make the senior management and advisors and accountants of the Borrower available for due diligence, rating agency presentations, road show meetings and/or bank meetings (or, at the Borrower's option, a conference call or videoconference in lieu of any such meetings) with potential investors for Take-Out Financing as reasonably requested by the Investment Bank in their judgment to market the Take-Out Financing, in each case at such time during regular business hours and a location to be reasonably agreed upon;

(v)          cooperate with the Investment Bank's due diligence investigation of Parent and its subsidiaries, including, without limitation, by supplying due diligence materials and information with respect to the general affairs, management, prospects, financial position, stockholders' equity or results of operations of Parent and its subsidiaries and the tax, accounting, legal, regulatory and other issues relevant to Holding and its subsidiaries;

(vi)         obtain public ratings from Moody's and S&P for any Take-out Debt Securities or Take-out Bank Financing in the form of a term loan and for the borrower/issuer of such Take-out Financing;

(vii)        authorize, execute and deliver all definitive documentation related to the Take-Out Financing; and

(viii)       otherwise assist as reasonably requested by the Investment Bank with respect to such Take-Out Financing.

(j)            Following receipt of a Financing Demand, the Borrower agrees to notify the Investment Bank promptly of all developments materially affecting it, or a Take-out Financing or the accuracy of the information provided in connection with a Take-Out Financing, including, without limitation, the occurrence of any event or any other change known to the Borrower that results in the Offering Document or Bank Marketing Document containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and the Borrower will promptly update the Offering Document or Bank Marketing Document in order to ensure that it does not contain such untrue statement or omission. The Borrower acknowledges that the Investment Bank may rely, without independent verification, upon the accuracy and completeness of such information included in the Offering Document and the Bank Marketing Document and that the Investment Bank does not assume responsibility therefor, except in each case with respect to any statement in or omission from such Offering Document or Bank Marketing Document based upon and in conformity with information provided by such Investment Bank for inclusion in such Offering Document or Bank Marketing Document.

(k)            Notwithstanding anything to the contrary contained herein, in the event of your failure to comply with the terms this Section 5.15 (a "Demand Failure"), (w) the interest rate with respect to the Term Loans shall increase by 2.00% per annum automatically, (x) the Termination Fee, if not previously paid, shall become immediately due and payable, (y) the Duration Fee, with respect to amounts not previously paid, shall become immediately due and payable, assuming such fee is payable through the Initial Term Facility Maturity Date (assuming extended in accordance with clause (ii) of the definition thereof) and (z) any restrictions on transfer or assignment of the Term Loans or Commitments shall be deemed waived. The foregoing shall be the sole and exclusive remedies for any Demand Failure. For the avoidance of doubt, a Demand Failure shall not, in and of itself, constitute a Default hereunder.

(l)            The covenants and agreements set forth in this Section 5.15 shall terminate immediately upon the earliest to occur of (i) issuance of Take-out Financings yielding proceeds sufficient to refinance all of the then outstanding Term Loans, (ii) repayment in full of the Term Loans, (iii) the termination of the Commitments if the Term Facility has not been funded and (iv) the exercise of three Financing Demands (not including any Financing Demand that results in a Demand Failure) (such earliest time, the “Financing Demand Termination Date”).

Section 5.16     Payment of Closing Date Fees and Expenses. Within two (2) Business Days after the Closing Date, (a) the Borrower shall have paid (or caused to be paid) to the Agents and Arranger, as applicable, all fees due and payable thereto or to any Lender on or prior to the date that is two (2) Business Days after the Closing Date pursuant to the Fee Letter or as otherwise agreed to by the Borrower in writing, and (b) to the extent invoiced at least three (3) Business Days prior to the Closing Date, the Borrower shall have reimbursed or paid (or caused the reimbursement or payment) of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and the Arranger), in each case, required to be reimbursed or paid by the Loan Parties hereunder under this Agreement or the Fee Letter on or prior to the date that is two (2) Business Days after the Closing Date.

Article VI

Negative Covenants

The Borrower covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Parent and the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01     Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except (subject to the last paragraph of this Section 6.01):

(a)            Indebtedness outstanding on the Closing Date (provided, that any Indebtedness incurred pursuant to this clause (a) in an aggregate principal amount in excess of $50,000,000 shall be set forth on Schedule 6.01), and any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred pursuant to this clause (a); provided, that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;

(b)            Indebtedness created hereunder (including pursuant to Section 2.22 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c)            Indebtedness of Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)            Indebtedness (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of any person providing such Indebtedness) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty, liability or self-insurance obligations, supply chain financings transactions, trade contracts, bankers’ acceptances, guarantees, performance, tender, bid, stay, surety, statutory, judgment, appeal, advance payment, completion, export or import, indemnities, customs, value added or similar tax or other guarantees and warranties, revenue bonds or similar instruments, in each case in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations;

(e)            Indebtedness of Parent to any Subsidiary and of any Subsidiary to Parent or any other Subsidiary; provided, that Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;

(f)            Indebtedness incurred in connection with a Permitted Incentive Program or Qualifying IRB Financing;

(g)           Indebtedness arising in connection with endorsement of instruments for collection or deposit, from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business;

(h)            (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with Parent, the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with a Permitted Acquisition (including the Shorts Acquisition); provided, that, Indebtedness assumed pursuant to this sub-clause (h)(i) shall be in existence prior to such Permitted Acquisition and shall not have been created in contemplation thereof or in connection therewith; (ii) Indebtedness incurred to finance any Permitted Acquisition; provided that, with respect to Indebtedness incurred pursuant to this sub-clause (h)(ii), (A) before and after giving effect to such Permitted Acquisition on a Pro Forma Basis, no Default or Event of Default exists, (B) after giving effect to such acquisition on a Pro Forma Basis, either (x) the Fixed Charge Coverage Ratio shall be equal to or greater than 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio shall not be less than the Fixed Charge Coverage Ratio in effect immediately prior to such Permitted Acquisition, (C) any such Indebtedness, if secured by the Collateral, shall be subject to a Permitted First Lien Intercreditor Agreement or Permitted Junior Lien Intercreditor Agreement (as applicable) or an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (D) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Term Loans existing at the time of such incurrence (or in the case of any Junior Financing, until the date that is 91 days thereafter), and the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the latest final maturity at the time of such incurrence and (E) the then outstanding aggregate principal amount of Indebtedness incurred pursuant to this clause (h)(ii), Section 6.01(p)(i) and Section 6.01(q)(x) by Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $500,000,000 and (y) 7.50% of Consolidated Total Assets at the time of incurrence, and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (h);

(i)             (x) Capitalized Lease Obligations, mortgage financings, purchase money obligations (including Indebtedness as lessee or guarantor) and other Indebtedness (including, for the avoidance of doubt, any Indebtedness in connection with sale leaseback transactions) in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, repair, replacement, installation or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property), in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed $150,000,000, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j)             Indebtedness under the 2029 First Lien Notes Documents and any Permitted Refinancing Indebtedness in respect thereof;

(k)            (x) other Indebtedness of Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed $25,000,000 and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l)             Indebtedness under the Existing Term Loan Documents, the Senior Notes Documents, the 2025 First Lien Notes Documents and the 2026 First Lien Notes Documents, Exchangeable Notes Documents and the 2030 Second Lien Notes Documents and any Permitted Refinancing Indebtedness in respect of the foregoing;

(m)           Guarantees:

(i)            by any Loan Party of any Indebtedness of any Loan Party permitted to be incurred under this Agreement,

(ii)           by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04,

(iii)          by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary; provided that such Indebtedness is otherwise permitted to be incurred under this Section 6.01, and

(iv)          by any Loan Party of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01; provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;

(n)            Indebtedness arising from agreements of Parent or any Subsidiary providing for Guarantees, indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets, Equity Interests or Subsidiary not prohibited by this Agreement;

(o)            Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            (i) other Indebtedness of Parent or any Subsidiary so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is equal to or greater than 2.00 to 1.00, (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (C) any such Indebtedness, if secured by the Collateral, shall be subject to a Permitted First Lien Intercreditor Agreement or Permitted Junior Lien Intercreditor Agreement (as applicable) or an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (D) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Term Loans existing at the time of such incurrence (or in the case of any Junior Financing, until the date that is 91 days thereafter), and the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the latest final maturity at the time of such incurrence and (E) the then outstanding aggregate principal amount of Indebtedness incurred pursuant to this clause (p)(i), Section 6.01(h)(ii) and Section 6.01(q)(x) by Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $500,000,000 and (y) 7.50% of Consolidated Total Assets at the time of incurrence, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q)            (x) Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, would not exceed $100,000,000 and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r)             Indebtedness incurred in the ordinary course of business in respect of obligations of Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)            Indebtedness representing deferred compensation to employees, consultants or independent contractors of Parent or any Subsidiary incurred in the ordinary course of business;

(t)            (x) Indebtedness in connection with Qualified Securitization Transactions and Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $350,000,000 and 5.0% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u)           obligations in respect of Cash Management Agreements;

(v)           (i) Permitted Debt secured by Other First Liens or Junior Liens on the Collateral in an aggregate principal amount outstanding not to exceed at the time of incurrence the applicable Incremental Amount available at such time, and (ii) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w)           Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness by Parent or any Subsidiary of, joint ventures or Unrestricted Subsidiaries subject to compliance with Section 6.04, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w), would not exceed the greater of $175,000,000 and 2.5% of Consolidated Total Assets when incurred;

(x)            Indebtedness issued by Parent or any Subsidiary to current or former officers, directors and employees, their respective permitted transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 6.06;

(y)            Indebtedness consisting of obligations of Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(z)            Indebtedness of Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Parent and the Subsidiaries;

(aa)          Indebtedness under tax-favored or government sponsored financing transactions (including, for the avoidance of doubt, financing transactions sponsored by the European Investment Bank); provided that the Net Proceeds of such Indebtedness incurred after the Closing Date shall be used to (i) prepay Term Loans in accordance with Section 2.11 or (ii) prepay, repay or refinance other Indebtedness incurred under other tax-favored or government sponsored financing transactions;

(bb)         Indebtedness consisting of (i) obligations to pay, or the financing of, insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(cc)          Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(dd)         Indebtedness under the North Hangar Lease;

(ee)          upon a Discontinuance Event, Indebtedness in an amount equal to the lesser of: (A) the aggregate amount of Advance Payments made by the applicable customer under the applicable contract, less the sum of (I) the aggregate amount of Advance Payments under the applicable contract theretofore repaid to the applicable customer or otherwise satisfied or forgiven, plus (II) any Advance Payments that are not required to be repaid under the applicable contract as a result of such Discontinuance Event, and (B) the amount agreed in writing between Parent or the applicable Subsidiary, on one hand, and the applicable customer, on the other hand, in settlement of any repayment obligations owing to the applicable customer in respect of Advance Payments under the applicable contract as a result of such Discontinuance Event;

(ff)            loans or cash advances from customers in an aggregate amount not to exceed $500,000,000; provided that the proceeds of such Indebtedness shall be used to support production and production related activities for such customers, or capital expenditures; and

(gg)         Indebtedness pursuant to a program or facility sponsored or guaranteed by any Governmental Authority for the purposes (in the good faith determination of the Borrower) of providing liquidity or other financial relief in connection with the COVID-19 pandemic and any potential effects and consequences related thereto.

For purposes of determining compliance with this Section 6.01 or Section 6.02, if Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Section 6.01(a) through (gg) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 6.01(a) through (gg), the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and (C) at the option of the Borrower, any Indebtedness and/or Lien incurred to finance a Limited Condition Transaction shall be deemed to have been incurred on the date the definitive acquisition or investment agreement relating to such Limited Condition Transaction was entered into (and not at the time such Limited Condition Transaction is consummated) and the First Lien Secured Net Leverage Ratio and/or the Total Net Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date the definitive acquisition or investment agreement relating to such Limited Condition Transaction was entered into, giving pro forma effect to such Limited Condition Transaction, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date the definitive acquisition or investment agreement relating to such Limited Condition Transaction was entered into and prior to the earlier of the consummation of such Limited Condition Transaction or the termination of such definitive agreement prior to the incurrence, both (i) on the basis set forth in clause (x) above and (ii) without giving effect to such Limited Condition Transaction or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

In the event that any financial ratio is being calculated for purposes of determining whether any Indebtedness may be incurred, Parent may elect, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (consistently applied for all purposes under this Agreement), in which case Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

For the avoidance of doubt, this Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Notwithstanding anything in this Section 6.01 to the contrary, after the Closing Date, Parent and the Borrower will not, and will not permit any of the Subsidiaries to, incur, create or assume any Indebtedness in reliance on clause (h), (p), (v) or (w) of this Section 6.01 (the “Shut-Off Debt Baskets”) unless the Net Proceeds of such Indebtedness are used to prepay the Term Loans or reduce the Term Loan Commitments in accordance with Sections 2.08(a) and 2.11(b), as applicable.

Section 6.02           Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of Parent or any Subsidiary now owned or hereafter acquired by it, except (subject to the last paragraph of this Section 6.02) the following (collectively, “Permitted Liens”):

(a)            Liens on property or assets of Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $50,000,000, set forth on Schedule 6.02(a), and any modifications, replacements, renewals or extensions of Liens permitted by this clause (a); provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of Parent or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)            any Lien created under the Loan Documents;

(c)            any Lien on any property or asset of Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d)            Liens for Taxes, assessments or other governmental charges, levies or claims not yet delinquent by more than sixty (60) days or that are being contested in good faith in compliance with Section 5.03;

(e)            Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Parent or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)            (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary;

(g)            pledges and deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)            zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, liens identified in an ALTA mortgagee title insurance policy received by the Collateral Agent related to Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Parent and its Subsidiaries, taken as a whole;

(i)             Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of Parent or any Subsidiary other than the property or assets acquired, leased (including in connection with a sale leaseback transaction), constructed, replaced, repaired, improved with or financed by such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)             Liens in respect of: (i) obligations under Permitted Incentive Programs (excluding Qualifying IRB Financings) in an aggregate principal amount not to exceed $125,000,000 at any one time outstanding; and (ii) Qualifying IRB Financings;

(k)            Liens arising out of (i) judgments, decrees, orders or awards not constituting an Event of Default under Section 7.01(j) or (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(l)             any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by Parent or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(m)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Parent or any Subsidiary in the ordinary course of business;

(n)            Liens (i) that are banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third-Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(o)            Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts, banker’s acceptances or similar obligations permitted under Section 6.01(d), (g) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            leases or subleases, and licenses or sublicenses (including with respect to any Real Property, fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property) and covenants not to sue of or under Intellectual Property or software or other technology, granted to others in the ordinary course of business or otherwise not interfering in any material respect with the business of Parent and its Subsidiaries, taken as a whole;

(q)            pledges and deposits and other Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(r)             Liens solely on any cash earnest money deposits made by Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)            Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party which obligations are not prohibited under Section 6.01;

(t)             Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;

(u)            Liens securing Indebtedness permitted under Section 6.01(j); provided that such Indebtedness shall be subject to the Equal Priority Intercreditor Agreement;

(v)            Liens created under the Existing Term Loan Documents, the 2025 First Lien Notes Documents, the 2026 First Lien Notes Documents and the 2030 Second Lien Notes Documents; provided that the 2030 Second Lien Notes shall be subject to a Permitted Junior Lien Intercreditor Agreement and the Existing Term Loans and the 2026 First Lien Notes (to the extent such notes remain secured) shall be subject to the Equal Priority Intercreditor Agreement;

(w)            Liens arising from precautionary Uniform Commercial Code financing statements (or other similar filings in other applicable jurisdictions) regarding operating leases or other obligations not constituting Indebtedness;

(x)            Liens, encumbrances or restrictions (including, without limitation, put and call agreements) (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y)            Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)            (i) Liens created in connection with any Qualified Securitization Transaction or Qualified Receivables Facility that, in the good faith determination of Parent, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables Facility and (ii) Liens on Securitization Assets incurred in connection with a Qualified Securitization Transaction and Liens on Receivables Assets incurred in connection with a Qualified Receivables Facility;

(aa)          Liens securing insurance premiums financing arrangements;

(bb)         (i) any condemnation or eminent domain proceedings affecting any Real Property and (ii) in the case of Real Property in which a Loan Party has a leasehold interest or easement rights, any Lien, mortgage, security interest, restriction, encumbrance or any other matter of record to which the fee simple interest (or any superior leasehold interest) is subject;

(cc)          Liens securing Indebtedness or other obligation (i) of Parent or a Subsidiary in favor of the Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(dd)         Liens securing obligations under Hedging Agreements, including Liens on any margin or collateral posted by Parent or any Subsidiary under a Hedging Agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement;

(ee)          Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of Parent or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff)           Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Parent or any Subsidiary;

(gg)         Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by (A) Section 6.01(b) and guarantees thereof permitted by Section 6.01(m) or (B) Section 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh)         Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods by Parent or any of the Subsidiaries in the ordinary course of business;

(ii)            With respect to any property which is acquired after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of Parent or any of its Subsidiaries;

(jj)            Liens securing Indebtedness permitted by Section 6.01(aa), provided that such Liens do not at any time encumber any Collateral unless approved by the Administrative Agent;

(kk)          other Liens with respect to property or assets of Parent or any Subsidiary (other than Collateral) securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (kk), immediately after giving effect to the incurrence of such Liens, would not exceed $25,000,000 and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to the preceding clause (x);

(ll)            Liens to secure any Permitted Refinancing Indebtedness incurred in accordance with the definition thereof;

(mm)        Liens securing Indebtedness permitted under Section 6.01(u);

(nn)         Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;

(oo)         Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by persons (including, without limitation, any client or supplier) other than Parent or its Subsidiaries;

(pp)         Liens on Equity Interests or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(qq)         in the case of Liens on any Collateral, Junior Liens;

(rr)           Liens in favor of governmental entities or other special purpose entities established by governmental entities (including without limitation for industrial revenue bonds, new market tax credits, pollution control bonds or any other issuance of tax-exempt governmental obligations);

(ss)          Liens securing Indebtedness incurred pursuant to a program or facility sponsored or guaranteed by any governmental authority for the purposes (in the good faith determination of the Borrower) of providing liquidity or other financial relief in connection with the COVID-19 pandemic and any potential effects and consequences related thereto;

(tt)           Liens arising out of, or incurred with respect to, obligations assumed in connection with the Shorts Acquisition in an aggregate amount not to exceed $400 million;

(uu)         Liens on fixtures or personal property held by, or granted to, landlords pursuant to leases; and

(vv)         Liens representing the right of commercial or government (including defense) customers to acquire certain property from the Borrower or any of its Subsidiaries, and set-off rights under commercial or defense customer agreements with the Borrower entered into in the ordinary course of business.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Section 6.02(a) through (vv) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Section 6.02(a) through (vv), the Borrower may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Liens securing Indebtedness under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.02. Notwithstanding anything to the contrary in the foregoing, no indebtedness for borrowed money shall be secured by Liens on leasehold interests in Real Property having a fair market value (as reasonably determined by the Borrower) in excess of $10 million unless such leasehold interests are added as part of the Collateral.

In the event that any financial ratio is being calculated for purposes of determining whether any Lien may be incurred, Parent may elect, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (consistently applied for all purposes under this Agreement), in which case Liens securing Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness secured by Liens under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence of a Lien at such subsequent time.

Notwithstanding anything in this Section 6.02 to the contrary, after the Closing Date, Parent and the Borrower will not, and will not permit any of the Subsidiaries to, create, incur or assume any Lien on any property or assets (including stock or other securities of any Person) of Parent or any Subsidiary now owned or hereafter acquired by it in reliance on clause (c), (gg)(B) or (qq) of this Section 6.02 (the “Shut-Off Liens Baskets”) other than to the extent such Lien secures Indebtedness the proceeds of which are used to prepay the Term Loans or reduce the Term Loan Commitments.

Section 6.03          [Reserved].

Section 6.04          Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)            Guarantees permitted by Section 6.01;

(b)           (i)            Investments by any Loan Party in any Loan Party;

(ii)          Investments by any Subsidiary that is not a Loan Party in any Loan Party or any Subsidiary that is not a Loan Party;

(iii)          other intercompany liabilities amongst Parent and its Subsidiaries (or solely amongst its Subsidiaries) in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries; and

(iv)          (A) Investments by the Borrower or any Guarantor in any Subsidiary that is not a Loan Party (together with the aggregate amount of investments made pursuant to clause (iv) of the definition of “Permitted Acquisition”) in an aggregate outstanding amount not to exceed the Non-Loan Party Investment Cap which shall be in the form of contributions of cash, intercompany notes, loan agreements or other instruments, or accounts or other rights of payments related to any of the foregoing, or may take the form of non-cash forgiveness or non-cash repurchases of Indebtedness of Parent to any Subsidiary or of any Subsidiary to Parent or any other Subsidiary; provided that the aggregate outstanding amount of Investments made in cash pursuant to this clause (A) shall not exceed $20,000,000, (B) Investments made in connection with the Shorts Acquisition (including Investments in connection with any reorganization transactions prior to or following the Shorts Acquisition to facilitate the consummation of the Shorts Acquisition or the integration of the target of the Shorts Acquisition), (C) Investments in Short Brothers plc from time to time to finance its payment of levy or other obligations under the BEIS Agreement, including any payment in connection with the termination of the BEIS Agreement, and (D) Indebtedness permitted under Section 6.01(e);

(c)            Permitted Investments and Investments that were Permitted Investments when made;

(d)            Investments arising out of the receipt by Parent or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)            loans and advances to officers, directors, employees or consultants (i) in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Parent;

(f)            accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)           Hedging Agreements entered into for non-speculative purposes;

(h)           (i) Investments by Parent or any Subsidiary in a Subsidiary that are in existence, or committed to be made, as of the Closing Date and (ii) Investments existing or committed, or anticipated to exist in the future, as of the Closing Date, and, with respect to all such Investments under this clause (h)(ii) in an aggregate amount in excess of $50,000,000, set forth on Schedule 6.04), and any extensions, modifications, renewals, replacements, refundings, refinancings or reinvestments of Investments permitted by this clause (h), so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i)             Investments resulting from pledges and deposits under Section 6.02(f), (g), (n), (q), (r), (dd) and (hh);

(j)             other Investments by Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $350,000,000 and 5.0% of Consolidated Total Assets when made, plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of Parent, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j); provided, further, that any Investments (or portions thereof) under this clause (j) shall be in the form of contributions of intercompany notes, loan agreements or other instruments, or accounts or other rights of payments related to any of the foregoing, or may take the form of non-cash forgiveness or non-cash repurchases of Indebtedness of Parent to any Subsidiary or of any Subsidiary to Parent or any other Subsidiary;

(k)            Investments constituting Permitted Acquisitions;

(l)             Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Parent or a Subsidiary as a result of a foreclosure by Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)           Investments of a Subsidiary acquired after the Closing Date or of a person merged into Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)           acquisitions by Parent or any Subsidiary of obligations of one or more officers or other employees of Parent or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Parent, so long as no cash is actually advanced by Parent or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)           Guarantees by Parent or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by Parent or any Subsidiary in the ordinary course of business;

(p)            Investments to the extent that payment for such Investments is made with any contribution to the common equity of Parent or any Subsidiary, or with or out of the proceeds of Qualified Equity Interests of Parent (provided, that such contributions and/or the issuance of such Equity Interests are not included in any determination of the Available Amount);

(q)            Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)             loans and advances to future, present or former officers, directors, employees, members of management or consultants or their respective estates, spouses or former spouses in connection with such person’s purchase or redemption of Equity Interests of Parent, to the extent not prohibited by Section 6.06;

(s)            advances in the form of deposits, prepayment of expenses and other credits made in the ordinary course of business;

(t)             Investments by Parent and the Subsidiaries, if Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u)           (i) Investments by Parent, the Borrower or any of their Subsidiaries in any Qualified Receivables Facility or any Securitization Entity or any Investments by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness or (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Qualified Receivables Facility; provided, however, that such Investment is solely in the form of a Purchase Money Note, equity interests or contribution of additional accounts receivable generated by Parent, the Borrower or any of their Subsidiaries;

(v)            Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(w)           to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(x)            Investments by Parent or any Subsidiary in joint ventures, Permitted Businesses and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $350,000,000 and 5.0% of Consolidated Total Assets when made;

(y)           any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with customary practices of portfolio management;

(z)            Investments to the extent that payment for such Investments are funded solely with cash or assets received from customers; provided that such Investments shall be used for the production of customer products, production related activities, completion of customer orders, or capital expenditures;

(aa)          additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00;

(bb)         Investments in any Permitted Bond Hedge Transaction;

(cc)          (i) to the extent constituting an Investment, repurchases of the Existing Term Loans, the 2029 First Lien Notes, the 2026 First Lien Notes, the Senior Notes, the Exchangeable Notes, the 2030 Second Lien Notes and other Indebtedness that is not subordinated to the Loan Obligations and otherwise permitted hereunder, and (ii) to the extent constituting an Investment, repurchases of the 2025 First Lien Notes;

(dd)         guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent or any Subsidiary and performance guarantees with respect to obligations that are permitted by this Agreement;

(ee)          Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(ff)           contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Parent;

(gg)         Investments in respect of obligations under Permitted Incentive Programs;

(hh)         Investments made in connection with the North Hangar Lease;

(ii)            Investments in either China JV in an aggregate amount not to exceed the aggregate amount received by Spirit AeroSystems International Holdings, Inc. from such China JV;

(jj)            to the extent constituting an Investment, any Restricted Payment permitted under Section 6.06; and

(kk)          to the extent constituting an Investment, any Disclosed Transaction.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Section 6.04(a) through (jj) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (jj), the Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof).

Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Permitted Investments shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything in this Section 6.04 to the contrary, after the Closing Date, Parent and the Borrower will not, and will not permit any of the Subsidiaries to, make any Investment in reliance on clause (k), (x), (aa) or (cc)(i) of this Section 6.04 (the “Shut-Off Investments Baskets”).

Section 6.05          Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person (including, in each case, pursuant to a Division), except that this Section 6.05 shall not prohibit:

(a)

(i)            the purchase and Disposition by Parent or any Subsidiary of inventory, products, equipment, services or accounts receivable in the ordinary course of business or consistent with past practice,

(ii)           the disposition of a business not comprising the disposition of an entire line of business,

(iii)          the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Borrower),

(iv)          the Disposition by Parent or any Subsidiary of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or consistent with past practice,

(v)           the Disposition of Permitted Investments in the ordinary course of business,

(vi)          sales of non-core personal property acquired in connection with an acquisition permitted hereunder and sales of real property acquired in an acquisition permitted hereunder, which, within ninety (90) days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of Parent or any of its Subsidiaries or any of their respective businesses,

(vii)         any Disclosed Transaction;

(b)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom,

(i)            the merger, amalgamation or consolidation of any Subsidiary with or into Parent or the Borrower in a transaction in which Parent or the Borrower is the survivor,

(ii)           the merger, amalgamation or consolidation of any Subsidiary with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor,

and, in the case of each of clauses (i) and (ii) above, no person other than the Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 6.04),

(iii)          the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor,

(iv)          the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if (x) the Borrower or Parent determines in good faith that such liquidation, dissolution or change in form is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a),

(v)           the merger, amalgamation or consolidation of any Subsidiary with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04 (other than Section 6.04(m)(ii))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10, or (vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)            Dispositions to Parent, the Borrower or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (c) shall be for Fair Market Value (as determined in good faith by the Borrower) or made in compliance with Section 6.04;

(d)            licenses, sublicenses, or covenants not to sue by Parent or any Subsidiary of or under Intellectual Property or software or other technology;

(e)            Investments permitted by Section 6.04 (other than Section 6.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f)             the discount, forgiveness or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)            other Dispositions of assets (including in connection with sale leaseback transactions); provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h)            Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i)             leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)             Dispositions of inventory or Dispositions or abandonment of Intellectual Property of Parent and its Subsidiaries determined in good faith by the management of the Borrower to be no longer economically practicable or commercially reasonable to maintain or useful or necessary in the operation of the business of Parent or any of the Subsidiaries;

(k)            Dispositions pursuant to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $25,000,000;

(l)             the purchase and Disposition (including by capital contribution) of Securitization Assets and Permitted Receivables Facility Assets, or participations therein, including pursuant to Qualified Securitization Transactions or Qualified Receivables Facilities;

(m)           any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of Parent and the Subsidiaries as a whole, determined in good faith by the management of the Borrower;

(n)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower, provided that (A) the Borrower shall be the surviving entity or (B) if the surviving entity is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto and, in the case of any Security Document, by executing and/or delivering any additional required documents, in each case in a form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) [reserved], (6) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel and (7) to the extent requested by the Administrative Agent or a Lender (as requested through the Administrative Agent), the Administrative Agent and any such Lender shall have received at least three (3) Business Days prior to the consummation of such merger, amalgamation or consolidation all documentation and other information required with respect to the Successor Borrower by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(o)           any conversion of a Loan Party from a corporation to a limited liability company, or from a limited liability company to a corporation, or other change in corporate formation;

(p)           any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;

(q)           any solvent liquidation or dissolution of a Subsidiary of Parent, provided that such Subsidiary’s direct parent is also either Parent or a Subsidiary and immediately becomes the owner of such Subsidiary’s assets;

(r)            any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Parent or any of its Subsidiaries after the Closing Date, including, sale leaseback transactions and Securitization Transactions permitted by this Agreement;

(s)            any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(t)            the sale, transfer, termination or other disposition in connection with Hedging Agreements incurred in compliance with this Agreement or the partial or total unwinding of obligations in respect of any Cash Management Agreements or Hedging Agreements in compliance with this Agreement;

(u)           sales of assets received by Parent or any Subsidiary upon the foreclosure on a Lien;

(v)           dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of Parent or any Subsidiary);

(w)           the termination of leases and subleases in the ordinary course of business;

(x)            to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(y)           dispositions of assets or Investments (including Equity Interests) in connection with the establishment or operation of joint ventures to the extent required by, or made pursuant to (including customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in) joint venture arrangements and similar binding arrangements;

(z)            any exchange of assets for other assets used in the business of Parent or any Subsidiary (including a combination of such assets and a de minimis amount of cash or Permitted Investments) of comparable or greater market value than the assets exchanged, as determined in good faith by Parent, which exchange occurs within 90 days of the transfer of such assets;

(aa)          any sale leaseback transaction of any property acquired or built after the Closing Date; provided that such sale is for at least Fair Market Value;

(bb)         the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of Parent or any of Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(cc)          dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such disposition are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(dd)         sales of property in connection with factoring agreements or arrangements in the ordinary course of business, including to: (i) Citibank, N.A. under that certain Supplier Agreement, dated as of October 1, 2017, by and among the Borrower and Citibank, N.A. (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time); and (ii) Taulia Inc. under the Taulia Business Exchange Hosted Service Terms and Conditions by and between Spirit AeroSystems (Europe) Limited and Taulia Inc. (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time);

(ee)          sales, transfers and/or other dispositions of property by one or more Loan Parties in connection with the incurrence of any Qualifying IRB Financing or other Permitted Incentive Program; and

(ff)           sales, transfers or other dispositions to customers pursuant to customer contracts.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments.

Section 6.06           Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions, provided, that such proceeds are not included in any determination of the Available Amount), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, however, that (subject to the last paragraph of this Section 6.06):

(a)            Restricted Payments may be made by any Subsidiary (provided, that Restricted Payments made by a non-Wholly Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of Parent or the Subsidiary which is the parent of such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b)            Restricted Payments may be made to purchase, retire or redeem the Equity Interests of Parent or any Subsidiary (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees of Parent or any of the Subsidiaries (or such person’s estates or heirs) or by any Plan, management equity plan, stock option plan or any shareholders’ agreement or other management or employee benefit plan or similar agreement or arrangement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan, agreement or arrangement or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any calendar year $10,000,000 (with unused amounts in any period permitted to be carried over to succeeding periods until used in full; provided, that the total amount of such purchases or redemptions under this clause (b) in any calendar year shall not exceed $20,000,000), plus (x) the amount of net proceeds contributed to Parent that were received by Parent from sales of Qualified Equity Interests of Parent to directors, consultants, officers or employees of Parent or any Subsidiary that occur after the Closing Date; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of proceeds of any key-man life insurance policies received after the Closing Date, (provided, that Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (x) and (y) in any calendar year); and provided, further, that cancellation of Indebtedness owing to Parent or any Subsidiary from any future, present or former employee, director or consultant of Parent or any Subsidiary in connection with a repurchase of Equity Interests of Parent or any Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c)            any person may (i) make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests or (ii) withhold or cancel a portion of Equity Interests issued upon any such exercise to cover any withholding tax obligations in respect of such issuance;

(d)            so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 5.00 to 1.00, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount that the Borrower elects to apply to this Section 6.06(d);

(e)             [reserved];

(f)             Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Equity Interests or Indebtedness convertible into, or exchangeable for, Equity Interests or (iii) stock dividends, splits or combinations or business combinations;

(g)           other Restricted Payments may be made in an aggregate amount not to exceed the greater of $70,000,000 and 1.0% of Consolidated Total Assets when made;

(h)           additional Restricted Payments may be made, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00;

(i)             Junior Debt Restricted Payments may be made, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00;

(j)             Parent may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed $75,000,000 in any calendar year;

(k)            Parent, the Borrower or any Subsidiary thereof may (i) pay any premium or other amount in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction and (ii) make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof);

(l)             Parent and any Subsidiary may declare and pay regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of Parent or any of its Subsidiaries issued not in violation of Section 6.01;

(m)           any person may make (i) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees and (ii) purchases of Receivables Assets in connection with a Qualified Receivables Facility and distributions or payments of other payments associated therewith;

(n)           Parent may declare and pay cash dividends that have been approved by the Board of Directors of Parent to the holders of its Equity Interests in an aggregate amount in any fiscal quarter not to exceed one (1) cent ($0.01) per share of common stock outstanding; and

(o)           (i) Junior Debt Restricted Payments may be made in an aggregate amount not to exceed $500,000,000 after the Closing Date, and (ii) Junior Debt Restricted Payments in respect of the 2025 First Lien Notes.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, retirement defeasance or other payment within 90 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Notwithstanding anything in this Section 6.06 to the contrary, after Closing Date, Parent and the Borrower will not, and will not permit any of the Subsidiaries to, make any Restricted Payment in reliance on clause (d), (g), (h), (i), (j), (n) or (o)(i) of this Section 6.06 (the “Shut-Off RP Baskets”).

Section 6.07          Transactions with Affiliates.

(a)            Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $35,000,000 unless the terms of such transaction are substantially no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined, in the case of any transaction (or series of related transactions) involving aggregate consideration in excess of $75,000,000, by the Board of Directors of Parent or such Subsidiary in good faith.

(b)           The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent or any Subsidiary, as appropriate,

(ii)           transactions with a person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent solely because Parent owns, directly or through a Subsidiary, an Equity Interest in, or controls, such person,

(iii)          transactions among Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which Parent or a Subsidiary is the surviving entity),

(iv)          the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Parent and the Subsidiaries in the ordinary course of business,

(v)           (A) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and (B) permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07, and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not more disadvantageous to the Lenders when taken as a whole in any material respect than the original agreement as in effect on the Closing Date (as determined by the Borrower in good faith),

(vi)          (A) any employment agreement, consulting agreement, severance agreement, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of the Subsidiaries in the ordinary course of business and any payments pursuant thereto, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)         Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii)        transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice,

(ix)          any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to Parent or such Subsidiary, as applicable, from a financial point of view,

(x)           payments to or the receipts of payments from, and entry into and the consummation of transactions with joint ventures entered into in the ordinary course of business,

(xi)          (A) transactions pursuant to any Qualified Receivables Facility, and (B) customary transactions with a Securitization Entity effected as part of a Qualified Securitization Transaction, including in respect of Standard Securitization Undertakings, any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation,

(xii)         transactions between Parent or any of the Subsidiaries and any person, a director of which is also a director of Parent; provided, however, that (A) such director abstains from voting as a director of Parent on any matter involving such other person and (B) such person is not an Affiliate of Parent for any reason other than such director’s acting in such capacity,

(xiii)        transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv)        intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated Tax efficiency of Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein; provided, that any such transaction does not materially decrease the value of any interest of any Secured Party in the Guarantees or Collateral,

(xv)         payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) made in the ordinary course of business or approved by a majority of the Disinterested Directors of Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xvi)        transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to Parent or the Subsidiaries,

(xvii)       any issuance of Qualified Equity Interests of Parent to Affiliates of Parent,

(xviii)      sales of Equity Interests of Parent to Affiliates of Parent or any Subsidiary not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith,

(xix)         transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of Parent,

(xx)          any contributions to the common equity capital of Parent or any Subsidiary,

(xxi)         pledges of Equity Interests of Unrestricted Subsidiaries,

(xxii)        any purchases by Parent’s Affiliates of Indebtedness or Disqualified Stock of Parent or any Subsidiary the majority of which Indebtedness or Disqualified Stock is purchased by persons who are not Parent’s Affiliates; provided that such purchases by Parent’s Affiliates are on the same terms as such purchases by such persons who are not Parent’s Affiliates,

(xxiii)       transactions in connection with Permitted Incentive Programs and the consummation of other transactions incidental or related thereto,

(xxiv)      transactions to the extent required under any organizational document of either China JV, and/or other documentation governing either China JV, entered into by Parent or any of its Subsidiaries, as such documentation is in effect on the Closing Date, as amended or otherwise modified from time to time in a manner not materially adverse to the Lenders, and

(xxv)       transactions in connection with any Disclosed Transaction.

Section 6.08          Business of Parent and the Subsidiaries; Etc. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business (including the manufacture of medical, safety, health and/or other equipment or supplies), and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09          Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit Parent or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Borrower or any Guarantor pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a)            restrictions imposed by applicable law rule, regulation, order or other requirement;

(b)           contractual encumbrances or restrictions (i) in effect on the Closing Date under Indebtedness existing on the Closing Date, (ii) contained in (A) the Existing Term Loan Documents or (B) the 2026 First Lien Notes Documents, the 2025 First Lien Notes Documents, the 2029 First Lien Notes Documents, the Senior Notes Documents, the Exchangeable Notes Documents and the 2030 Second Lien Notes Documents or (iii) contained in any Indebtedness outstanding pursuant to Section 6.01(z), or, in each case, any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) (provided that, in each case, such documentation shall permit the Liens on Collateral granted pursuant to the Loan Documents);

(c)            any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f)             any restrictions imposed by any agreement relating to Indebtedness permitted to be incurred under Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions either (i) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement, or, in the case of Permitted Refinancing Indebtedness, the Indebtedness being refinanced, or (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings (in each case, as determined in good faith by the Borrower, and in the case of clause (ii), either (x) the Borrower determines in good faith that such encumbrance or restriction would not reasonably be expected to adversely affect the Borrower’s ability to make principal or interest payments on the Loan Obligations or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness);

(g)            customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)             customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j)             customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)            Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l)             customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and its Subsidiaries to make principal or interest payments on the Loan Obligations ;

(m)           any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary unless required by applicable law or regulation or a Governmental Authority;

(n)            restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;

(o)            customary restrictions contained in contracts, leases, subleases, licenses, sublicenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(q)            restrictions created in connection with any Qualified Securitization Transaction or restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r)             restrictions and conditions pursuant to documentation governing any Permitted Incentive Program;

(s)            any encumbrances or restrictions of the type referred to in clause 6.09(A) above imposed by any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Borrower in good faith, will not materially adversely affect the Borrower’s ability to make payments on the Term Loans;

(t)             customary restrictions imposed in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations on the property purchased or leased relating to the sale, lease or transfer of such property;

(u)            provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with an Investment permitted hereunder), which limitation is applicable only to the assets that are the subject of such agreements;

(v)            restrictions imposed in connection with any Investment permitted under Section 6.04;

(w)           in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Parent or a Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Parent or a Subsidiary, restrictions imposed under any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, amalgamation, consolidation or transfer);

(x)            any encumbrances or restrictions of the type referred to in clause 6.09(A) or (B) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (w) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement;

(y)            restrictions under agreements with Boeing; and

(z)            restrictions under agreements or otherwise imposed in connection with any Disclosed Transaction.

Section 6.10           Fiscal Quarter and/or Fiscal Year. In the case of Parent, permit any change to its fiscal quarter and/or fiscal year; provided, that Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as Parent and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize Parent and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Article VII

Events of Default

Section 7.01           Events of Default. In case of the happening of (each, an “Event of Default”) on and after the Closing Date, any of the following events:

(a)            any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false in any material respect when so made or deemed made;

(b)           default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of any interest on any Term Loan or in the payment of any fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)           default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to Parent and the Borrower), 5.05(a), 5.08 or 5.16 or in Article VI;

(e)           default shall be made in the due observance or performance by the Borrower or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)            (i) any payment default shall occur with respect to any payment of principal of or interest on any Material Indebtedness (excluding the Term Loans and any Indebtedness owed to the Borrower or any other Loan Party) in and such default shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness; provided, further that this clause (f) shall not apply to, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Equity Interests (other than Disqualified Stock) of Parent or a combination thereof (in each case to the extent permitted hereunder); provided, further that any breach or default under any Material Indebtedness solely as a result of a breach or violation of any financial maintenance covenant thereunder shall not constitute an Event of Default under this clause (f) unless and until the date on which the requisite holders of such Material Indebtedness shall have declared such Material Indebtedness due and payable as a result of such breach or default;

(g)           there shall have occurred a Change of Control;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Parent, the Borrower or any Material Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership, administration or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, administrator or similar official for or to Parent, the Borrower or any of the Material Subsidiaries for or to a substantial part of the property or assets of Parent, the Borrower or any of the Material Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement, administration or other relief of Parent, the Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership, administration or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, administrator or similar official for Parent, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Parent, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;

(j)             the failure by Parent, the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $100,000,000 (other than amounts covered by (A) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage, or (B) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of Parent, the Borrower or any Material Subsidiary to enforce any such judgment;

(k)            (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or (iii) Parent, the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in the case of each of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)             (i) any Loan Document shall for any reason cease to be (or be asserted in writing by the Borrower or any Guarantor to not be) a legal, valid and binding obligation of any Loan Party party thereto (other than in accordance with the terms of the relevant Loan Document or pursuant to Section 9.08), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby (other than in accordance with the terms hereof or the relevant Security Document), except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or to make any other similar filings (provided the Loan Parties have provided any cooperation, documentation or other assistance reasonably requested on reasonable notice by the Collateral Agent and/or Administrative Agent to enable the Collateral Agent to make any such filings by the applicable deadline), and in any case so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party, or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement; then, and in every such event (other than an event with respect to Parent or the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Parent, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Parent and the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, following the occurrence and continuation of an Event of Default, the Collateral Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, following the occurrence and continuation of an Event of Default, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Guarantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, subject to applicable laws and conditions provided by the relevant Security Documents, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Guarantor of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Guarantor, which right or equity is hereby waived and released. The Administrative Agent or Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Guarantor. To the extent permitted by applicable law, each Guarantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, except abuse of right and fraud. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Article VIII

The Agents

Section 8.01          Appointment and Authority.

(a)            Each of the Lenders and each other Secured Party (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably appoints Morgan Stanley to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII (other than Section 8.06 and Section 8.10) are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any Loan Party shall have rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to either Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. At the request of the Administrative Agent, a Lender that cannot authorize or empower, or has not authorized or empowered, the Administrative Agent to act on its behalf, irrevocably undertakes before the Administrative Agent and the other Lenders, to appear and execute with the Administrative Agent to enable the Administrative Agent to exercise any right, power, authority or discretion vested in it as Administrative Agent pursuant to this Agreement and to execute any document or instrument.

(b)            Morgan Stanley shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and each other Secured Party (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably appoints and authorizes Morgan Stanley to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Morgan Stanley, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.05(f), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02           Rights as a Lender. The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03           Exculpatory Provisions. The Administrative Agent and the Collateral Agent, or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and each of their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent, or the Arranger, as applicable:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent and/or the Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that each of the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)            shall not, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent and/or the Collateral Agent, the Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by the Borrower or a Lender.

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent.

(f)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 8.04           Reliance by the Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05           Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06          Successor Agents.

(a)            Each of the Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders (with the prior consent of the Borrower, such consent not to be unreasonably withheld and such consent not to be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing) shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Disqualified Institution or a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may to the extent permitted by Requirement of Law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent or retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral security until such time as a successor of such Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or retiring Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or retiring Collateral Agent, as applicable, as of the Resignation Effective Date or the Removal Effective Date, as applicable, including under Section 2.17(c)), and the retiring or removed Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable, and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 8.07           Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arranger, any bookrunner nor any other arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 8.09        Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.12 and 9.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, administrator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Agents under Section 2.12 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 9.08(b) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.10        Collateral and Guarantee Matters.

The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08. The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Lien Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form reasonably satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) any of Section 6.02(c), (i), (j), (u), (z), (gg), (ll) (solely as it relates to clause (c), (i), (j), (u), (z), (gg) or (qq) of Section 6.02) and/or (qq) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and each other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), or (z) (with respect to Securitization Assets or Receivables Assets) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09. The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral.

Section 8.11        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.12        Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Section 8.13        Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, in each case, whether or not such Taxes are correctly or legally imposed or asserted. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.13.

Article IX

Miscellaneous

Section 9.01        Notices; Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to any Loan Party, the Administrative Agent as of the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.

(c)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(e)            Any party hereto may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(g)            The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02        Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Section 2.15, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03           Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.08) of the conditions set forth in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04           Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as permitted by Section 6.05, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)            (i)  Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an ”Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) with the prior written consent of:

(A)            the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent will be deemed to have been given if the Borrower has not responded within five (5) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), (y) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person, or (z) if after giving effect to the assignment a majority of the Commitments and Loans would be held by persons who were Lenders on the Closing Date; and

(B)            the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans under any Facility, the amount of the applicable Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Term Loans;

(C)            the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)             the Assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 9.04(g), (ii) any Disqualified Institution (but solely to the extent the DQ List has been made available to the assigning Lender pursuant to Section 9.04(i)), (iii) any Defaulting Lender or (iv) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons).

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii)        Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Section 2.17(e)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04 (other than any provision in subclause (c) relating to Disqualified Institutions), in which case such assignment or transfer shall be null and void).

(iv)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices within the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)

(i)          Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Term Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) the Borrower or any of its Subsidiaries or any of their respective Affiliates, (II) a Defaulting Lender, (III) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons), or (IV) a Disqualified Institution (but solely to the extent the DQ List has been posted to the Platform pursuant to Section 9.04(i)) (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly adversely affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including, without limitation, the requirements of Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)        A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent (i) such greater entitlement results from a Change in Law after the date on which such participation is acquired or (ii) the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank) and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, administration or liquidation proceeding under any insolvency or state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)            [Reserved]

(h)            [Reserved].

(i)

(i)          No assignment shall be made to any person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 9.04, in which case such person will not be considered a Disqualified Institution for the purpose of such assignment). Any assignment in violation of this clause (i)(i) shall not be void, but the other provisions of this clause (i) shall apply.

(ii)         If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, or if any person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) such assignment does not conflict with applicable law and (ii) in the case of clause (A), the Borrower shall not use the proceeds from any Term Loans to prepay Term Loans held by Disqualified Institutions. The processing and recordation fee (if any) specified in Section 9.04(b) shall be waived with respect to any assignment pursuant to this Section 9.04(i)(ii).

(iii)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)        The Administrative Agent shall post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (the “DQ List”) on the Platform to “public siders” and/or “private siders” and/or provide the DQ List to each Lender requesting the same.

Section 9.05         Expenses; Indemnity.

(a)            The Borrower shall reimburse (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Arranger (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent, the Collateral Agent and the Arranger (and one local counsel in any relevant jurisdiction), and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and one additional local counsel in any relevant jurisdiction)) incurred in connection with the preparation of this Agreement and the other Loan Documents or the administration, amendment, modification or waiver thereof and (b) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Lender, including the fees and disbursements of one firm of counsel (and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) in connection with such Event of Default and collection, bankruptcy, insolvency, administration and other enforcement proceedings resulting therefrom.

(b)            The Borrower shall indemnify and hold harmless each Lender, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Arranger and each of their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (including Environmental Liabilities) and related reasonable and documented out-of-pocket expenses (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Indemnified Persons taken as a whole and, if deemed reasonably necessary by the Indemnified Persons, of one (1) local counsel to the Indemnified Persons taken as a whole in each relevant jurisdiction and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the parties subject to such conflict, taken as a whole) to which any such Indemnified Person may become subject arising out of or in connection with the execution or delivery of this Agreement, any other Loan Documents (including, but not limited to, any notice given or purportedly given by or on behalf of the Borrower) (including, without limitation, the Indemnified Person’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its related parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.17), the use of the proceeds of Term Loans thereunder or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and regardless of whether brought by a third party or by Parent or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that (i) the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or any of its Related Persons, (B) to the extent resulting from any Proceeding that does not involve an act or omission of Parent or any of its Affiliates and that is brought by an Indemnified Person solely against another Indemnified Person, other than claims against the Administrative Agent, the Arranger or any other agent in its capacity in fulfilling its role as an agent or Arranger under the Loan Documents or (C) to the extent resulting from a material breach by such Indemnified Person or any Related Person thereof of its obligations under the Loan Documents as found by a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. A “Related Person” of an Indemnified Person shall mean (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons.

(c)            This Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(d)            The Loan Parties shall not be liable to the Arranger or any Indemnified Person for any special, indirect, consequential or punitive damages in connection with the Loan Documents; provided that this sentence shall not limit the Borrower’s indemnification obligations as set forth in this Section 9.05. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Person thereof as found by a final, non-appealable judgment of a court of competent jurisdiction), it being understood that the use of electronic telecommunications or other information transmission systems will not itself constitute bad faith, gross negligence or willful misconduct.

(e)            The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(f)            To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 9.05 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ share of the outstanding Term Loans at such time (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

Section 9.06         Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(c).

Section 9.07        Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08        Waivers; Amendment.

(a)            No failure or delay of the Administrative Agent, the Collateral Agent, the Arranger or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Arranger and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, the Arranger or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)          decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Term Loan, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.13(c);

(ii)         increase or extend the Commitment of any Lender, or decrease any fees of any Lender without the prior written consent of such Lender directly adversely affected thereby (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)        extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Term Loan or any fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv)        except in connection with the integration of Other Term Loan Commitments or Other Term Loans, in each case, that are junior lien or unsecured, amend the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby or the definition of “Pro Rata Share”, without the prior written consent of each Lender directly adversely affected thereby;

(v)         amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Commitments are included on the Closing Date);

(vi)        except as provided in Section 9.18, release all or substantially all of the Collateral or all or substantially all of the value of the Guarantees provided by the Guarantors taken as a whole without the prior written consent of each Lender; or

(vii)       subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness.

provided, further, that (a) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent affected thereby, as applicable and (b) Schedule 9.01 and the list referred to in the definition of Disclosed Transactions may each be updated as expressly provided for in this Agreement. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender and.

(c)            Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to:

(i)          effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties,

(ii)         include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith,

(iii)         as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document, or

(iv)        remove references to the 2026 First Lien Noteholders, the 2026 First Lien Notes, the 2026 First Lien Notes Indenture and the 2026 First Lien Notes Trustee and related provisions from any Loan Document in the event the 2026 First Lien Notes are no longer required to be secured equally and ratably with the Loan Obligations under the terms of the 2026 First Lien Notes Indenture.

(d)            Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, and for purposes of the relevant provisions of Section 2.18(b).

(e)            Notwithstanding the foregoing, modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments and Other Term Loans in a manner consistent with Sections 2.22 and 2.23 as may be necessary to establish such Other Term Loan Commitments and Other Term Loans as a separate Class or tranche from the existing Term Facility Commitments or Term Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, error, typographical error, defect or inconsistency.

(f)            Notwithstanding the foregoing or anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, restatement, supplement, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, restatement, supplement, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders of the same Class (other than because of its status as a Defaulting Lender).

Section 9.09         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10        Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnified Persons) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 9.12        Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13        Counterparts; Electronic Execution.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature (including, without limitation, facsimile and/or .pdf) on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Administrative Agent.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by each of the Credit Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the other Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or Credit Party without further verification and (b) upon the request of the Administrative Agent, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it in good faith to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) any claim against the Administrative Agent and each Credit Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.14        Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15        Jurisdiction; Consent to Service of Process.

(a)            Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably waives the right to any other jurisdiction to which it may be entitled by reason of domicile, place of residence or any other reason and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other parties or any Affiliate thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than such courts. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any competent jurisdiction.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16        Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Parent, the Borrower and any Subsidiary or their respective businesses furnished to it by or on behalf of Parent, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Term Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) on a confidential basis to (i) any rating agency in connection with rating Parent, the Borrower or their Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Borrower, (I) to the extent routinely provided by the Agents, the Lenders and arrangers to data service providers, including league table providers, that serve the lending industry and (J) to any other party to this Agreement.

Section 9.17        Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Parent or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, its Related Parties or the Arranger have any liability to Parent, the Borrower, any Lender or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 9.18        Release of Liens and Guarantees.

(a)            The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased or licensed to a Loan Party, upon termination or expiration of such lease or license (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor (other than Parent or the Borrower), upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) upon such Collateral becoming Excluded Property, and (viii) in the case of Permitted Receivables Facility Assets or Securitization Assets, upon the Disposition thereof by any Loan Party to a Receivables Entity or Securitization Entity, as applicable, of such Permitted Receivables Facility Assets or Securitization Assets, pursuant to a Qualified Receivables Facility or in connection with a Qualified Securitization Transaction, in each case to the extent permitted hereunder, and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.10 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)            In addition, the Lenders and the other Secured Parties hereby irrevocably agree that any Guarantor (other than Parent) shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Guarantor (other than Parent and the Borrower) which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release pursuant to the preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary becoming an Excluded Subsidiary is not prohibited by this Agreement and (C) the primary purpose (as reasonably determined by the Borrower) of such transaction was not to release such Guarantor from its obligations under the Loan Documents (provided, that to the extent such Subsidiary becomes an Excluded Subsidiary due to becoming non-wholly-owned, any transfer of the Equity Interests of such Subsidiary shall be to a non-Affiliate)or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).

(c)            The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Loan Party, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of Parent containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)            Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, including, without limitation, original executed releases of the Mortgages in recordable or registerable form and any reasonable assistance as may be required to make any applicable recording, filing or registration of such releases, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, administration or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

Section 9.19        USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.20        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.21        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from the Borrower to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower.

Section 9.22        Distributable Reserves. Nothing in this Agreement or any other Loan Document will prevent any of Parent, the Borrower or any of the Subsidiaries from reducing its company capital in any way permitted by applicable law and the Lenders hereby consent to any such reduction of company capital and, without limiting the foregoing, consent to and agree not to object to any such reduction of company capital by way of court or other procedure required to implement any such reduction of company capital. Notwithstanding the foregoing, nothing in this Section 9.22 shall diminish the applicability of the covenants contained in Article VI hereof.

Section 9.23        No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arranger are arm’s-length commercial transactions between the Borrower, Parent and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, (B) each of the Borrower and Parent have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Parent or any of their respective Affiliates, or any other person and (B) neither the Administrative Agent, nor any Lender or the Arranger has any obligation to the Borrower, Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Parent and their respective Affiliates, and neither the Administrative Agent nor the Arranger, any Lender or documentation agent has any obligation to disclose any of such interests to the Borrower, Parent or any of their respective Affiliates. The Borrower agrees that it will not take any position or bring any claim against any of the Administrative Agent, Lenders or Arranger that is contrary to the preceding sentence.

Section 9.24        Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)   In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)   As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Rhonda Harkins
Name: Rhonda Harkins Title: Treasurer

[Signature page to Delayed-Draw Bridge Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent and as Collateral Agent

By:	/s/ Ethan Plater
Name: Ethan Plater Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.
as a Lender

By:	/s/ Ethan Plater
Name: Ethan Plater Title: Authorized Signatory

[Signature page to Delayed-Draw Bridge Credit Agreement]

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Delayed-Draw Bridge Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (the “Effective Date”) (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Spirit AeroSystems, Inc., a Delaware corporation

[1]	Select as applicable.

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Delayed-Draw Bridge Credit Agreement dated as of June 30, 2024 among the Borrower, the Lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Term Loans for all Lenders	Amount of Commitment/ Term Loans Assigned	Percentage Assigned of Commitment/ Term Loans[2]
Initial Term Loan Commitments/Initial Term Loans	$	$		%

Effective Date: __________, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.

[Consented to and]3 Accepted:

[MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent]

By:
Name:
Title:

[3]	To be completed to the extent consents are required under the Credit Agreement.

[SPIRIT AEROSYSTEMS, INC., as Borrower]

By:
Name:
Title:

SPIRIT AEROSYSTEMS, INC. DELAYED-DRAW BRIDGE CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under the Credit Agreement.

1.2.           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04(a) or 5.04(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it is not a Disqualified Institution under the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Acceptance by the Assignee and the Assignor by Electronic Signature (as defined below) or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System (as defined below) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Acceptance, shall be governed by, and construed in accordance with, the law of the State of New York.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other person, providing for access to data protected by passcodes or other security system.

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

SOLVENCY CERTIFICATE
of
PARENT
AND ITS SUBSIDIARIES

Pursuant to Section 4.01(h) of the Delayed-Draw Bridge Credit Agreement dated as of June 30, 2024 (the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties meeting the definition of Financial Officer in the Credit Agreement] of Parent, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the [Initial] Term Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such [Initial] Term Loans:

a.	The fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate (this “Certificate”), the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of Parent and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

C-1

WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of Parent, on behalf of Parent, and not individually, as of the date first stated above.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF

BORROWING REQUEST

Date:1                   ,

To:	Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent under that certain Delayed-Draw Bridge Credit Agreement dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the lenders party thereto from time to time (the “Lenders”), and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.	The Borrowing will be a Borrowing of Term Loans.[2]

2.	The aggregate amount of the proposed Borrowing is: $ .

3.	The Business Day of the proposed Borrowing is: .

4.	The location and number of the Borrower’s account to which the proceeds of such Borrowing are to be disbursed is .

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions to lending specified in Sections 4.02(b) through 4.02(e) of the Credit Agreement shall have been satisfied.]3

[Remainder of Page Intentionally Left Blank]

[1]	The Borrower must notify the Administrative Agent not later than 12:00 noon, New York City time, two (2) Business Days before the date of the proposed Borrowing. Each Borrowing Request will be irrevocable and (in the case of telephonic requests) must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower, to the Administrative Agent.

[2]	Specify whether the Borrowing is of Initial Term Loans or Other Term Loans of a particular Class.

[3]	Include for borrowing requests made after the Closing Date.

D-1

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

SPIRIT AEROSYSTEMS, INC., as Borrower

By:
Name:
Title:

D-2

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F

FORM OF

NOTE

$[ ]	New York, New York
[Date]

FOR VALUE RECEIVED, SPIRIT AEROSYSTEMS, INC. (the “Borrower”) hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, to the Administrative Agent’s payment office initially located at Morgan Stanley Senior Funding, Inc., 1300 Thames Street, 4th Floor, Thames Street Wharf, Baltimore, MD 21231, Attention: Agency Team, on the Term Facility Maturity Date the principal sum of [   ] DOLLARS ($[       ]) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.13 of the Credit Agreement.

This Note is one of the Notes referred to in Section 2.09(e) of the Delayed-Draw Bridge Credit Agreement, dated as of June 30 2024, among Spirit AeroSystems, Inc., a Delaware corporation, the lenders from time to time party thereto (including the Lender), and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured in accordance with the Security Documents and is entitled to the benefits of the Guarantees provided by the Guarantors pursuant to the Loan Documents. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Term Facility Maturity Date, in whole or in part, and Term Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

F-1

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SPIRIT AEROSYSTEMS, INC.

By:
Name:
Title:

F-2

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H-1

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the lenders party thereto from time to time (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e)(ii)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-1-1

[Non-U.S. Lender]

By:
Name:
Title:

[Address]

Dated:                                  , 20[ ]

H-1-2

EXHIBIT H-2

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the lenders party thereto from time to time (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e)(ii)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct and indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: an IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8IMY, as applicable (or any successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-2-1

[Non-U.S. Lender]

By:
Name:
Title:

[Address]

Dated:                                             , 20[ ]

H-2-2

EXHIBIT H-3

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the lenders party thereto from time to time (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e)(ii)(4) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-3-1

[Non-U.S. Lender]

By:
Name:
Title:

[Address]

Dated:                                             , 20[ ]

H-3-2

EXHIBIT H-4

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the lenders party thereto from time to time (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e)(ii)(4) and 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct and indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: an IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8IMY, as applicable (or any successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-4-1

[Non-U.S. Participant]

By:
Name:
Title:

[Address]

Dated:                                        , 20[ ]

H-4-2

EXHIBIT I

FORM OF

COLLATERAL AGREEMENT

[See Attached]

COLLATERAL AGREEMENT

This COLLATERAL AGREEMENT (this “Agreement”) is entered into as of June 30, 2024, by and among SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Borrower”), SPIRIT AEROSYSTEMS HOLDINGS, INC., a Delaware corporation (“Parent”), SPIRIT AEROSYSTEMS NORTH CAROLINA, INC., a North Carolina corporation (“Spirit NC”), such other parties that may become Obligors hereunder after the date hereof (together with the Borrower, Parent, and Spirit NC, collectively, the “Obligors”; and each, an “Obligor”), and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

R E C I T A L S

WHEREAS, pursuant to that certain Delayed-Draw Bridge Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, replaced, and/or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., in its capacities as Administrative Agent and Collateral Agent, the Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the 2026 First Lien Notes Indenture, the Borrower issued the 2026 First Lien Notes;

WHEREAS, the Borrower and the 2026 First Lien Notes Trustee have entered into that certain Seventh Supplemental Indenture, dated on or about the date hereof, pursuant to which the Obligors agree to grant security for the 2026 First Lien Notes as provided therein and herein;

WHEREAS, the relative rights, remedies and priorities of the Secured Parties and the Credit Agreement Secured Parties (as defined in the Equal Priority Intercreditor Agreement) in respect of the Collateral are governed by the Equal Priority Intercreditor Agreement; and

WHEREAS, the Obligors are required to enter into this Agreement pursuant to the terms of the Credit Agreement and the 2026 First Lien Notes Indenture.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1.             Definitions.

(a)           Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, provided, that, the following terms shall have the meanings ascribed to such terms in accordance with the version of the Uniform Commercial Code enacted, and as in effect from time to time, in the State of New York, except to the extent that such terms may be used in connection with the perfection, the effect of perfection or non-perfection or the priority of a security interest in any Collateral, in which case, such terms shall instead have the meanings ascribed to such terms in accordance with the version of the Uniform Commercial Code enacted, and as in effect from time to time, in the applicable jurisdiction with respect to such affected Collateral for purposes of perfection, the effect of perfection or non-perfection or priority (the “UCC”): “Accession”, “Account”, “Adverse Claim”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Intermediary”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Proceeds”, “Securities Account”, “Securities Intermediary”, “Security”, “Software”, “Supporting Obligation” and “Tangible Chattel Paper”.

(b)           In addition, the following terms shall have the meanings set forth below:

“2026 First Lien Noteholders” shall mean, collectively, as of any date of determination: (a) each person that is a registered holder of the 2026 First Lien Notes as of such date; and (b) the 2026 First Lien Notes Trustee.

“2026 First Lien Notes Obligations” means all of the obligations of the Loan Parties under the 2026 First Lien Notes Indenture, including principal, premium, if any, and interest on the 2026 First Lien Notes.

“Collateral” has the meaning provided in Section 2 hereof.

“Controlling Collateral Agent” has the meaning set forth in the Equal Priority Intercreditor Agreement; provided that if the Equal Priority Intercreditor Agreement is no longer outstanding, Controlling Collateral Agent shall mean the Collateral Agent.

“Copyright License” means any written agreement, naming any Obligor as licensor, granting any right under any Copyright.

“Copyrights” means: (a) all United States copyrights, now existing or hereafter created or acquired, and all registrations and recordings thereof, and all applications in connection therewith, that are registered with, or pending before, the United States Copyright Office; and (b) all renewals thereof.

“Default” means any Default or, solely in the case of Section 8(h), any “Default” as such term is defined in the 2026 First Lien Notes Indenture.

“Event of Default” means any Event of Default or, solely in the case of Section 8(h), any “Event of Default” as such term is defined in the 2026 First Lien Notes Indenture.

“Guarantor Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit 16, executed and delivered by a Subsidiary in accordance with the provisions of Section 16.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable or binding upon any person or any of its property, or to which such person or any of its Property is subject.

“Loan Document Secured Parties” means the Secured Parties other than the 2026 First Lien Noteholders.

“Obligors” has the meaning given in the preamble.

“Organizational Document” means: (a) with respect to each Person that is a corporation, its charter and its by-laws (or similar documents); (b) with respect to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents); (c) with respect to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents); (d) with respect to each Person that is a general partnership, its partnership agreement (or similar document); and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Patent License” means any agreement, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention or design covered by a Patent.

“Patents” means: (a) all letters patent of the United States and all reissues, reexaminations, and extensions thereof; and (b) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof.

“Pledged Equity” means, with respect to each Obligor, (i) one hundred percent (100.0%) of the issued and outstanding Equity Interests of each Wholly Owned Subsidiary directly owned by such Obligor that is a Domestic Subsidiary (other than a FSHCO) (which, as of the date hereof, comprises the Equity Interests of the Subsidiaries owned by such Obligor as set forth on Schedule 1(b) hereto), and (ii) sixty-five percent (65.0%) (or such lesser percentage as is owned by a Loan Party) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulations Section 1.956–2(c)(2)), and one-hundred percent (100.0%) (or such lesser percentage as is owned by a Loan Party) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treasury Regulations Section 1.956–2(c)(2)), in each Wholly Owned Subsidiary that is a First-Tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary), but, in each case of the foregoing clauses (i)(A) and (i)(B), excluding any Equity Interests that constitute Excluded Property, in each case, together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, without limitation, the following:

(i)           all Equity Interests representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise issued in respect thereof; and

(ii)           in the event of any consolidation or merger involving the issuer thereof and, as a result of which, such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by, or resulting from, such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of any Obligor;

provided, that, “Pledged Equity” shall not include any Excluded Property.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Secured Obligations” means, without duplication: (a) all Obligations; (b) all 2026 First Lien Notes Obligations; (c) all costs and expenses incurred in connection with enforcement and collection of the Obligations, including the fees, charges and disbursements of counsel; and (d) all costs and expenses incurred in connection with enforcement and collection of the 2026 First Lien Notes Obligations, including the fees, charges and disbursements of counsel.

“Trademark License” means any agreement, written or oral, providing for the grant by or to an Obligor, of any right to use any Trademark.

“Trademarks” means: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, domain names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, or any state thereof; and (b) all renewals thereof.

“UCC” has the meaning provided in Section 1(a) hereof.

2.             Grant of Security Interest in the Collateral. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to all of the following, whether now owned or existing, or owned, acquired, or arising hereafter (collectively, the “Collateral”): (a) (i) all Accounts, (ii) all Chattel Paper, (iii) those certain Commercial Tort Claims set forth on Schedule 2(c) hereto (as updated from time to time in accordance with the terms hereof), (iv) all Commodity Accounts, (v) all Copyrights, (vi) all Copyright Licenses, (vii) all Deposit Accounts, (viii) all Documents, (ix) all Equipment, (x) all Fixtures, (xi) all General Intangibles, (xii) all Instruments, (xiii) all Inventory, (xiv) all Investment Property, (xv) all Letter-of-Credit Rights, (xvi) all Money, (xvii) all Patents, (xviii) all Patent Licenses, (xix) all Pledged Equity, (xx) all Software, (xxi) all Supporting Obligations, (xxii) all Trademarks, (xxiii) all Trademark Licenses, and (xxiv) all Accessions; and (b) all Proceeds of any and all of the foregoing referred to in clause (a) above.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to, and the Collateral shall not include, any Excluded Property.

The Obligors and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest created hereby in the Collateral: (A) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising; and (B) is not to be construed as an assignment of any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, or Trademark Licenses.

3.             Representations and Warranties. Each Obligor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)           Ownership. Such Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign, or transfer the same. To the knowledge of such Obligor, there exists no Adverse Claim with respect to the Pledged Equity of such Obligor.

(b)           Security Interest / Priority. This Agreement creates a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral of such Obligor, and, with respect to such Collateral against which a security interest may be perfected by filing under the UCC, when properly perfected by filing, shall constitute a valid and perfected, first priority security interest in such Collateral (including all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute Securities), except for Permitted Liens. The taking possession by the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, of the Certificated Securities (if any) evidencing the Pledged Equity, and of all other Instruments constituting Collateral, in each case, together with executed transfer powers, will perfect, and establish the first priority (subject to Permitted Liens) of, the Collateral Agent’s security interest in all of the Pledged Equity evidenced by such certificated securities and such Instruments.

(c)           Authorization of Pledged Equity. All Pledged Equity of such Obligor, as of the Closing Date, is, to the knowledge of such Obligor, including with respect to Pledged Equity acquired by such Obligor from a third party, duly authorized and validly issued, is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.

(d)           No Other Equity Interests, Instruments, Etc. As of the Closing Date: (i) such Obligor does not own any certificated Equity Interests in any Subsidiary that are required to be pledged and delivered to the Collateral Agent hereunder except as set forth on Schedule 1(b) hereto; and (ii) such Obligor does not hold any Instruments, Documents or Tangible Chattel Paper required to be pledged and delivered to the Collateral Agent pursuant to Section 4(a)(i) of this Agreement, other than as set forth on Schedule 3(d) hereto, and all such certificated securities, Instruments, Documents, and Tangible Chattel Paper have been delivered to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, to the extent required by the terms of this Agreement and the other Loan Documents.

(e)           Consents; Etc. There are no restrictions in any Organizational Document governing any Pledged Equity of such Obligor, or any other document related thereto which would limit or restrict: (i) the grant of a Lien pursuant to this Agreement on such Pledged Equity; (ii) the perfection of such Lien; or (iii) the exercise of remedies in respect of such perfected Lien on such Pledged Equity, as contemplated by this Agreement. Except for (A) the filing or recording of UCC financing statements, (B) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (C) obtaining control to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (D) such actions as may be required by Laws affecting the offering and sale of securities, (E) such actions as may be required by applicable foreign Laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries, (F) consents, authorizations, filings or other actions which have been obtained or made, and (G) those consents, authorizations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for: (I) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor; (II) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC, the granting of control (to the extent required under Section 4(a) hereof) or by filing an appropriate notice with the United States Patent and Trademark Office or the United States Copyright Office); or (III) the exercise by the Collateral Agent or any other Secured Party of the rights and remedies provided for in this Agreement.

(f)            Commercial Tort Claims. As of the Closing Date, no Obligor has any Commercial Tort Claims seeking damages in excess of Ten Million Dollars ($10,000,000), other than as set forth on Schedule 2(c) hereto.

(g)           Copyrights, Patents and Trademarks.

(i)            To such Obligor’s knowledge, (A) each registered or issued Copyright, Patent and Trademark owned by such Obligor is valid, subsisting, unexpired, enforceable and has not been abandoned, and (B) no material unregistered Trademark owned by such Obligor, if and to the extent that any exists, is abandoned, in each case of the foregoing clauses (g)(i)(A) and (g)(i)(B), except to the extent as would not reasonably be expected to have a Material Adverse Effect.

(ii)           To such Obligor’s knowledge, no holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or question the validity of any Copyright, Patent or Trademark owned by any Obligor, except to the extent as would not reasonably be expected to have a Material Adverse Effect.

(iii)          No action or proceeding is pending against such Obligor seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark owned by such Obligor that, if adversely determined, could reasonably be expected to have an adverse effect on the value of any such Copyright, Patent or Trademark of such Obligor, except to the extent as would not reasonably be expected to have a Material Adverse Effect.

(iv)          All filings required to be filed with a Governmental Authority with respect to the application for, or prosecution or maintenance of, Copyrights, Patents and Trademarks owned by such Obligor have been duly and properly filed, except as would not reasonably be expected to have a Material Adverse Effect.

(v)           No Obligor has granted any outstanding Liens other than Permitted Liens on any material Copyrights, Patents or Trademarks constituting Collateral and owned by such Obligor, and no such material Copyrights, Patents or Trademarks constituting Collateral have been sold, transferred, or leased, in each case, other than as permitted hereunder or under the Credit Agreement.

(vi)          To the knowledge of the Obligors, Schedule 4 sets forth, as of the Closing Date, a list that is true and correct of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by a Loan Party.

(h)           Name, Jurisdiction of Organization, etc. (i) As of the Closing Date, the jurisdiction of organization, chief executive office, and exact legal name of each Loan Party are listed on Schedule 5 hereto; (ii) except as set forth on Schedule 5, in the past five years no Loan Party has changed its legal name, has used any other name on any filings with the Internal Revenue Service or acquired all or substantially all assets of or otherwise became a successor by merger or acquisition of assets to any other company, division, business or a branch and (iii) except as set forth on Schedule 5, no Loan Party has changed its jurisdiction of organization in the past four months.

4.             Covenants. Subject to the Equal Priority Intercreditor Agreement, each Obligor covenants that, until the earlier of (A) such time as the Secured Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations under the Loan Documents that are not then due and payable) and the Commitments have expired or been terminated, or (B) the express release in a writing signed by the Collateral Agent of the security interest granted hereunder, for the benefit of the Secured Parties, in accordance with the terms of the Credit Agreement, such Obligor shall:

(a)           Instruments / Chattel Paper / Pledged Equity / Control.

(i)            If any amount in excess of Ten Million Dollars ($10,000,000) payable under, or in connection with, any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral having a value in excess of Ten Million Dollars ($10,000,000) shall be stored or shipped subject to a Document, ensure that such Instrument, Tangible Chattel Paper, or Document is either: (A) in the possession of such Obligor or a third party on such Obligor’s behalf at all times; or (B) if requested by the Collateral Agent to perfect its security interest in such Collateral, (I) if the Instrument, Tangible Chattel Paper or Document is in the possession of such Obligor, is delivered to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Controlling Collateral Agent, or (II) if such Instrument, Tangible Chattel Paper or Document is in the possession of a third party, use its commercially reasonable efforts to cause it to be delivered to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent. If requested by the Collateral Agent, such Obligor shall use its commercially reasonable efforts to ensure that any Collateral consisting of Tangible Chattel Paper valued in excess of Ten Million Dollars ($10,000,000) is marked with a legend, reasonably acceptable to the Collateral Agent, indicating the Collateral Agent’s security interest in such Tangible Chattel Paper.

(ii)           Deliver to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, promptly upon the receipt thereof by, or on behalf of, an Obligor, all certificates and instruments constituting Pledged Equity (to the extent such Pledged Equity is certificated). All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a)(ii) hereto or such other form as may be reasonably acceptable to the Controlling Collateral Agent.

(iii)           If any Collateral shall consist of Electronic Chattel Paper, Letter-of-Credit Rights or uncertificated Investment Property, in each case, with a value in excess of Ten Million Dollars ($10,000,000), execute and deliver (and, with respect to any Collateral consisting of uncertificated Investment Property, use its commercially reasonable efforts to cause the issuer with respect to such Investment Property to execute and deliver) to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, all agreements, assignments, instruments or other documents as reasonably requested by the Collateral Agent or the Controlling Collateral Agent for the purpose of obtaining and maintaining control with respect to such Collateral.

(b)           Filing of Financing Statements, Notices, Etc. Execute and deliver to the Collateral Agent such agreements, assignments, or instruments (including, without limitation, affidavits, notices, reaffirmations, and amendments and restatements of existing documents, as the Collateral Agent may reasonably request) and do all such other things as the Collateral Agent may reasonably deem necessary or appropriate, but in all cases subject to the limitations set out herein: (i) to assure to the Collateral Agent its security interests hereunder, including, without limitation, (A) such instruments as the Collateral Agent may from time to time reasonably request, in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (B) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights substantially in the form of Exhibit 4(b)(iii), (C) with regard to Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office substantially in the form of Exhibit 4(b)(i) hereto, and (D) with regard to Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office substantially in the form of Exhibit 4(b)(ii) hereto; (ii) to consummate the transactions contemplated hereby; and (iii) to otherwise protect and assure the Collateral Agent of its rights and interests hereunder. Furthermore, such Obligor also hereby irrevocably makes, constitutes and appoints the Collateral Agent, its nominee or any other Person whom the Collateral Agent may designate, as such Obligor’s attorney in fact, with full power, and for the limited purpose of signing in the name of such Obligor, any financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents, which, in the Collateral Agent’s reasonable discretion, would be necessary or appropriate in order to perfect, and maintain perfection of, the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable until (I) such time as the Secured Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations under the Loan Documents that are not then due and payable) and the Commitments have expired or been terminated, or (II) the express release in a writing signed by the Collateral Agent of the security interest granted hereunder, for the benefit of the Loan Document Secured Parties, in accordance with the terms of the Credit Agreement; provided, that, the Collateral Agent agrees not to exercise the foregoing powers of attorney-in-fact except upon the occurrence and during the continuance of an Event of Default. Such Obligor hereby agrees that a carbon, photographic or other reproduction of this Agreement, or of any such financing statement (or amendment thereof or supplement thereto), shall be sufficient for filing as a financing statement (or amendment thereof or supplement thereto) by the Collateral Agent, without notice thereof to such Obligor, wherever the Collateral Agent may in its sole discretion desire to file the same. Notwithstanding anything to the contrary in the foregoing: (I) to the extent that the pledge of Equity Interests of any Wholly Owned Subsidiary that is a First-Tier Foreign Subsidiary (other than any Immaterial Foreign Subsidiary) that, but for the limitations set forth in this clause (b)(I), would constitute Pledged Equity, cannot be perfected under the Laws of the State of New York, the Collateral Agent may, in its reasonable discretion and after consultation with the Borrower, if the costs and/or burdens (including, without limitation, regulatory burdens) of obtaining such pledge would outweigh the benefits of obtaining such pledge to the Collateral Agent and the other Secured Parties, not require that such Equity Interests be pledged (and, in such an event, such Equity Interests shall not constitute Pledged Equity); and (II) other than with regard to a pledge of the Pledged Equity as required hereunder, no perfection action shall be required to be taken in any jurisdiction other than the United States, or required by the Laws of any jurisdiction other than the United States, or enter into any security agreement governed by the Laws of any such jurisdiction (other than the United States), in order to either create or perfect any security interests in Property located or titled outside of the United States.

(c)           Change in Legal Name, Corporate Structure or Location. Not, without providing written notice to the Collateral Agent within ten (10) days thereof (or such longer period as the Collateral Agent may agree in its sole discretion), change its registered legal name, change its state of organization, be party to a merger or consolidation, or change its organizational existence.

(d)           Collateral Held by Warehouseman, Bailee, Etc. If Collateral having a fair market value (as reasonably determined in good faith by the Borrower) in excess of Ten Million Dollars ($10,000,000) is, at any time, in the possession or control of a warehouseman, bailee, consignee, any agent or processor of such Obligor or any other Person that is not an Obligor, and the Collateral Agent so requests after an Event of Default has occurred that is continuing: (i) notify such Person in writing of the Collateral Agent’s security interest therein; (ii) instruct such Person to hold all such Collateral for the Collateral Agent’s account and subject to the Collateral Agent’s instructions; and (iii) use commercially reasonable efforts to obtain a written acknowledgment from such Person that it is holding such Collateral for the benefit of the Collateral Agent.

(e)           Commercial Tort Claims. (i) Promptly following the end of each fiscal quarter of the Borrower, forward to the Collateral Agent an updated Schedule 2(c) listing any and all Commercial Tort Claims by, or in favor of, such Obligor seeking damages in excess of Ten Million Dollars ($10,000,000), and (ii) execute and deliver such statements, documents and notices, and do and cause to be done all such things, as may be reasonably required by the Collateral Agent, or required by Law, to create, preserve, perfect and maintain the Collateral Agent’s security interest in any Commercial Tort Claims initiated by, or in favor of, any Obligor.

(f)           Books and Records. If reasonably requested by the Collateral Agent, mark its books and records (and shall cause the issuer of the Pledged Equity of such Obligor to mark its books and records) to reflect the security interest granted pursuant to this Agreement.

(g)           Equity Interests in Partnerships or Limited Liability Companies. Not (A) take any action to cause any membership interest, partnership interest, or other Equity Interest of any limited liability company or partnership owned or controlled by any Obligor comprising Collateral to be or become a “security” within the meaning of, or to be governed by, Article 8 of the UCC, or (B) acquire a limited liability company or partnership interest that is a security within the meaning of, or governed by, Article 8 of the UCC, and shall not cause or permit any such limited liability company or partnership to “opt in” or to take any other action seeking to establish any membership interest, partnership interest, or other Equity Interest of such limited liability company or partnership comprising the Collateral as a “security”, in each case, unless: (i) the applicable Obligor shall have certificated, or shall promptly certificate, its Equity Interests in any such limited liability company or partnership; and (ii) the applicable Obligor shall have delivered, or shall deliver, all certificates evidencing such Equity Interests to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties, in accordance with, and as required by, Section 4(a)(ii).

(h)           Intellectual Property.

(i)            Not knowingly do any act, or knowingly omit to do any act, whereby any Patent, Copyright or Trademark owned by such Obligor is likely to become abandoned, invalidated or dedicated to the public, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(ii)           With respect to the grant of Liens in or to, and the sale, transfer, lease and other disposals of, any Intellectual Property constituting Collateral, comply with its obligations under the Credit Agreement, including as set forth in Section 6.02 and Section 6.05 of the Credit Agreement.

(iii)           Take commercially reasonable efforts and necessary steps, including, without limitation, with respect to any proceeding before or filing required by the United States Patent and Trademark Office or United States Copyright Office, to maintain and pursue each material Patent, Copyright and Trademark owned by such Obligor, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(iv)           After any material Copyright, Patent or Trademark owned by such Obligor is infringed, misappropriated or diluted by a third party, take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, Patent or Trademark, including, where appropriate in such Obligor’s reasonable business judgment, by bringing suit for, as applicable, infringement, misappropriation or dilution, seeking injunctive relief and seeking to recover any and all damages for such infringement, misappropriation or dilution, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(v)           Within 15 business days after the delivery of annual financial statements pursuant to Section 5.04(a) of the Credit Agreement and the related certificate pursuant to Section 5.04(c) of the Credit Agreement (or such later date as the Collateral Agent may agree), the Borrower will deliver to the Collateral Agent a written supplement to Schedule 4 hereto listing all additional Copyrights, exclusive material Copyright Licenses granted to any Obligor as a licensee, Patents and Trademarks acquired, registered or applied for by any Obligor after the date hereof or after the last supplement delivered pursuant to this Section 4(h)(v), as applicable, all in reasonable detail, and promptly make relevant filings as contemplated under Section 4(b) in respect thereof.

Notwithstanding anything to the contrary in the foregoing, the Obligors may, in their reasonable business judgment, fail to, or not seek to, maintain, pursue, renew, preserve or protect any Copyright, Patent or Trademark which is not material to their business or which would not otherwise be commercially reasonable, given the applicable circumstances, to seek to maintain, pursue, preserve, renew or protect.

For the purpose of enabling the Collateral Agent, solely during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Collateral Agent, an irrevocable, non-exclusive, worldwide, royalty-free (and free of any other obligation of payment) license to use, license or sublicense any of the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and any other intellectual property now owned, licensed or hereafter acquired by such Obligor (to the extent not prohibited by applicable Law or contractual obligation), wherever the same may be located, subject to in the case of Trademarks, reasonable rights to quality control and inspection in favor of such Obligor to the extent necessary to avoid the risk of invalidation of said Trademarks. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof, except to the extent prohibited by applicable Law or contractual obligation.

5.             Authorization to File Financing Statements. Each Obligor hereby authorizes the Collateral Agent to prepare and file such financing statements (including continuation statements), amendments thereof or supplements thereto, and such other instruments as the Collateral Agent may, from time to time, deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Collateral as “all personal property” and/or “all assets”, in each case, “whether now owned or hereafter acquired”, or words of similar meaning).

6.             Advances. Subject to the Equal Priority Intercreditor Agreement, upon the occurrence of an Event of Default and during the continuation thereof, upon prior written notice to the Borrower, the Collateral Agent may, at its sole option and in its sole discretion, perform any of the covenants and agreements of any Obligor contained herein or in any other Loan Document, and, in so doing, may expend such sums as the Collateral Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any Adverse Claim, and all other expenditures which the Collateral Agent may make for the protection of the security hereof, or which may be compelled to make by operation of Law; provided, that, so long as no Event of Default has occurred and is continuing under Sections 7.01(c), (h) or (i) of the Credit Agreement, any such performance, expenditure or other action may not be undertaken by the Collateral Agent if the Obligors and their Subsidiaries are (i) diligently pursuing such performance or action in good faith, and (ii) contesting in good faith (A) any such amounts due, and/or (B) the circumstances giving rise to the need for such performance or action, in each case of the foregoing clauses (i) and (ii), except to the extent that the Collateral Agent determines in good faith that such performance, expenditure or other action is reasonably required in order to prevent a material impairment of its rights in and to any material portion of the Collateral. All such sums and amounts so expended shall be repayable by the Obligors, on a joint and several basis, promptly upon timely written notice thereof and demand therefor (together with reasonably detailed backup documentation supporting such demand for reimbursement), shall constitute additional Secured Obligations, and shall bear interest from the date said amounts are expended at the default rate of interest to the extent provided in Section 2.13(c) of the Credit Agreement. Subject to the Equal Priority Intercreditor Agreement, upon the occurrence of an Event of Default, and during the continuation thereof, and upon prior written notice, the Collateral Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim, except to the extent that such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7.            Remedies.

(a)            General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, subject to the Equal Priority Intercreditor Agreement, the Collateral Agent shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations, or by Law (including, without limitation, levy of attachment, garnishment, and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Collateral Agent may, with or without judicial process and/or the aid or assistance of others to the extent directed by the Required Lenders pursuant to the terms of the Credit Agreement: (i) unless prohibited by the landlord thereof from doing so (after the applicable Obligor’s commercially reasonable efforts to obtain a waiver with regard to such prohibition from the applicable landlord), enter on any premises on which any of the Collateral may be located, and, without resistance or interference by the Obligors, take possession of the Collateral; (ii) dispose of any Collateral on any such premises; (iii) require the Obligors to assemble and make available to the Collateral Agent, at the expense of the Obligors, any Collateral at any place and time designated by the Collateral Agent which is reasonably convenient to both parties; (iv) remove any Collateral from any such premises for the purpose of effecting the sale or other disposition thereof; and/or (v) without demand and without advertisement, notice, hearing or process of Law, all of which each of the Obligors hereby waives to the fullest extent permitted by Law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale (which, in the case of a private sale of Pledged Equity, shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for Money, upon credit or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding anything to the contrary in the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Collateral Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act. Neither the Collateral Agent’s compliance with applicable Law nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale.

To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Borrower, in accordance with the notice provisions of Section 9.01 of the Credit Agreement, at least ten (10) days before the time of sale or other event giving rise to the requirement of such notice. Subject to the Equal Priority Intercreditor Agreement, the Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Obligor further acknowledges and agrees that any offer to sell any Pledged Equity which has been: (A) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act); or (B) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and the Collateral Agent may, in such event, bid for the purchase of such securities. Subject to the Equal Priority Intercreditor Agreement, the Collateral Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. Subject to the Equal Priority Intercreditor Agreement, to the extent permitted by applicable Law, any Secured Party may be a purchaser at any such sale. To the extent permitted by applicable Law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable Law and the Equal Priority Intercreditor Agreement, the Collateral Agent may postpone, or cause the postponement of, the sale of all, or any portion, of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Law, be made at the time and place to which the sale was postponed, or the Collateral Agent may further postpone such sale by announcement made at such time and place.

(b)            Remedies Relating To Accounts. Upon the occurrence and during the continuation of an Event of Default, whether or not the Collateral Agent has exercised any or all of its rights and remedies hereunder: (i) each Obligor will promptly, upon request in writing of the Collateral Agent, instruct all account debtors to remit all payments in respect of Accounts constituting Collateral to a mailing location selected by the Collateral Agent; and (ii) the Collateral Agent shall have the right to enforce any Obligor’s rights against its customers and account debtors, and the Collateral Agent (or its designee) may notify any Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the Collateral Agent or of the Collateral Agent’s security interest therein, and may (either in its own name or in the name of an Obligor or both) demand, collect (including, without limitation, by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Collateral Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the Secured Parties in the Accounts. Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Collateral Agent in accordance with the provisions hereof shall be solely for the Collateral Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein. Neither the Collateral Agent nor the Secured Parties shall have any liability or responsibility to any Obligor for acceptance of a check, draft, or other order for payment of money bearing the legend “payment in full” or words of similar import, or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance.

(c)            Access. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, subject to applicable Law and the Equal Priority Intercreditor Agreement, the Collateral Agent shall have the right to enter into, and remain upon, the various premises of the Obligors constituting Collateral without cost or charge to the Collateral Agent, and use the same, together with materials, supplies, books and records of the Obligors, for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Collateral Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect, liquidate or sell, such Collateral.

(d)            Non-Exclusive Nature of Remedies. Failure by the Collateral Agent or the other Secured Parties to exercise any right, remedy or option under this Agreement, any other Loan Document, any other document relating to the Secured Obligations, or as provided by Law, or any delay by the Collateral Agent or the other Secured Parties in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Collateral Agent or the other Secured Parties shall only be granted as provided herein. To the extent permitted by Law, neither the Collateral Agent, the other Secured Parties, nor any party acting as attorney for the Collateral Agent or the other Secured Parties, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Collateral Agent and the other Secured Parties under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Collateral Agent or the other Secured Parties may have.

(e)            Retention of Collateral. Subject to the Equal Priority Intercreditor Agreement, in addition to the rights and remedies hereunder, the Collateral Agent may, in compliance with Sections 9–620 and 9–621 of the UCC, or otherwise complying with the requirements of applicable Law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Collateral Agent shall have provided such notices, however, the Collateral Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f)            Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent or the other Secured Parties are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the fees, charges and disbursements of counsel. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

Notwithstanding anything to the contrary contained herein, the rights, remedies and options of the Collateral Agent contemplated in the foregoing first paragraph of clause (a), clause (b), clause (c), and clause (e) of this Section 7 shall be exercised by the Collateral Agent solely at the request of, or with the consent of, the Required Lenders.

8.            Appointment and Authorization of the Collateral Agent; Rights of the Collateral Agent.

(a)            Appointment and Authorization. By accepting the benefits hereof, each of the Secured Parties hereby irrevocably appoints the Collateral Agent as its agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, and, subject to the Equal Priority Intercreditor Agreement, authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such powers and discretion as are reasonably incidental thereto, and the Collateral Agent hereby accepts such appointment. By accepting the benefits of this Agreement, each of the Loan Document Secured Parties agrees to indemnify the Collateral Agent as contemplated by Section 9.05 of the Credit Agreement as if such Loan Document Secured Party was a “Lender” as set forth in Section 9.05 of the Credit Agreement.

(b)            Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Collateral Agent, on behalf of the Secured Parties, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default, in each case, subject to the Equal Priority Intercreditor Agreement, at the request of, or with the consent of, the Required Lenders:

(i)            to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Collateral Agent may reasonably determine;

(ii)           to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii)          to defend, settle or compromise any action brought, and, in connection therewith, give such discharge or release, as the Collateral Agent may deem reasonably appropriate;

(iv)          to endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the Goods giving rise to the Collateral of such Obligor on behalf of and in the name of such Obligor, or securing, or relating to such Collateral;

(v)           to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the Goods or services which have given rise thereto, as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes;

(vi)          to adjust and settle claims under any insurance policy relating thereto;

(vii)         to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Collateral Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

(viii)        to institute any foreclosure proceedings that the Collateral Agent may deem appropriate;

(ix)          to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices, and other documents relating to the Collateral;

(x)           subject to delivery of applicable notice by the Collateral Agent as provided in clause (f) below, to exchange any of the Pledged Equity or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, and, in connection therewith, deposit any of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Collateral Agent may reasonably deem appropriate;

(xi)          subject to delivery of applicable notice by the Collateral Agent as provided in clause (f) below, to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Equity into the name of the Collateral Agent or one or more of the Secured Parties or into the name of any transferee to whom the Pledged Equity or any part thereof may be sold pursuant to Section 7 hereof;

(xii)         to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on, or threatened against, the Collateral;

(xiii)        to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(xiv)        to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; and

(xv)         to do and perform all such other acts and things as the Collateral Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until such time as: (A) the Secured Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations under the Loan Documents that are not then due and payable) and the Commitments have expired or been terminated; or (B) the express release in a writing signed by the Collateral Agent of the security interest granted hereunder, for the benefit of the Loan Agreement Secured Parties, in accordance with the terms of the Credit Agreement. The Collateral Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Collateral Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Collateral Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Collateral Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(c)            Assignment by the Collateral Agent. The Collateral Agent may from time to time assign its rights and obligations with respect to the Secured Obligations to a successor Collateral Agent appointed in accordance with the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Collateral Agent under this Agreement in relation thereto.

(d)            The Collateral Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Collateral Agent hereunder, the Collateral Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering it, or tendering the surrender of it, to the Obligors. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Collateral Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to Section 7 hereof, subject to applicable Law, the Collateral Agent shall have no responsibility for: (i) ascertaining, or taking action with respect to, calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has, or is deemed to have, knowledge of such matters; or (ii) taking any steps to clean, repair or otherwise prepare the Collateral for sale.

(e)            Liability with Respect to Accounts. Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of, or arising out of, this Agreement, or the receipt by the Collateral Agent or any Secured Party of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of an Obligor under, or pursuant to, any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party, under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that either may have been assigned to it or to which it may be entitled at any time(s).

(f)            Voting and Payment Rights in Respect of the Pledged Equity.

(i)            Unless and until an Event of Default shall exist and the Collateral Agent shall have given the Obligors written notice of its intent to exercise its rights under this Agreement at least three business days prior to such exercise, each Obligor may: (A) exercise any and all voting and other consensual rights pertaining to the Pledged Equity of such Obligor, or any part thereof, for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Collateral, which are addressed hereinabove), principal or interest paid in respect of the Pledged Equity, to the extent they are allowed under the Credit Agreement; and

(ii)           Subject to the Equal Priority Intercreditor Agreement, during the continuance of an Event of Default and upon written notice by the Collateral Agent at least three business days prior to taking any such action: (A) all rights of an Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (f)(i)(A) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall then have the sole right to exercise such voting and other consensual rights; (B) all rights of an Obligor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (f)(i)(B) above shall cease, and all such rights shall thereupon be vested in the Collateral Agent, which shall then have the sole right to receive and hold as Collateral such dividends, principal and interest payments; and (C) all dividends, principal and interest payments which are received by an Obligor contrary to the provisions of clause (f)(ii)(B) above shall be received in trust, for the benefit of the Collateral Agent, and shall, if requested by the Collateral Agent, (I) be segregated from other property or funds of such Obligor, and (II) be forthwith paid over to the Collateral Agent as Collateral, in the exact form received, to be held by the Collateral Agent as Collateral and as further collateral security for the Secured Obligations; and

(iii)          Notwithstanding anything to the contrary in the foregoing, at any such time as all Events of Default have been expressly waived in writing by the Administrative Agent and/or the Required Lenders, as applicable, have been cured, or are no longer continuing, in each case, in accordance with the terms of the Credit Agreement, and so long as no Secured Obligations have been accelerated at such time, each Obligor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to, and receive payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights which it would be authorized to receive, in each case, and retain pursuant to clause (f)(i) above.

Notwithstanding anything to the contrary contained herein, the rights, remedies and options of the Collateral Agent contemplated in clause (f)(ii) above shall be exercised by the Collateral Agent solely at the request of, or with the consent of, the Required Lenders.

(g)            Releases of Collateral.

(i)            If any Collateral (A) shall be sold, transferred, or otherwise disposed of by any Obligor to a Person that is not an Obligor in a transaction permitted by the Credit Agreement, or (B) becomes Excluded Property, then, in each case of the foregoing clauses (g)(i)(A) and (g)(i)(B), the security interest and Lien granted hereby in the Collateral so sold, transferred or otherwise disposed of or which becomes Excluded Property shall be automatically terminated and be fully and irrevocably released and the Collateral Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other action, reasonably necessary for the release of the security interests and Liens created hereby, or by any other Collateral Document, on such Collateral, and, to the extent applicable, assign, transfer and deliver to the Obligors, such of the applicable Collateral as may be in possession of the Collateral Agent.

(ii)           The Collateral Agent may release any of the Pledged Equity from this Agreement or may substitute any of the Pledged Equity for other Pledged Equity without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Pledged Equity not expressly released or substituted, and this Agreement shall continue as a first priority lien on all Pledged Equity not expressly released or substituted.

(iii)          Upon the consummation of any transaction permitted by the Credit Agreement or otherwise in accordance with the Loan Documents, in each case, that would result in an Obligor ceasing to be a Loan Party, the obligations hereunder of such Obligor shall be automatically, fully and irrevocably terminated and any security interests and Liens created hereunder or by any other Collateral Document in the Collateral owned by such former Obligor shall be automatically, fully and irrevocably released, and the Collateral Agent, at the request and sole expense of the remaining Obligors, shall promptly execute and deliver to such former Obligor or the Borrower all releases and other documents, and take such other action, reasonably necessary to evidence the release of such former Obligor from its obligations hereunder and the release of the security interests and Liens created hereunder, or by any other Collateral Document, in the Collateral owned by such former Obligor.

(iii)          The Collateral Agent may release its liens and security interests hereunder over all or any of the Collateral, and may terminate this Agreement, in each case, in accordance with Sections 8.10 and 9.18 of the Credit Agreement.

(h)            Action by Collateral Agent.

(i)            Subject to the Equal Priority Intercreditor Agreement, notwithstanding anything to the contrary set forth herein, the Collateral Agent shall not: (A) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; and (B) have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor, or any Subsidiary or Affiliate thereof, that is communicated to, or obtained by, the Person serving as the Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given in writing to the Collateral Agent by a Secured Party, and the Collateral Agent shall not be responsible for, or have any duty to ascertain or inquire into: (I) any statement, warranty or representation made in, or in connection with, this Agreement, any other Loan Document, or the 2026 First Lien Notes Indenture; (II) the contents of any certificate, report, or other document delivered under, or in connection with, this Agreement, any other Loan Document, or the 2026 First Lien Notes Indenture; (III) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement, any other Loan Document, the 2026 First Lien Notes Indenture, or the occurrence of any Default or Event of Default; (IV) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, the 2026 First Lien Notes Indenture, or any other agreement, instrument or document, or the creation, perfection or priority of any Lien created, or purported to be created, by the Collateral Documents; (V) the value or the sufficiency of any Collateral; or (VI) the satisfaction of any condition set forth in this Agreement, any other Loan Document, or the 2026 First Lien Notes Indenture, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

(ii)           The obligations of the Collateral Agent to the 2026 First Lien Noteholders shall be limited solely to: (A) holding the Collateral for the ratable benefit of the 2026 Noteholders for so long as (I) any 2026 First Lien Notes Obligations remain outstanding, and (II) the 2026 First Lien Notes Obligations are secured by the Collateral; (B) subject to the terms of this Agreement, enforcing the rights of the 2026 First Lien Noteholders in their capacities as Secured Parties in respect of Collateral; and (C) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Collateral to the 2026 First Lien Noteholders in respect of the 2026 First Lien Notes Obligations in accordance with the terms of this Agreement. No 2026 First Lien Noteholder shall be entitled to exercise (or direct the Collateral Agent to exercise) any rights or remedies hereunder with respect to the 2026 First Lien Notes Obligations or the Collateral, including, without limitation, the right to enforce actions pursuant to this Agreement, request any action, institute proceedings, give any instructions or notices, make any election, make collections, sell or otherwise foreclose on any portion of the Collateral or receive any payment in respect thereof (except for its right to receive payments in the manner expressly provided in Section 9). This Agreement shall not create any liability of the Collateral Agent or any other Loan Document Secured Party to the 2026 First Lien Noteholders by reason of actions with respect to the creation, perfection or continuation of the security interests in the Collateral, actions with respect to the occurrence of a Default or an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral, actions with respect to the collection of any claim for all or any part of the 2026 First Lien Notes Obligations from any debtor, guarantor or any other party, or the valuation, use or protection of the Collateral, except in the case of gross negligence or willful misconduct. By acceptance of the benefits under this Agreement, the 2026 First Lien Noteholders will be deemed to have acknowledged and agreed that the foregoing provisions of this clause (h)(ii) are intended to induce the Loan Document Secured Parties to permit the 2026 First Lien Noteholders to be Loan Document Secured Parties under this Agreement and are being relied upon by the Secured Parties as consideration therefor.

(iii)          The Collateral Agent shall not be required to ascertain, or inquire as to, the payment or performance by any Obligor of any 2026 First Lien Notes Obligations.

(iv)          By accepting the benefits hereof, each Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision regarding the making or continuation of extensions of credit to the Obligors. By accepting the benefits hereof, each Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under, or based upon, this Agreement, the 2026 First Lien Notes Indenture, any related agreement, or any document furnished hereunder or thereunder.

9.            Application of Proceeds. Subject to the Equal Priority Intercreditor Agreement, notwithstanding anything to the contrary in any Loan Document or in the 2026 First Lien Notes Indenture, if an Event of Default has occurred and is continuing and the Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Collateral in any proceeding relative to any Obligor under any Debtor Relief Law, or the Collateral Agent or any Secured Party receives any payment with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent and the proceeds of any such distribution or payment (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), when received by the Collateral Agent or any Secured Party, shall be applied subject to the Equal Priority Intercreditor Agreement, in the following order:

(i)            First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Collateral Agent) payable to the Collateral Agent in its capacity as such pursuant to the terms of the Collateral Documents;

(ii)           Second, subject to the last paragraph of this Section 9, to the payment in full of the Secured Obligations on a ratable basis, with such Proceeds to be delivered to the Administrative Agent to be applied to the Secured Obligations in accordance with the terms of the Loan Documents (with respect to Secured Obligations arising thereunder), and (A) to the 2026 First Lien Notes Trustee to be applied to the Secured Obligations in accordance with the 2026 First Lien Notes Indenture (with respect to Secured Obligations arising thereunder), in each case of the foregoing clauses (ii)(A) and (ii)(B), in proportion to the respective amount of the Secured Obligations arising under the Loan Documents or the 2026 First Lien Notes Indenture, as applicable; and

(iii)          Third, the balance, if any, to the Person lawfully entitled thereto (including the applicable Obligor or its successors or assigns) or as a court of competent jurisdiction may direct.

By accepting the benefits hereof, each Secured Party agrees that, in making the determination and allocations required by this Section 9, the Collateral Agent (A) may conclusively rely upon information supplied by (I) the 2026 First Lien Notes Trustee, as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the 2026 First Lien Notes Obligations, and (II) the Administrative Agent, as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, and (B) shall have no liability to any Secured Party for any actions taken in reliance on such information; provided, that, nothing in this sentence shall prevent any Obligor from contesting any amounts claimed by any Secured Party in any information so supplied.

By accepting the benefits hereof, each Secured Party agrees that, if, despite the provisions of this Agreement, any Secured Party shall receive any Proceeds or any other recovery from the Collateral, in each case, in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Agreement, such Person shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 9.

By accepting the benefits hereof, each Secured Party hereby agrees not to challenge or question in any proceeding the validity or enforceability of this Agreement (in each case, as a whole, or any term or provision contained herein) or the validity of any Lien or financing statement in favor of the Collateral Agent for the benefit of all the Secured Parties as provided in this Agreement, or the equal and ratable sharing of any such Lien.

By accepting the benefits hereof, each Secured Party hereby agrees that: (A) such Person bears the risk of any determination by a court of competent jurisdiction that any of the Secured Obligations are unenforceable under applicable Law, or are subordinated to any other obligations (other than the Secured Obligations) (any such condition of unenforceability or subordination, an “Impairment”) and the results of any such Impairment shall be borne solely by such Person; and (B) the rights of the Secured Parties (including, without limitation, the right to receive distributions in respect of the Secured Obligations pursuant to this Section 9) set forth herein shall be modified to the extent necessary so that the effects of any Impairment are borne solely by the Secured Parties subject to such Impairment. Additionally, in the event the Secured Obligations are modified pursuant to applicable Law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code of the United States), any reference to such Secured Obligations, or to the documents governing such Secured Obligations, shall refer to such obligations or such documents as so modified.

10.            Continuing Agreement.

(a)            Subject to Section 8(g), this Agreement shall remain in full force and effect until the earlier of (i) such time as the Secured Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations under the Loan Documents that are not then due and payable) and the Commitments have expired or been terminated, or (ii) the express release in a writing signed by the Collateral Agent of the security interest granted hereunder, for the benefit of the Loan Document Secured Parties, in accordance with the terms of the Credit Agreement (it being understood that, in any such circumstance of the foregoing clauses (a)(i) and (a)(ii), the security granted in favor of the 2026 First Lien Noteholders shall be automatically and unconditionally released and discharged upon the release and discharge of the security granted in favor of the Loan Document Secured Parties, in accordance with the 2026 First Lien Notes Indenture), at which time, this Agreement shall be automatically terminated and the Collateral Agent shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder, and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination and, to the extent applicable, assign, transfer and deliver to the Obligors such of the Collateral as may then be in the possession of the Collateral Agent.

(b)            This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if, at any time, payment, in whole or in part, of any of the Secured Obligations is rescinded, or must otherwise be restored or returned by the Collateral Agent or any Secured Party as a preference, fraudulent conveyance, or otherwise, under any Debtor Relief Laws, all as though such payment had not been made; provided, that, in the event payment of all, or any part, of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements) incurred by the Collateral Agent or any Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

11.            Amendments; Waivers; Modifications, Etc. This Agreement, and the provisions hereof, may not be amended, waived, modified or changed except as set forth in Section 9.08 of the Credit Agreement, provided, that: (i) any update or revision to Schedule 2(c) hereof delivered by any Obligor in accordance with the terms hereof shall not constitute an amendment for purposes of this Section 11 or Section 9.08 of the Credit Agreement; and (ii) any update to the schedules hereto pursuant to a Guarantor Joinder Agreement (as contemplated by Section 16) shall not constitute an amendment for purposes of this Section 11 or Section 9.08 of the Credit Agreement. No consent from the 2026 First Lien Noteholders shall be required in connection with an amendment, waiver, modification or change hereunder, and any and all amendment, waiver, modification or change shall apply to the 2026 First Lien Noteholders so long as the 2026 First Lien Notes Obligations remain secured on an equal and ratable basis by the Collateral to the extent required by the 2026 First Lien Notes Indenture, and the persons that are registered holders of the 2026 First Lien Notes and the 2026 First Lien Notes Trustee shall not be entitled shall not be entitled to direct the Collateral Agent in exercising any right or power or taking any action, or in respect of any duty, discretion, obligation or determination of the Collateral Agent hereunder.

12.            Successors in Interest. This Agreement shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Collateral Agent and the other Secured Parties hereunder, to the benefit of the Collateral Agent and the other Secured Parties and their successors and permitted assigns.

13.            Other Interpretive Provisions; Times of Day; Counterparts; Severability; Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL; Supported QFC Acknowledgement; Notices. The terms of Section 1.02 (Terms Generally; GAAP), Section 1.05 (Times of Day), Section 9.13 (Counterparts; Electronic Execution), Section 9.12 (Severability), Section 9.15 (Jurisdiction; Consent to Service of Process), Section 9.11 (WAIVER OF JURY TRIAL), and Section 9.24 (Acknowledgement Regarding Any Supported QFCs) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms. All notices required to be given hereunder shall be given in accordance with the terms of Section 9.01 (Notices; Communications) of the Credit Agreement, with notice to any Obligor provided to the applicable address listed for Loan Parties in Section 9.01 of the Credit Agreement.

14.            Entirety. This Agreement, the other Loan Documents, and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, and any contemporaneous oral agreements and understandings, if any, including any commitment letters or correspondence relating to the Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.

15.            Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by Property other than the Collateral (including, without limitation, Real Property and securities owned by an Obligor), or by a guarantee, endorsement or Property of any other Person, in each case, held by the Collateral Agent or made to or for the Collateral Agent, then, the Collateral Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence, and during the continuation, of any Event of Default, and the Collateral Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Collateral Agent shall, at any time, pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations, or any of the rights of the Collateral Agent or the other Secured Parties under this Agreement, under any other of the Loan Documents, under the 2026 First Lien Notes Indenture or under any other document relating to the Secured Obligations.

16.            Joinder. At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Collateral Agent a Guarantor Joinder Agreement. Immediately upon such execution and delivery of such Guarantor Joinder Agreement (and without any further action), each such additional Person will become a party to this Agreement as an “Obligor” and have all of the rights and obligations of an Obligor hereunder and this Agreement and the schedules hereto shall be deemed amended by such Guarantor Joinder Agreement.

17.            Consent of Issuers of Pledged Equity. Each issuer of Pledged Equity party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Equity by the applicable Obligors pursuant to this Agreement, together with all rights accompanying such security interest as provided by this Agreement and applicable Law (subject to any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer).

18.            Subject to Equal Priority Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the priority of the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds of any Collateral, in each case, are subject to the limitations and provisions of the Equal Priority Intercreditor Agreement to the extent provided therein.  In the event of any conflict between the terms of the Equal Priority Intercreditor Agreement and the terms of this Agreement with respect to the priority of the Liens and security interests granted hereunder and the exercise of any rights or remedies with respect to the Collateral, the terms of the Equal Priority Intercreditor Agreement shall govern.  So long as the Equal Priority Intercreditor Agreement is outstanding, the requirement of this Agreement to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the Controlling Collateral Agent, as gratuitous bailee for the Secured Parties (as defined in the Equal Priority Intercreditor Agreement).

[Signature Pages Follow]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered, as of the date first written above.

OBLIGORS:	SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

SPIRIT AEROSYSTEMS HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

SPIRIT AEROSYSTEMS NORTH CAROLINA,
INC., a North Carolina corporation

By:
Name:
Title:

[Signature Pages Continue]

Signature Page to Collateral Agreement (Spirit AeroSystems, Inc.)

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST WRITTEN ABOVE:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

By:
Name:
Title:

[Signature Pages End]]

Schedule 5 to Collateral Agreement (Spirit AeroSystems, Inc.)

EXHIBIT 4(a)(ii)

[FORM OF] IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to ______________________ the following Equity Interests of _____________________, a ____________ corporation:

No. of Shares	Certificate No.

and irrevocably appoints __________________________________ as its agent and attorney-in-fact to transfer all or any part of such Equity Interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one (1) or more Persons to act for him/her/it.

By:
Name:
Title:

Irrevocable Stock Power (Spirit AeroSystems, Inc.)

EXHIBIT 4(b)(i)

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN PATENTS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that, pursuant to that certain Collateral Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented, extended, and/or otherwise modified in writing from time to time, the “Agreement”), by and among the Obligors party thereto (each, an “Obligor”; and collectively, the “Obligors”), and Morgan Stanley Senior Funding, Inc., as collateral agent (the “Collateral Agent”) for the Secured Parties referenced therein, the undersigned Obligor has, in accordance with the terms of the Agreement, granted a continuing security interest in, and a right to set off against, the patents and patent applications identified on Schedule I hereto to the Collateral Agent, for the benefit of the Secured Parties.

[Signature Pages Follow]

Notice of Grant of Security Interest in Patents (Spirit AeroSystems, Inc.)

The undersigned Obligor and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing patents and patent applications: (i) may only be terminated in accordance with the terms of the Agreement; (ii) is not to be construed as an assignment of any patent or patent application; and (iii) Obligor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the foregoing made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein and that in the event that any provision of this notice is deemed to conflict with the Agreement, the provisions of the Agreement shall control. This Notice of Grant of Security Interest in Patents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Very truly yours,

[Obligor]

By:
Name:
Title:

[Signature Pages Continue]

Signature Page to Notice of Grant of Security Interest in Patents (Spirit AeroSystems, Inc.)

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

By:
Name:
Title:

[Signature Pages End]

Signature Page to Notice of Grant of Security Interest in Patents (Spirit AeroSystems, Inc.)

SCHEDULE I

Schedule I to Notice of Grant of Security Interest in Patents (Spirit AeroSystems, Inc.)

EXHIBIT 4(b)(ii)

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN TRADEMARKS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that, pursuant to that certain Collateral Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented, extended, and/or otherwise modified in writing from time to time, the “Agreement”), by and among the Obligors party thereto (each, an “Obligor”; and collectively, the “Obligors”), and Morgan Stanley Senior Funding, Inc., as collateral agent (the “Collateral Agent”) for the Secured Parties referenced therein, the undersigned Obligor has, in accordance with the terms of the Agreement, granted a continuing security interest in, and a right to set off against, the trademarks and trademark applications identified on Schedule I hereto to the Collateral Agent, for the benefit of the Secured Parties.

[Signature Pages Follow]

Notice of Grant of Security Interest in Trademarks (Spirit AeroSystems, Inc.)

The undersigned Obligor and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing trademarks and trademark applications: (i) may only be terminated in accordance with the terms of the Agreement; (ii) is not to be construed as an assignment of any trademark or trademark application; and (iii) Obligor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the foregoing made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein and that in the event that any provision of this notice is deemed to conflict with the Agreement, the provisions of the Agreement shall control. This Notice of Grant of Security Interest in Trademarks may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Very truly yours,

[Obligor]

By:
Name:
Title:

[Signature Pages Continue]

Signature Page to Notice of Grant of Security Interest in Trademarks (Spirit AeroSystems, Inc.)

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

By:
Name:
Title:

[Signature Pages End]

Signature Page to Notice of Grant of Security Interest in Trademarks (Spirit AeroSystems, Inc.)

SCHEDULE I

Schedule I to Notice of Grant of Security Interest in Trademarks (Spirit AeroSystems, Inc.)

EXHIBIT 4(b)(iii)

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN COPYRIGHTS

United States Copyright Office

Ladies and Gentlemen:

Please be advised that, pursuant to that certain Collateral Agreement, dated as of June 30, 2024 (as the same may be amended, restated, amended and restated, supplemented, extended, and/or otherwise modified in writing from time to time, the “Agreement”), by and among the Obligors party thereto (each, an “Obligor”; and collectively, the “Obligors”), and Morgan Stanley Senior Funding, Inc., as collateral agent (the “Collateral Agent”) for the Secured Parties referenced therein, the undersigned Obligor has, in accordance with the terms of the Agreement, granted a continuing security interest in, and a right to set off against, the copyrights and copyright applications identified on Schedule I hereto to the Collateral Agent, for the benefit of the Secured Parties.

[Signature Pages Follow]

Notice of Grant of Security Interest in Copyrights (Spirit AeroSystems, Inc.)

The undersigned Obligor and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing copyrights and copyright applications: (i) may only be terminated in accordance with the terms of the Agreement; (ii) is not to be construed as an assignment of any copyright or copyright application; and (iii) Obligor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the foregoing made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein and that in the event that any provision of this notice is deemed to conflict with the Agreement, the provisions of the Agreement shall control. This Notice of Grant of Security Interest in Copyrights may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Very truly yours,

[Obligor]

By:
Name:
Title:

[Signature Pages Continue]

Signature Page to Notice of Grant of Security Interest in Copyrights (Spirit AeroSystems, Inc.)

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

By:
Name:
Title:

[Signature Pages End]

Signature Page to Notice of Grant of Security Interest in Copyrights (Spirit AeroSystems, Inc.)

Exhibit 16

[Form of] Guarantor Joinder Agreement

This GUARANTOR JOINDER AGREEMENT (the “Agreement”), dated as of __________, ____, is entered into by and between __________, a __________ (the “New Subsidiary”), and Morgan Stanley Senior Funding, Inc., in its capacity as Collateral Agent under that certain Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (the “Credit Agreement”), by and among Morgan Stanley Senior Funding, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., in its capacities as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and if not defined therein, such terms shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required to cause the New Subsidiary to become a “Guarantor” pursuant to Section 5.10(d) of the Credit Agreement, and to cause it to become an “Obligor” under the Collateral Agreement pursuant to Section 16 of the Collateral Agreement. Accordingly, the New Subsidiary hereby agrees with the Collateral Agent as follows:

1.            The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Collateral Agreement and an “Obligor” for all purposes of the Collateral Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Collateral Agreement. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Collateral Agreement and an “Obligor” for all purposes of the Collateral Agreement, and shall have all of the obligations of an Obligor thereunder as if it had executed the Collateral Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Collateral Agreement. Without limiting generality of the foregoing terms of this clause 1, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, the New Subsidiary hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral of the New Subsidiary. The New Subsidiary hereby authorizes the Collateral Agent to prepare and file such financing statements (including continuation statements), amendments thereof or supplements thereto, and such other instruments as the Collateral Agent may, from time to time, deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Collateral as “all personal property” and/or “all assets”, in each case, “whether now owned or hereafter acquired”, or words of similar meaning).

2.            The New Subsidiary hereby represents and warrants to the Collateral Agent that:

(i)            Set forth on Schedule I is a list of all Real Property with a fair market value (as reasonably determined by the Borrower) in excess of Ten Million Dollars ($10,000,000) owned in fee by the New Subsidiary as of the date hereof.

(ii)           Set forth on Schedule II is the chief executive office of the New Subsidiary as of the date hereof.

(iii)          The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv)          Except as set forth on Schedule III, the New Subsidiary has not, during the five (5) years preceding the date hereof: (A) changed its legal name; (B) changed its state of formation; or (C) been party to a merger, consolidation or other change in structure.

(v)           Set forth on Schedule IV is a list of all intellectual property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary that is true and correct in all material respects as of the date hereof.

(vi)          As of the date hereof, the New Subsidiary has no commercial tort claims seeking damages in excess of Ten Million Dollars ($10,000,000), other than as set forth on Schedule V.

3.            The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for the Borrower on Schedule 9.01 to the Credit Agreement.

4.            This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one contract.

5.            This Agreement, and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement, and the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Law of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the New Subsidiary has caused this Guarantor Joinder Agreement to be duly executed by its authorized officer, and the Collateral Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

[Signature Pages Continue]

ACKNOWLEDGED AND ACCEPTED

AS OF THE DATE FIRST WRITTEN ABOVE:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

By:
Name:
Title:

[Signature Pages End]

EXHIBIT J

FORM OF

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT

dated and effective as of

June 30, 2024,

among

The Guarantors named herein

and

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
2.	REPRESENTATIONS AND WARRANTIES	1
3.	THE GUARANTY	2
4.	FURTHER ASSURANCES	7
5.	PAYMENTS FREE AND CLEAR OF TAXES	7
6.	OTHER TERMS	7
7.	INDEMNITY; SUBROGATION AND SUBORDINATION	8
8.	GOVERNING LAW	9
9.	JURISDICTION; CONSENT TO SERVICE OF PROCESS	10
10.	WAIVER OF JURY TRIAL	10
11.	RIGHT OF SET-OFF	11
12.	ADDITIONAL GUARANTORS	11
13.	AGENCY	11
14.	COMMODITY EXCHANGE ACT ACKNOWLEDGEMENT	11
15.	INCORPORATION OF EU BAIL-IN PROVISIONS	12

-i-

This GUARANTEE AGREEMENT, dated as of June 30, 2024 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), by and among Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Parent”), certain subsidiaries of Parent party hereto on the date hereof and each other subsidiary of Parent that becomes a party hereto after the date hereof (collectively, the “Guarantors” and each, individually, a “Guarantor”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

WITNESSETH:

WHEREAS, Spirit AeroSystems, Inc., a Delaware Corporation (the “Borrower”), the lenders party thereto from time to time (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, have entered into that certain Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the extension of credit to the Borrower;

WHEREAS, it is a condition to the Closing Date under the Credit Agreement that Parent, the Borrower and each other Guarantor (as defined in the Credit Agreement) that is or becomes a Loan Party on the Closing Date shall have executed and delivered this Guaranty on the date hereof to guarantee the Obligations.

WHEREAS, each Guarantor will obtain benefits from the extension of credit to the Borrower, as the case may be, and accordingly desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to extend credit to the Borrower.

Accordingly, the parties hereto agree as follows:

1.	DEFINITIONS

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless otherwise defined herein. References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2.	REPRESENTATIONS AND WARRANTIES

The Guarantors party to this Guaranty on the date hereof represent and warrant as of the Closing Date, and each Guarantor that becomes a party to this Guaranty pursuant to the execution of a supplement hereto in the form of Exhibit A hereto (with such modifications as shall be reasonably acceptable to the Administrative Agent, each, a “Guaranty Supplement”) represents and warrants as of the date of execution of such Guaranty Supplement, in each case, which representations and warranties shall be deemed to have been renewed at the time of the making of any Loan, to the Collateral Agent and the other Secured Parties as follows:

(a)            Such Guarantor (i) is a partnership, limited liability company, corporation or other entity duly organized / incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization or incorporation, as the case may be, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except in each case of clauses (i) through (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under this Guaranty (or any Guaranty Supplement hereto, as applicable) and each other agreement or instrument contemplated hereby to which it is or will be a party.

(b)            The execution, delivery and performance by such Guarantor of this Guaranty (or any Guaranty Supplement hereto, as applicable) (i) have been duly authorized by all corporate, partnership, limited liability company or other organizational action required to be obtained by such Guarantor and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation applicable to such Guarantor, (2) the certificate or articles of incorporation or other constitutional documents (including any partnership, limited liability company or operating agreements), by-laws or articles of association of such Guarantor, and any amendments thereto, (3) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to such Guarantor or (4) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Guarantor is a party or by which it or any of its property is or may be bound, (B) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (ii)(A) or (ii)(B) of this Section 2(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

(c)            This Guaranty (or any Guaranty Supplement hereto, as applicable) has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, liquidation, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, and (iv) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

3.	THE GUARANTY

(a)            Guaranty of Guaranteed Obligations. Each Guarantor irrevocably and unconditionally guarantees to the Collateral Agent for the benefit of the Secured Parties, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance when due of the Obligations (the “Guaranteed Obligations”); provided, that the Guaranteed Obligations of each Guarantor shall exclude (i) if such Guarantor is the Borrower, the Obligations of such Guarantor and (ii) if such Guarantor is Parent, the Obligations of such Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended, renewed or increased, in whole or in part, without notice to or further as sent from it, and that it will remain bound upon its guarantee notwithstanding any extension, renewal or increase of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b)            Indemnity of Guaranteed Obligations. Each Guarantor further agrees that the provisions of Section 9.05 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, as if each reference therein to the Borrower were a reference to such Guarantor.

(c)            Guaranty of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes an unconditional guarantee of payment when due (whether at stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

(d)            No Limitations. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided for in Section 6(g) and Section 6(k) or except as otherwise provided in the Intercreditor Agreement, and subject to the provisions of Section 3(g), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by: (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) the failure of any other Guarantor to sign or become party to this Guaranty or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty; (iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the occurrence of the Termination Date); (vi) any illegality, irregularity, invalidity or unenforceability of any Guaranteed Obligation or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other Guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any other Loan Document or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other Guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; (vii) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization, administration, liquidation or other similar proceeding affecting the Borrower or any other Guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any Guaranteed Obligation (other than the occurrence of the Termination Date); (viii) the existence of any claim, set-off or other rights that such Guarantor may have at any time against the Borrower, any other Guarantor of any of the Guaranteed Obligations, the Collateral Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions; provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; (ix) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other Guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other Guarantor of any of the Guaranteed Obligations; (x) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations; (xi) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any non-perfection or invalidity of any direct or indirect security for the Guaranteed Obligations; (xii) the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code (or any equivalent or similar provisions under any Debtor Relief Law); (xiii) any borrowing or grant of a security interest by Parent, the Borrower or any of their respective Subsidiaries, as debtor-in-possession, under Section 364 of the Bankruptcy Code (or any equivalent or similar provisions under any Debtor Relief Law) or in any other bankruptcy or insolvency proceeding; and (xiv) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other Loan Party or any other guarantor or surety (other than defense of payment or performance).

Except as otherwise set forth herein or in the Credit Agreement and subject to the terms of any applicable Intercreditor Agreement, each Guarantor party to any of the Security Documents expressly authorizes the Secured Parties (or the Collateral Agent on behalf of the Secured Parties) to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Guarantor, other than the occurrence of the Termination Date or the release of such Guarantor from this Guaranty pursuant to Section 6(g). The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Date shall have occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any security.

(e)            Reinstatement. Notwithstanding the provisions of Section 6(g)(i), each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, administrator, intervenor or conservator of, trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(f)            Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Party in cash in immediately available funds the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 7.

(g)            Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower, each other Loan Party and their respective subsidiaries and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks. In the event any Secured Party (including the Collateral Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Secured Party (including the Collateral Agent) shall be under no obligation (i) to undertake any investigation, (ii) to disclose any information which such Secured Party (including the Collateral Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

(h)            Maximum Liability. Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent and each Secured Party hereby confirms that it is the intention of all such persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer, unfair preference or conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

4.	FURTHER ASSURANCES

Each Guarantor agrees, upon the written request of the Collateral Agent, to execute and deliver to the Collateral Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Collateral Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5.	PAYMENTS FREE AND CLEAR OF TAXES

Each Guarantor agrees that (a) it will perform or observe all of the terms, covenants and agreements that Section 2.17 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein and (b) any payment required to be made by it hereunder shall be subject to Section 2.17 of the Credit Agreement, subject to the conditions and qualifications set forth therein.

6.	OTHER TERMS

(a)            Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements relating to a guaranty of the Loans and other extensions of credit under the Loan Documents.

(b)            Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

(c)            Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d)            Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement.

(e)            Successors and Assigns. This Guaranty is for the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns. Whenever in this Guaranty any Guarantor is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by any Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its respective permitted successors and assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder unless expressly permitted by the Credit Agreement or with such consents required by Section 9.08 of the Credit Agreement.

(f)            No Waiver; Cumulative Remedies; Amendments. No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and each other Secured Party provided in this Guaranty, the Credit Agreement and each other Loan Document are cumulative and are not exclusive of any rights, powers or remedies that it would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 6(f), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any other Guarantor or guarantor or any release of the Borrower or any other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither this Guaranty nor any provision hereof may be waived, amended or modified (other than termination or release of this Guaranty pursuant to Section 6(g)) except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

(g)            Termination and Release.

(i)            This Guaranty shall automatically terminate on the Termination Date.

(ii)            A Guarantor shall automatically be released from its obligations hereunder in accordance with Section 9.18 of the Credit Agreement.

(iii)            In connection with any termination or release pursuant to this Section 6(g), the Collateral Agent shall execute and deliver to the Borrower all documents that the Borrower shall reasonably request to evidence such termination or release; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the applicable termination or release without recourse or warranty and (iii) in the case of a release under Section 6(g)(ii), such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or the obligations of any other Guarantor hereunder. Any execution and delivery of documents pursuant to this Section 6(g) shall be made without recourse to or warranty by the Collateral Agent. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent in connection with the execution and delivery of such documents.

(h)            Counterparts. This Guaranty may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

(i)            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

(j)            Credit Agreement. Each Guarantor hereby expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties and agreements contained in the Credit Agreement and each other Loan Document which are binding upon, and to be observed or performed by, such Guarantor (including in its role as Parent) or any “Loan Party” thereunder.

7.	INDEMNITY; SUBROGATION AND SUBORDINATION

(a)            Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7(c)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Guaranteed Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy in whole or in part a Guaranteed Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b)            Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 7(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 7(a) hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10 of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 7(b) shall be subrogated to the rights of such Claiming Guarantor under Section 7(a) hereof to the extent of such payment. The provisions of this Section 7(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

(c)            Subordination, etc. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 7(a) and 7(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise shall be fully subordinated to the Guaranteed Obligations until the occurrence of the Termination Date. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of set-off held by any Secured Party for the payment of the Guaranteed Obligations until the Termination Date shall have occurred, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until the Termination Date shall have occurred. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date of the Guaranteed Obligations, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Collateral Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 7(a) and 7(b) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Borrower with respect to the Obligations or any Guarantor with respect to its obligations hereunder, and the Borrower shall remain liable for the full amount of the Obligations and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification are owing.

(d)            Notwithstanding anything to the contrary contained above, upon the sale of all of the Equity Interests of any Guarantor and the release of such Guarantor from the provisions hereof (whether by the Collateral Agent in connection with an exercise of its remedies or in accordance with the relevant provisions of the Credit Agreement), then any indemnification and contribution obligations otherwise provided above in this Section 7 with respect to the Guarantor which was so released shall terminate and be of no further force and effect, and if any other Guarantors have theretofore made payments hereunder with respect to the Guaranteed Obligations which have not yet been reimbursed in full, then any amount which would have otherwise been payable under this Section 7 by the Guarantor which has been released herefrom shall be reallocated to the remaining Guarantors based on their respective net worths as re-determined on such date.

8.	GOVERNING LAW

THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF OR RELATING TO, THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.	JURISDICTION; CONSENT TO SERVICE OF PROCESS

(a)            Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably waives the right to any other jurisdiction to which it may be entitled by reason of domicile, place of residence or any other reason and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other parties or any Affiliate thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than such courts, except as provided otherwise in any local law Security Documents. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any competent jurisdiction.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (a) of this Section 9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Guaranty irrevocably consents to service of process in the manner provided for in Section 9.15 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

10.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.	RIGHT OF SET-OFF

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such guarantor now or hereafter existing under this Guaranty held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, that (x) any recovery by any Lender or any Affiliate pursuant to its set-off rights under this Section 11 is subject to the provisions of Section 2.18(c) of the Credit Agreement and (y) any Defaulting Lender’s set-off right hereunder shall be subject to Section 9.06 of the Credit Agreement. Each Lender agrees promptly to notify the Borrower and the Collateral Agent, in each case, after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

12.	ADDITIONAL GUARANTORS

Upon execution and delivery by any direct or indirect Subsidiary of Parent that is required to become a party hereto by Section 5.10 of the Credit Agreement or in the definition of “Collateral and Guarantee Requirement” in the Credit Agreement, of a Guaranty Supplement, such person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Guaranty. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty. Each reference to “Guarantor” in this Guaranty shall be deemed to include such person. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary be required to become a Guarantor.

13.	AGENCY

Each of the Guarantors hereby appoints the Borrower as its agent for all purposes relevant to this Guaranty and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

14.	COMMODITY EXCHANGE ACT ACKNOWLEDGEMENT

Each Qualified ECP Guarantor intends that this Guaranty constitute, and this Guaranty shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

In this Guaranty, “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time its guarantee hereunder becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (an “ECP”) and can cause another person to qualify as an ECP at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

15.	INCORPORATION OF EU BAIL-IN PROVISIONS

The parties hereto hereby agree that the provisions set forth in Section 9.22 of the Credit Agreement (Acknowledgement and Consent to Bail-In of EEA Financial Institutions) are incorporated by reference herein.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the date first above written.

SPIRIT AEROSYSTEMS HOLDINGS, INC., as a Guarantor

By:
Name:
Title:

SPIRIT AEROSYSTEMS, INC., as a Guarantor

By:
Name:
Title:

SPIRIT AEROSYSTEMS north carolina, INC., as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

Accepted and Agreed to:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

Exhibit A

to the Guarantee Agreement

SUPPLEMENT NO. __
TO GUARANTEE AGREEMENT

SUPPLEMENT NO. __, dated as of __, ____ (as amended, restated, supplemented or otherwise modified from time to time, this “Supplement”), to the Guarantee Agreement, dated as of June 30, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among each of the Guarantors that became a party thereto on or after the date thereof (together, the “Existing Guarantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A.            Reference is made to the Delayed-Draw Bridge Credit Agreement dated as of June 30, 2024 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent and the other parties thereto.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guaranty, as applicable.

C.            Each Existing Guarantor has entered into the Guaranty in order to induce the Lenders to make Loans to the Borrower. Section 12 of the Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned person[s] (each a “New Guarantor Party”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to maintain and/or make additional Loans.

Accordingly, each New Guarantor Party agrees as follows:

SECTION 1.      In accordance with Section 12 of the Guaranty, such New Guarantor Party by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and such New Guarantor Party hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, such New Guarantor Party does hereby guarantee to the Collateral Agent the due and punctual payment of the Guaranteed Obligations (as defined in the Guaranty) as set forth in the Guaranty. Each reference to a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include such New Guarantor Party. The Guaranty is hereby incorporated herein by reference.

SECTION 2.      Such New Guarantor Party represents and warrants (as to itself) to the Collateral Agent and the other Secured Parties that each of the representations and warranties set forth in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

SECTION 3.      This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of such New Guarantor Party. Delivery of an executed counterpart to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

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SECTION 4.      Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5.    THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF OR RELATING TO, THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.      In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.      All communications and notices hereunder shall be in writing and given as provided in Section 6(d) of the Guaranty.

SECTION 8.      Such New Guarantor Party agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Collateral Agent.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, each New Guarantor Party has duly executed this Supplement to the Guaranty as of the day and year first above written.

[Name of New Guarantor Party]

By:
Name:
Title:

[Name of New Guarantor Party]

By:
Name:
Title:

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EXHIBIT K

[RESERVED]

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EXHIBIT L

[RESERVED]

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EXHIBIT M

[RESERVED]

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EXHIBIT N

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

[See attached.]

Administrative Details Reply Form

Morgan Stanley Senior Funding, Inc.	Return to: primarydocs@morganstanley.com
Loan Documentation and Operations	Telephone: 212-276-8582
1 New York Plaza
New York, NY 10004
primarydocs@morganstanley.com
BU.LOANS.SHAREDEMAIL@morganstanley.com

ADMINISTRATIVE QUESTIONNAIRE:

Please accurately complete the following information and return via e-mail to Morgan Stanley as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

CREDIT CONTACTS/NOTIFICATION METHODS:

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes _____________      No ______________

If yes:

•	What is the country of incorporation or organization?

•	Tax Form W-8BEN or W-8ECI should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

Administrative Details Reply Form (cont’d)

If no:

•	Please submit Tax Form W-9

Lender’s Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS—BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:

Routing Transit/

ABA Number of Bank where funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional Information:

EXHIBIT O

FORM OF

NOTICE OF LOAN PREPAYMENT

[See attached.]

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[Date]

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

[   ]

Attention: [   ]

Ladies and Gentlemen:

Reference is hereby made to the Delayed-Draw Bridge Credit Agreement dated as of June 30, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[The undersigned Borrower hereby gives notice to the Administrative Agent pursuant to Section 2.11(a) of the Credit Agreement that the Borrower shall prepay the Term Loans on      , 20__, in an aggregate principal amount of [______] of the Term Loans.]7

[The undersigned Borrower hereby gives notice to the Administrative Agent pursuant to Section 2.11(b) of the Credit Agreement that the Borrower shall prepay the Term Loans on      , 20__, in an aggregate principal amount of [______] of the Term Loans. Attached as Schedule [     ] hereto is a calculation, accompanied with reasonable detail, of the amount of such prepayment in accordance with Section 2.11(b) of the Credit Agreement.]

[Signature page follows]

7 May state that such notice is conditioned upon the occurrence of one or more events specified herein, as permitted under Section 2.11(c) of the Credit Agreement.

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The undersigned Borrower has caused this Notice of Loan Prepayment to be executed and delivered by its duly authorized officer this ____ day of            , 20 .

SPIRIT AEROSYSTEMS, INC.

By:
Name:
Title:

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